The information in this preliminary prospectus supplement and the accompanying prospectus is not complete and may be changed. This preliminary prospectus supplement and the accompanying prospectus are not an offer to sell these securities, and are not soliciting an offer to buy these securities, in any jurisdiction where the offer or sale is not permitted.

Filed Pursuant to Rule 424(b)(5)
Registration No. 333-177189
Subject to completion, dated October 6, 2011
Preliminary Prospectus Supplement (To Prospectus dated October 6, 2011)

$

Joy Global Inc.

     % Senior Notes due

We are offering $      aggregate principal amount of our     % Senior Notes due           (the “Notes”). The Notes will bear interest at a rate equal to     % per year. Interest on the Notes is payable semi-annually on           and           of each year, commencing on          , 2012. The Notes will mature on          . We may redeem some or all of the Notes at any time and from time to time at the redemption price described under the heading “Description of the Notes–Optional Redemption.” In addition, we may redeem all of the Notes if we do not complete the 41.1% Acquisition described under “Prospectus Supplement Summary–Recent Developments–Pending Acquisition of International Mining Machinery Holdings Limited” in accordance with the terms and conditions set forth under “Description of Notes–Special Acquisition Redemption.”

The Notes will be our senior unsecured obligations and will rank equally in right of payment with all of our existing and future senior unsecured obligations and senior to any of our future subordinated indebtedness, except that they will be effectively subordinated to the extent that certain guarantors of our existing credit facilities will not guarantee the Notes. See “Description of the Notes—Ranking.” The Notes will be effectively subordinated to our existing and future secured indebtedness to the extent of the assets securing that indebtedness. The Notes will be guaranteed by certain of our subsidiaries identified in this prospectus supplement. These guarantees will be unsecured and will rank equally in right of payment with all existing and future senior obligations of our guarantors and will be effectively subordinated to existing and future secured debt of the guarantors to the extent of the assets securing that indebtedness.

Investing in the Notes involves certain risks. See “Risk Factors” beginning on page S-9.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities, or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Price to		Underwriting		Proceeds
	Public(1)		Discounts		to us
Per Note		%		%		%

Total	$		$		$

(1)	Plus accrued interest, if any, from , 2011, if settlement occurs after such date.

The Notes will not be listed on any securities exchange. Currently, there is no public market for the Notes.

We expect to deliver the Notes through the facilities of The Depository Trust Company, for the benefit of its participants, including Clearstream Banking and the Euroclear System, against payment in New York, New York on or about          , 2011.

Joint Book-Running Managers

BofA Merrill Lynch	Goldman, Sachs & Co.	J.P. Morgan

The date of this prospectus supplement is          , 2011

ABOUT THIS PROSPECTUS SUPPLEMENT

This prospectus supplement and the accompanying prospectus are part of a registration statement that we filed with the Securities and Exchange Commission, or SEC, utilizing a “shelf” registration process. In this prospectus supplement, we provide you with specific information about this offering and the Notes. The accompanying prospectus provides more general information about securities that we may offer from time to time, including some information that does not apply to this offering. Both this prospectus supplement and the accompanying prospectus include or incorporate by reference important information about us and other information you should know before investing in the Notes. This prospectus supplement adds, updates and changes information contained or incorporated by reference in the accompanying prospectus. To the extent that any information in this prospectus supplement differs from or is inconsistent with the information in the accompanying prospectus, you should rely on the information in this prospectus supplement. You should read both this prospectus supplement and the accompanying prospectus as well as additional information described under “Incorporation of Certain Documents by Reference” before investing in our Notes.

i

We have not authorized anyone to provide you with any information other than that contained or incorporated by reference in this prospectus supplement, the accompanying base prospectus or in any free writing prospectus prepared by or on behalf of us or to which we have referred you. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you.

Neither we nor the underwriters are making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted.

The information in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference and any written communication from us related to the offering, is only accurate as of the date of the respective documents in which the information appears. Our business, financial condition, results of operations and prospects may have changed since those dates.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available to the public on the Internet at the SEC’s web site at http://www.sec.gov. The information contained on the SEC’s web site is expressly not incorporated by reference into this prospectus supplement or the accompanying prospectus, except as expressly set forth under the caption “Incorporation of Certain Documents by Reference.” You may also read and copy any document we file at the SEC’s public reference room at 100 F Street N.E., Washington, D.C. 20549. You can obtain further information on the operation of the public reference room by calling the SEC at 1-800-SEC-0330.

Our common stock is listed on the Nasdaq Global Select Market under the symbol “JOYG.” Our Internet address is http://www.joyglobal.com. The contents of our web site are not part of, and shall not be deemed incorporated by reference in, this prospectus supplement or the accompanying prospectus and our Internet address is included in this document as an inactive textual reference only.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC allows us to “incorporate by reference” the information we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus supplement and the accompanying prospectus, and information that we file later with the SEC will automatically update and may supersede this information. We incorporate by reference the documents listed below that we have filed with the SEC and any future filing that we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (other than any portions of any such documents that are furnished, rather than filed, by us in accordance with the rules of the SEC under the Exchange Act) prior to the completion of the sale of the Notes offered hereby.

•	Our Annual Report on Form 10-K for the fiscal year ended October 29, 2010, filed with the SEC on December 20, 2010;

•	Our Quarterly Reports on Form 10-Q for the fiscal quarters ended January 28, 2011, April 29, 2011 and July 29, 2011, which were filed with the SEC on March 4, 2011, June 6, 2011 and September 7, 2011, respectively; and

•	Our Current Reports on Form 8-K, filed with the SEC on November 1, 2010, March 8, 2011, April 1, 2011, May 18, 2011, June 22, 2011 (as amended by Amendment No. 1 filed on September 2, 2011 and by Amendment No. 2 filed on October 6, 2011), July 15, 2011, August 3, 2011, September 1, 2011 and October 6, 2011.

If you make a written or oral request for copies of any of the documents incorporated by reference, we will send you the copies you requested at no charge. However, we will not send exhibits to such documents unless such exhibits are specifically incorporated by reference in such documents. You should direct requests for such copies to: Joy Global Inc., 100 East Wisconsin Ave., Suite 2780, Milwaukee, Wisconsin 53202, attention: Corporate Secretary. Our telephone number is (414) 319-8500.

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FORWARD-LOOKING STATEMENTS

This prospectus, any accompanying prospectus supplement and the documents incorporated by reference into this prospectus or any prospectus supplement contain forward-looking statements, including estimates, projections, statements relating to our business plans, objectives, pending acquisitions and dispositions, expected operating results and other non-historical information, and the assumptions upon which those statements are based. These statements constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Exchange Act. These statements are identified by forward-looking terms such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “forecast,” “indicate,” “intend,” “may be,” “objective,” “plan,” “potential,” “predict,” “should,” “will be” and similar expressions. Forward-looking statements are based on current expectations and assumptions and are subject to risks and uncertainties that may cause actual results to differ materially from any forward-looking statement. In addition, certain market outlook information and other market statistical data incorporated by reference into this prospectus supplement or the accompanying prospectus is based on third party sources that we cannot independently verify, but that we believe to be reliable. Important factors that could cause our actual results to differ materially from the results anticipated by the forward-looking statements include:

•	general economic conditions;

•	changes affecting our industry, including demand for coal, copper, iron ore and other commodities, cyclical demand for equipment we manufacture and competitive pressures;

•	risks associated with international operations, including country specific or regional economic conditions and fluctuations in currency exchange rates;

•	our ability to develop products to meet the needs of our customers and the mining industry generally;

•	changes affecting our customers, including access to capital and regulations pertaining to mine safety, the environment or greenhouse gas emissions;

•	changes in laws and regulations or their interpretation and enforcement, including with respect to environmental matters;

•	changes in tax rates;

•	availability and cost of raw materials and manufactured components from third party suppliers;

•	our ability to protect our intellectual property;

•	our ability to hire and retain qualified employees and to avoid labor disputes and work stoppages;

•	our ability to generate cash from operations, obtain external funding on favorable terms and manage liquidity needs;

•	changes in interest rates;

•	changes in accounting standards or practices; and

•	our ability to complete planned acquisitions and divestitures and integrate businesses that we acquire, including the proposed acquisition of International Mining Machinery Holdings Limited, the recent acquisition of LeTourneau Technologies, Inc. and the proposed divestiture of LeTourneau Technologies Drilling Systems, Inc.

In addition to the foregoing factors, forward-looking statements appearing in this prospectus and the accompanying prospectus supplement are qualified with respect to the risks discussed in “Risk Factors” below, and in other filings that we make from time to time with the SEC. Any or all of these factors could cause our results of operations, financial condition or liquidity for future periods to differ materially from those expressed in or implied by any forward-looking statement. Furthermore, there may be other factors that could cause our actual results to differ materially from the results referred to in the forward-looking statements. We undertake no obligation to update or revise any forward-looking statements to reflect events or circumstances after the date on which such statements are made or to reflect the occurrence of unanticipated events, except as required by law.

iii

PROSPECTUS SUPPLEMENT SUMMARY

In this prospectus supplement, unless the context indicates otherwise, the words “Joy Global,” “the company,” “we,” “our,” “ours” and “us” refer to Joy Global Inc. and its consolidated subsidiaries.

The following summary contains basic information about this offering. It may not contain all the information that is important to you. The “Description of the Notes” section of this prospectus supplement and the “Description of Debt Securities” section of the accompanying prospectus contain more detailed information regarding the Notes. The following summary is qualified in its entirety by reference to the more detailed information appearing elsewhere in this prospectus supplement and in the accompanying prospectus, including the documents incorporated by reference.

Joy Global Inc.

We are a worldwide leader in high-productivity mining solutions. We manufacture and market original equipment and aftermarket parts and services for both underground and surface mining and certain industrial applications through two business segments: Underground Mining Machinery (Joy Mining Machinery, or “Joy”) and Surface Mining Equipment (P&H Mining, or “P&H”). Our equipment is used in major mining regions throughout the world to mine coal, copper, iron ore, oil sands and other minerals.

Underground Mining Machinery

Joy produces high productivity underground mining machinery for the extraction of coal and other bedded materials. It has significant facilities in Australia, South Africa, the United Kingdom, China and the United States as well as sales offices and service facilities in India, Poland and Russia. Joy products include: continuous miners; shuttle cars; flexible conveyor trains; complete longwall mining systems (consisting of powered roof supports, an armored face conveyor and a longwall shearer); continuous haulage systems; battery haulers; roof bolters; crushing equipment; and conveyor systems. Joy also maintains an extensive network of service and replacement parts distribution centers to rebuild and service equipment and to sell replacement parts and consumables in support of its installed base. This network includes five service centers in the United States and 10 outside the United States, all of which are company owned and operated and are strategically located in major underground mining regions.

Surface Mining Equipment

P&H produces electric mining shovels, rotary blasthole drills, walking draglines and large wheel loaders for open-pit mining operations. P&H has facilities in Australia, Brazil, Canada, Chile, China, South Africa, and the United States, as well as sales offices in India, Mexico, Peru, Russia, the United Kingdom and Venezuela. P&H products are used in mining copper, coal, iron ore, oil sands, silver, gold, diamonds, phosphate, and other minerals and ores. P&H also provides logistics and a full range of life cycle management service support for its customers through a global network of P&H MinePro Services® operations strategically located within major mining regions. In some markets, P&H MinePro Services® also provides electric motor rebuilds and other selected products and services to the non-mining industrial segment. P&H also sells used electric mining shovels in some markets.

Our headquarters are located at 100 East Wisconsin Ave., Suite 2780, Milwaukee, Wisconsin 53202, and our telephone number at that address is (414) 319-8500.

Recent Developments

Acquisition of LeTourneau Technologies, Inc. and Pending Sale of Its Drilling Products Business

On June 22, 2011, we acquired LeTourneau Technologies, Inc. (“LeTourneau”) from Rowan Companies, Inc. for approximately $1.0 billion in cash. LeTourneau designs, builds and supports equipment for the mining and oil and gas drilling industries and has been a leader in the earthmoving equipment industry since the 1920s. LeTourneau operates in three business segments, mining, steel products and drilling products. The mining business is the world’s leading manufacturer of large wheel loaders for surface mining, providing the industry’s largest model sizes and payload capacities.

On August 29, 2011, we entered into an agreement to sell LeTourneau Technologies Drilling Systems, Inc. (“LDS”) and certain related assets that collectively encompass LeTourneau’s drilling products business to Cameron International Corporation for $375.0 million in cash, subject to a post-closing working capital adjustment (the “LDS Divestiture”). The LDS Divestiture is subject to customary closing conditions. Although the transaction is expected to close within 60 days of its signing date, we can provide no assurance that the LDS Divestiture will be completed as contemplated, if at all.

Pending Acquisition of International Mining Machinery Holdings Limited

41.1% Acquisition. On July 11, 2011, we entered into an agreement to purchase 534.8 million shares, representing approximately 41.1% of the outstanding common stock (the “IMM Purchase Agreement”), of International Mining Machinery Holdings Limited (“IMM”), a leading designer and manufacturer of underground mining equipment in China (the “41.1% Acquisition”). We will acquire the shares from IMM’s largest shareholder for a cash purchase price of HK$8.50 per share, or approximately $585.0 million, subject to exchange rate fluctuation. IMM’s common stock is listed on The Stock Exchange of Hong Kong Limited. The 41.1% Acquisition is subject to approval from the Anti-monopoly Bureau of the Ministry of Commerce (“MOFCOM”) of The People’s Republic of China and other customary closing conditions. As a result, we can provide no assurance that the 41.1% Acquisition will be completed as contemplated, if at all.

Tender Offer. Upon the closing of the 41.1% Acquisition, we will be required to make an unconditional cash tender offer for the remaining outstanding shares of IMM common stock, and outstanding options to purchase shares of IMM common stock, pursuant to Rule 26.1 of the Hong Kong Takeovers Code (the “Tender Offer”). We plan to effect the Tender Offer through our wholly owned Hong Kong subsidiary by offering to purchase outstanding shares of IMM common stock for HK$8.50 per share and to purchase outstanding options for IMM common stock for the amount by which HK$8.50 exceeds the exercise price of each option. As of the date of this prospectus supplement, we have purchased approximately 365.6 million shares, or approximately 28.1%, of IMM common stock in the open market for an aggregate cash consideration of approximately $376.7 million. As a consequence, we expect the Tender Offer to be an offer to purchase approximately 399.7 million outstanding shares of IMM common stock, as well as options to purchase approximately 17.9 million shares of IMM common stock. If all of these shares and options are purchased in the Tender Offer, the total cash consideration of the Tender Offer will be approximately $455.5 million at present exchange rates. We can provide no assurance that the Tender Offer will be successful or that we will be able to purchase any additional shares of IMM common stock or any options to purchase shares of IMM common stock in the Tender Offer. The Tender Offer is subject to approval by the Hong Kong Securities and Futures Commission.

Bridge Loan Agreement. In connection with the planned Tender Offer, we were required under Rule 3.5 of the Hong Kong Takeovers Code to obtain committed financing to pay the cash consideration payable to IMM shareholders and option holders in the Tender Offer. In order to meet this “cash confirmation” requirement, on July 11, 2011, we entered into an acquisition bridge loan agreement with JPMorgan Chase Bank, N.A., as Administrative Agent, Goldman Sachs Bank USA (“Goldman Sachs”) and Merrill Lynch, Pierce, Fenner & Smith Incorporated (“Merrill Lynch”), as Syndication Agents, and J.P. Morgan Securities LLC, Goldman Sachs and Merrill Lynch as Joint Lead Arrangers and Joint Bookrunners (the “Bridge Loan Agreement”). The Bridge Loan Agreement provides that we may draw up to $650 million on the closing date of the IMM Purchase Agreement and make additional draws of no less than $10 million beginning on the date of commencement of the Tender Offer and ending on the date on which all amounts payable with respect to the Tender Offer have been paid. The aggregate amount currently available under the Bridge Loan Agreement to finance the acquisition of the shares of IMM common stock under the IMM Purchase Agreement and the Tender Offer is $1.1 billion.

We are required to reduce the commitments under the Bridge Loan Agreement by the amount of net cash proceeds received from certain specified commitment reduction events, including certain assets sales, recoveries for property losses, new debt or equity issuances and borrowings under any new term loans. As currently contemplated, this offering and the LDS Divestiture constitute commitment reduction events under the Bridge Loan Agreement.

In addition, we are in the preliminary stages of seeking a new term loan in the amount of $250 million which we expect to mature in 2016 and to mirror the amortization schedule of our existing term loan, beginning in 2012. There can be no assurance, however, that such new term loan will be obtained as contemplated, if at all.

Use of Proceeds from this Offering; Special Acquisition Redemption Provision. We intend to use the net cash proceeds from this offering, in combination with any future term loans we obtain, the Bridge Loan Agreement and cash on hand, including any cash proceeds received from the LDS Divestiture, to fund the 41.1% Acquisition and, if the 41.1% Acquisition is completed, the Tender Offer. There can be no assurances, however, that we will close the LDS Divestiture as contemplated, if at all, or that we will obtain the new term loan as contemplated, if at all. We intend to use any proceeds remaining after the consummation of the 41.1% Acquisition and the Tender Offer for general corporate purposes. See “Use of Proceeds.” We may redeem the Notes, in whole but not in part, in the event that (i) we do not consummate the 41.1% Acquisition by July 1, 2012, if we receive MOFCOM approval prior to such date, or by October 1, 2012, if we do not receive MOFCOM approval prior to July 1, 2012 or (ii) the IMM Purchase Agreement is terminated prior to either such date, at a redemption price equal to 101% of the aggregate principal amount of the Notes, plus accrued and unpaid interest to but excluding the special acquisition redemption date. See “Description of the Notes — Special Acquisition Redemption.”

The Offering

Issuer	Joy Global Inc.

Notes Offered	$ aggregate principal amount of % Senior Notes due (the “Notes”).

Maturity Date	The Notes will mature on .

Interest Rate	The interest rate on the Notes is % per annum.

Interest Payment Dates	and of each year, commencing on , 2012.

Guarantees	The Notes will be fully and unconditionally guaranteed on a senior unsecured basis by our existing and future subsidiaries that guarantee our revolving unsecured credit agreement, other than (i) LDS, which we expect to sell in connection with the LDS Divestiture, and (ii) certain subsidiaries of LeTourneau that do not constitute Material Subsidiaries as defined in the credit agreement. Initially, the Notes will be guaranteed by: Joy Technologies Inc., P&H Mining Equipment Inc., N.E.S. Investment Co., Continental Crushing & Conveying Inc., and LeTourneau Technologies, Inc. See “Description of the Notes—Subsidiary Guarantees.”

Ranking	The Notes will be our senior unsecured obligations and will rank equally in right of payment with all of our existing and future unsecured and unsubordinated indebtedness and senior to any future subordinated indebtedness, except as described below. The guarantees of the Notes will rank equally and ratably in right of payment with all other existing and future unsecured and unsubordinated indebtedness of the guarantors and senior to any future subordinated indebtedness of the guarantors. To the extent that we or the guarantors incur secured indebtedness in the future, the Notes and guarantees would be effectively subordinated to such secured indebtedness of us or the guarantors, respectively, to the extent of the value of any assets securing such indebtedness.

As of July 29, 2011:

• our consolidated senior secured indebtedness, including capital leases, totaled approximately $10.7 million;

• our consolidated senior unsecured indebtedness totaled approximately $896.4 million; and

• our subsidiaries guaranteeing the Notes had indebtedness, including capital leases and subsidiary guarantees of the Company’s indebtedness, of approximately $898.8 million, of which approximately $2.4 million was secured.

The Notes are structurally subordinated to all of the existing and future debt and other liabilities, including trade payables, of our subsidiaries that do not guarantee the Notes. Our subsidiary, LDS, which we expect to sell in connection with the LDS Divestiture, and certain immaterial subsidiaries of LeTourneau will not guarantee the Notes, although they do guarantee our obligations under our credit agreements and our existing senior notes.

As of and for the nine months ended July 29, 2011 and the year ended October 29, 2010, without including eliminations for intercompany transactions, our non-guarantor subsidiaries had (i) net sales of approximately $1.9 billion and $2.2 billion and net income of approximately $309.4 million and $365.8 million, respectively, (ii) total assets of approximately $3.3 billion and $2.4 billion, respectively, and (iii) indebtedness of approximately $8.3 million and $1.8 million, respectively.

Optional Redemption	We may redeem all or any portion of the Notes at any time or from time to time. If the Notes are redeemed, the redemption price will equal the principal amount of the Notes to be redeemed plus a make-whole premium. We will also pay accrued and unpaid interest on the principal amount being redeemed up to, but excluding, the redemption date.

Special Acquisition Redemption	We may redeem the Notes, in whole but not in part, in the event that (i) we do not consummate the 41.1% Acquisition by July 1, 2012, if we receive MOFCOM approval prior to such date, or by October 1, 2012, if we do not receive MOFCOM approval prior to July 1, 2012 or (ii) the IMM Purchase Agreement is terminated prior to either such date, at a redemption price equal to 101% of the aggregate principal amount of the Notes, plus accrued and unpaid interest to but excluding the special acquisition redemption date. See “Description of the Notes—Special Acquisition Redemption.”

Certain Covenants	The supplemental indenture governing the Notes contains certain covenants for your benefit. Subject to a number of important exceptions and qualifications, these covenants may restrict our ability to participate in certain activities or transactions in the future, including restrictions on consolidations, sales of assets and mergers, our ability to incur liens, and sale and leaseback transaction. See “Description of the Notes—Certain Restrictive Covenants.”

Use of Proceeds	We estimate that the net proceeds we will receive from the sale of the Notes will be approximately $ million after deducting the underwriters’ discount and our estimated offering expenses. We intend to use the net cash proceeds from this offering, in combination with any future term loans we obtain, the Bridge Loan Agreement and cash on hand, including any cash proceeds received from the LDS Divestiture, to fund the 41.1% Acquisition and the Tender Offer. In addition, we are in the preliminary stages of seeking a new $250 million term loan to provide additional financing for the 41.1% Acquisition and the Tender Offer. There can be no assurances, however, that we will close the LDS Divestiture as contemplated, if at all, or that we will obtain the new term loan as contemplated, if at all. We intend to use any proceeds remaining after the consummation of the 41.1% Acquisition and the Tender Offer for general corporate purposes.

Further Issuances	We may from time to time, without notice to or the consent of the holders of the Notes, create and issue additional debt securities having the same terms (except for the issue date, the public offering price and the first interest payment date) and ranking equally and ratably with the Notes, in all respects, as described under “Description of the Notes—General,” provided that if the additional debt securities are not fungible with the Notes for United States federal income tax purposes, the additional debt securities will have a separate CUSIP number.

No Listing	We do not intend to apply to list the Notes for trading on any securities exchange or arrange for their quotation on any automated dealer quotation system. Accordingly, we cannot provide any assurance as to the development or liquidity of any market for the Notes. See “Underwriting.”

Governing Law	State of New York.

Risk Factors	You should read the “Risk Factors” section, beginning on page S-9 of this prospectus supplement, to understand some of the risks associated with an investment in the Notes.

SUMMARY CONSOLIDATED FINANCIAL AND PRO FORMA INFORMATION

The table below sets forth a summary of our financial and other information for the periods presented. We derived the financial information as of and for each of the years ended October 29, 2010, October 30, 2009 and October 31, 2008 from our consolidated financial statements. Our historical financial information for the nine months ended July 29, 2011 reflects balance sheet information for LeTourneau, which we purchased on June 22, 2011, and operational information from June 22, 2011 through the end of the period. Historical information for this period reflects the results of LeTourneau’s drilling products business as a discontinued operation as a result of the LDS Divestiture. The table also sets forth unaudited summary pro forma statements of operations information for the year ended October 29, 2010 and the nine months ended July 29, 2011, which we have derived from the unaudited pro forma combined condensed statements of income incorporated by reference into this prospectus supplement and which should be read in conjunction with the presentation of such statements of income, including the accompanying notes thereto and the historical financial statements of LeTourneau referenced therein. The summary pro forma operations data set forth below gives effect to the acquisition of LeTourneau and the LDS Divestiture as if these transactions occurred on October 30, 2009 and October 29, 2010. The summary pro forma combined condensed statements of income should not be considered indicative of actual results that would have been achieved had the acquisition of LeTourneau or the LDS Divestiture occurred on the respective dates indicated and do not purport to indicate results of operations as of any future date or for any future period. We cannot assure you that the assumptions used in the preparation of the pro forma condensed consolidated statements of income will prove to be correct.

The summary consolidated and pro forma financial information should be read in conjunction with our consolidated financial statements and related notes for our fiscal year ended October 29, 2010 and quarterly period ended July 29, 2011, which are included in the accompanying prospectus. These financial statements should be read in conjunction with Management’s Discussion and Analysis of Financial Condition and Results of Operations included in our Annual Report on Form 10-K for the fiscal year ended October 29, 2010 and Quarterly Report on Form 10-Q for the period ended July 29, 2011, respectively. The summary consolidated and pro forma financial information also should be read in conjunction with our Current Report on Form 8-K filed June 22, 2011, as amended by Amendment No. 1 filed on September 2, 2011, and Amendment No. 2 filed on October 6, 2011, which we have filed with the SEC and incorporated by reference into this prospectus supplement and the accompanying prospectus.

Statement of Operations Data

	Historical					Pro Forma
							Nine
						Year	Months
	Year Ended			Nine Months Ended		Ended	Ended
	October 29,	October 30,	October 31,	July 29,	July 30,	October 29,	July 29,
	2010	2009	2008	2011	2010	2010	2011
	(dollars in thousands)

Statements of operations data:
Net sales	$3,524,334	$3,598,314	$3,418,934	$3,068,613	$2,475,446	$3,785,543	$3,284,766
Cost of sales	2,350,708	2,445,514	2,428,929	2,013,615	1,653,427	2,549,106	2,189,291
Operating income	697,103	702,312	551,204	623,852	470,526	732,272	641,271
Income from continuing operations	461,499	454,650	373,137	436,009	315,161	480,116	446,573

Balance Sheet and Other Data

	Historical
	October 29,	October 30,	October 31,	July 29,	July 30,
	2010	2009	2008	2011	2010
	(dollars in thousands)

Balance sheet data:
Total current assets	$2,361,927	$1,950,027	$1,738,129	$3,053,762	$2,251,687
Total assets	3,271,013	2,995,251	2,631,285	4,930,358	3,271,577
Total long-term obligations	396,326	523,890	540,967	873,366	511,387
Shareholders’ equity	1,342,366	800,711	519,446	1,878,371	1,107,893
Other data:
Working capital	$1,338,603	$1,023,243	$597,778	$1,283,670	$1,284,423

RISK FACTORS

Investing in the Notes involves risks. Before deciding to invest in the Notes, you should consider carefully the risks described below and all of the information contained in and incorporated by reference in this prospectus supplement and the accompanying prospectus before deciding whether to purchase the Notes. The risks and uncertainties described below are not the only risks and uncertainties we face. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also impair our business operations. If any of the risks described below or incorporated by reference herein actually occurs, our business, financial condition, liquidity and results of operations could be materially adversely affected. The risks described below or incorporated by reference herein also include forward-looking statements and our actual results may differ substantially from those discussed in these forward-looking statements. See “Forward-Looking Statements.”

Risks Related to Our Business

Our international operations are subject to many uncertainties, and a significant reduction in international sales of our products could adversely affect us.

In addition to the other risk factors below, our international operations are subject to various political, economic and other uncertainties that could adversely affect our business. A significant reduction of our international business due to any of these risks would adversely affect our sales. In our fiscal years 2010, 2009, and 2008, approximately 56%, 50% and 52%, respectively, of our sales were derived from sales outside the United States. Risks faced by any or all of our international operations include:

•	international political and trade issues and tensions;

•	regional or country specific economic downturns;

•	fluctuations in currency exchange rates, particularly the Australian dollar, British pound sterling, Brazilian real, Canadian dollar, Chilean peso, Chinese renminbi and South African rand;

•	complications in complying with a variety of foreign laws and regulations, including with respect to environmental matters, which may adversely affect our operations and ability to compete effectively in certain jurisdictions or regions;

•	unexpected changes in regulatory requirements, up to and including the risk of nationalization or expropriation by foreign governments;

•	higher tax rates and potentially adverse tax consequences including restrictions on repatriating earnings, adverse tax withholding requirements and double taxation;

•	difficulties protecting our intellectual property;

•	increased risk of litigation and other disputes with customers;

•	longer payment cycles and difficulty in collecting accounts receivable;

•	costs and difficulties in integrating, staffing and managing international operations, especially in rapidly growing economies such as China;

•	transportation delays and interruptions;

•	natural disasters and the greater difficulty in recovering from them as compared to the United States in some of the foreign countries in which we operate, especially in countries prone to earthquakes, such as Indonesia, India, China and Chile;

•	uncertainties arising from local business practices and cultural considerations; and

•	custom matters and changes in trade policy or tariff regulations.

We expect that the percentage of our sales occurring outside the United States will increase over time largely due to increased activity in China, India and other emerging markets. The foregoing risks may be particularly acute in emerging markets, where our operations are subject to greater uncertainty due to increased volatility associated with the developing nature of the economic, legal and governmental systems of these countries. If we are unable to successfully manage the risks associated with expanding our global business or to adequately manage operational fluctuations, it could adversely affect our business, financial condition or results of operations.

The cyclical nature of our original equipment manufacturing business could cause fluctuations in our operating results.

Our business, in particular our original equipment manufacturing business, is cyclical in nature. The cyclicality of Joy’s original equipment sales is driven primarily by commodity prices, product life cycles, competitive pressures and other economic factors affecting the mining industry such as company consolidation. P&H’s original equipment sales are subject to cyclical movements based in large part on changes in coal, copper, iron ore, oil and other commodity prices. Falling commodity prices have in the past and may in the future lead to reductions in the production levels of existing mines, a contraction in the number of existing mines, and the closure of less efficient mines. Decreased mining activity is likely to lead to a decrease in demand for new mining machinery. As a result of this cyclicality, we have previously experienced fluctuation in our business, results of operations and financial condition. We expect that cyclicality in our equipment manufacturing business may cause us to experience further significant fluctuation in our business, financial condition or results of operations.

We operate in a highly competitive environment, which could adversely affect our sales and pricing.

Our domestic and foreign manufacturing and service operations are subject to significant competitive pressures. We compete on the basis of product performance, customer service, availability, reliability, productivity and price. Many of our customers are large global mining companies that have substantial bargaining power, and some of our sales require us to participate in competitive tenders where we must compete on the basis of various factors, including performance guarantees and price. We compete directly and indirectly with other manufacturers of surface and underground mining equipment and with manufacturers of parts and components for such products. Some of our competitors are larger than us and, as a result, may have broader product offerings and greater access to financial resources. As a result, certain of our competitors may pursue aggressive pricing or product strategies that may cause us to lose sales or reduce the prices we charge for our original equipment and aftermarket products and services. These actions may lead to reduced revenues, lower margins and/or a decline in market share, any of which may adversely affect our business and results of operations.

We may acquire other businesses, dispose of businesses or engage in other transactions, which may adversely affect our operating results, financial condition and existing business.

From time to time, we may explore and pursue transaction opportunities that may complement our core businesses, and we may also consider divesting businesses or assets that we do not regard as part of our core businesses. For example, we acquired LeTourneau and we have recently entered into agreements to effect the LDS Divestiture and the 41.1% Acquisition, and, if the 41.1% Acquisition is completed, we expect to conduct the Tender Offer. These transaction opportunities may come in the form of acquisitions, joint ventures, start-ups or other structures. There may be risks associated with any such transaction including (without limitation) general business risk, integration risk, technology risk, market acceptance risk, litigation risk, environmental risk, regulatory approval risk and risks associated with the failure to close or consummate announced transactions. In the case of acquisitions, including our acquisition of IMM, we may not be able to discover, during the due diligence process or otherwise, all known and unknown risks associated with the business we are acquiring.

Undiscovered factors may result in our incurring financial or other liabilities, which could be material, and in our not achieving the expected benefits from any acquisitions or divestitures. In addition, any such transaction may require us to incur debt, issue equity, utilize other capital resources, make expenditures, provide guarantees or indemnify and/or agree to other terms, as well as consume our management’s time and attention. These transactions may not ultimately create value for us or our stockholders.

Our drilling products business, which we have entered into an agreement to sell, is subject to risks affecting manufacturers of drilling rigs and other petroleum production equipment.

Our drilling products business, which we have agreed to sell to Cameron International Corporation, is focused on providing products and services to the oil and natural gas industry. As a result, its business is subject to many of the risks faced by that industry, including risks associated with:

•	volatility of oil and gas prices;

•	offshore oil and gas production levels and restrictions;

•	unpredictable events such as blowouts, accidents, spills, worker injuries and damage from hurricanes;

•	regulation affecting the production, use and maintenance of drilling equipment;

•	regulation of oil and gas production methods and techniques; and

•	current and proposed environmental laws, rules and regulations, including those relating to greenhouse gas emissions.

These risks may significantly affect demand for drilling rigs and other equipment produced by our drilling products business, or give rise to contingent or other liabilities, any of which may have a material adverse effect on our business, results of operation and financial condition.

We are subject to environmental and health and safety laws and regulations that impose, and could continue to impose, significant costs and liabilities. In addition, future regulations, or more stringent enforcement of existing regulations, could increase those costs and liabilities, which could adversely affect our results of operations.

We are subject to a variety of foreign, federal, state and local environmental laws and regulations, including those relating to employee health and safety, environmental permitting and licensing, air (including greenhouse gas) and water emissions, remediation of soil and groundwater contamination, and the use, storage, treatment and disposal of hazardous materials. Some environmental laws impose strict, retroactive, and joint and several liability for the remediation of releases of hazardous substances, even for conduct that was lawful at the time it occurred, or for the conduct of, or conditions caused by, prior operators, predecessors, or other third parties. Failure to comply with environmental laws could expose us to penalties or clean-up costs and civil or criminal liability as well as result in sanctions on certain of our activities and damage to property or natural resources. These liabilities, sanctions, damages and any remediation efforts could negatively impact our ability to conduct our operations or our financial condition and results of operations. In addition, our various prior and future acquisitions and divestitures may have resulted or could result in environmental liabilities unknown to us at the time of acquisition or divestiture or other additional environmental liabilities.

Moreover, environmental laws and regulations, and the interpretation and enforcement thereof, change frequently and have tended to become more stringent over time. Future environmental laws and regulations could require us to acquire costly equipment or to incur other significant expenses in connection with our business. For example, increased regulation of greenhouse gas emissions, such as through a cap-and-trade system or emissions tax, could adversely affect our business, financial condition, results of operations or product demand.

We are largely dependent on the continued demand for coal, which is subject to economic and climate related risks.

Over two-thirds of our revenues come from our coal-mining customers. Many of these customers supply coal for steel production and/or as fuel for the production of electricity in the United States and other countries. Demand for steel is affected by the global level of economic activity and economic growth. The pursuit of the most cost effective form of electricity generation continues to take place throughout the world. Coal combustion generates significant greenhouse gas emissions and governmental and private sector goals and mandates to reduce greenhouse gas emissions may increasingly affect the mix of electricity generation sources. Further developments in connection with legislation, regulations or other limits on greenhouse gas emissions and other environmental impacts or costs from coal combustion, both in the United States and in other countries, could diminish demand for coal as a fuel for electricity generation. If lower greenhouse gas emitting forms of electricity generation, such as nuclear, solar, natural gas or wind power, become more prevalent or cost effective, or diminished economic activity reduces demand for steel, demand for coal will be reduced. When demand for coal is reduced, the demand for our mining equipment could be adversely affected.

We require cash to service our indebtedness, which reduces the cash available to finance our business.

Our ability to service our indebtedness will depend on our future performance, which will be affected by prevailing economic conditions and financial, business, regulatory and other factors. Some of these factors are beyond our control. If we cannot generate sufficient cash flow from operations to service our indebtedness and to meet our other obligations and commitments, we might be required to refinance our debt or to dispose of assets to obtain funds for such purpose. There is no assurance that refinancings or asset dispositions could be effected on a timely basis or on satisfactory terms, if at all, particularly if credit market conditions deteriorate. Furthermore, there can be no assurance that refinancings or asset dispositions would be permitted by the terms of our credit agreements or debt instruments.

Our existing credit agreements contain, and any future debt agreements we may enter into may contain, certain financial tests. If we do not satisfy such tests, our lenders could declare a default under our debt agreements, and our indebtedness could be declared immediately due and payable. Our ability to comply with the provisions of these agreements may be affected by changes in economic or business conditions beyond our control.

Our existing credit agreements contain, and any future debt agreements we may enter into may contain, covenants that limit our ability to incur indebtedness, acquire other businesses and impose various other restrictions. These covenants could affect our ability to operate our business and may limit our ability to take advantage of potential business opportunities as they arise. We cannot be certain that we will be able to comply with these covenants or the financial covenants referred to above, or, if we fail to do so, that we will be able to obtain waivers or amended terms from our lenders.

Significant changes in our actual investment return on pension assets, discount rates and other factors could affect our results of operations, equity and pension funding requirements in future periods.

Our results of operations may be affected by the amount of income or expense that we record for our defined benefit pension plans and certain other retirement benefits. We measure the valuation of our pension plans annually as of our fiscal year end in order to determine the funded status of and our funding obligation with respect to such plans. This annual valuation of our pension plans is highly dependent on certain assumptions used in actuarial valuations, which include actual and expected return on pension assets and discount rates. These assumptions take into account current and expected financial market data, other economic conditions such as interest rates and inflation, and other factors such as plan asset allocation and future salary increases. If actual rates of return on pension assets materially differ from assumptions, our pension funding obligations may increase or decrease significantly. Our funding obligation is determined under governmental regulations and is measured based on value of our assets and liabilities. An adverse change in our funded status due to the volatility of returns on pension assets and the discount rate could increase our required future contributions to our plans, which may adversely affect our results of operations and financial condition.

Our continued success depends on our ability to protect our intellectual property, which cannot be assured.

Our future success depends in part upon our ability to protect our intellectual property. We rely principally on nondisclosure agreements and other contractual arrangements and trade secret law and, to a lesser extent, trademark and patent law, to protect our intellectual property. However, these measures may be inadequate to protect our intellectual property from infringement by others or prevent misappropriation of our proprietary rights. In addition, the laws of some foreign countries do not protect proprietary rights to the same extent as do U.S. laws. Our inability to protect our proprietary information and enforce our intellectual property rights through infringement proceedings could adversely affect our business, financial condition or results of operations.

Demand for our products may be adversely impacted by regulations related to mine safety.

Our principal customers are surface and underground mining companies. The mining industry has encountered increased scrutiny as it relates to safety regulations primarily due to recent high profile mine accidents. Current or proposed legislation on safety standards and the increased cost of compliance may induce customers to discontinue or limit their mining operations, and may discourage companies from developing new mines, which in turn could diminish demand for our products.

Demand for our products may be adversely impacted by environmental regulations impacting the mining industry or electric utilities.

Many of our customers supply coal as a power generating source for the production of electricity in the United States and other countries. The operations of these mining companies are geographically diverse and are subject to or affected by a wide array of regulations in the jurisdictions where they operate, including those directly impacting mining activities and those indirectly affecting their businesses, such as applicable environmental laws. The high cost of compliance with environmental regulations may also cause customers to discontinue or limit their mining operations, and may discourage companies from expanding existing mines or developing new mines. Additionally, government regulation of electric utilities may adversely impact the demand for coal to the extent that such regulations cause electric utilities to select alternative energy sources, such as nuclear, natural gas and renewable energy technologies as a source of electric power. As a result of these factors, demand for our mining equipment could be adversely affected by environmental regulations impacting the mining industry or altering the consumption patterns of electric utilities.

Our manufacturing operations are dependent upon third party suppliers, making us vulnerable to supply shortages and price increases, and we are also limited by our plant capacity constraints.

In the manufacture of our products, we use large amounts of raw materials and processed inputs including steel, engine components, copper and electronic controls. We obtain raw materials and certain manufactured components from third party suppliers. Our ability to grow revenues is constrained by the capacity of our plants, our ability to supplement that capacity with outside sources, and our success in securing critical supplies such as steel and copper. To reduce material costs and inventories, we rely on supplier arrangements with preferred vendors as a source for “just in time” delivery of many raw materials and manufactured components. Because we maintain limited raw material and component inventories, even brief unanticipated delays in delivery by suppliers, including those due to capacity constraints, labor disputes, impaired financial condition of suppliers, weather emergencies, or other natural disasters, may adversely affect our ability to satisfy our customers on a timely basis and thereby affect our financial performance. This risk increases as we continue to change our manufacturing model to more closely align production with customer orders. If we are not able to pass raw material or component price increases on to our customers, our margins could be adversely affected. Any of these events could adversely affect our business, financial condition or results of operations.

Labor disputes and increasing labor costs could adversely affect us.

Many of our principal domestic and foreign operating subsidiaries are parties to collective bargaining agreements with their employees. As of October 29, 2010, collective bargaining agreements or similar type arrangements cover 37% of our U.S. workforce and 30% of our international employees. We cannot provide assurance that disputes, work stoppages, or strikes will not arise in the future. In addition, when existing collective bargaining agreements expire, we cannot be certain that we will be able to reach new agreements with our employees. Such new agreements may be on substantially different terms and may result in increased direct and indirect labor costs. Future disputes with our employees could adversely affect our business, financial condition or results of operations.

A material disruption to one of our significant manufacturing plants could adversely affect our ability to generate revenue.

We produce most of our original equipment and aftermarket parts for each product type at a limited number of principal manufacturing facilities. If operations at one or more of these significant facilities were to be disrupted as a result of equipment failures, natural disasters, power outages or other reasons, our business, financial conditions or results of operations could be adversely affected. Interruptions in production could increase costs and delay delivery of some units. Production capacity limits could cause us to reduce or delay sales efforts until capacity is available.

Our business could be adversely affected by our failure to develop new technologies.

The mining industry is a capital-intensive business, with extensive planning and development necessary to open a new mine. The success of our customers’ mining projects is largely dependent on the efficiency with which the mine operates. If we are unable to provide continued technological improvements in our equipment that meet our customers’ expectations, or the industry’s expectations, on mine productivity, the demand for our mining equipment could be substantially adversely affected.

We are subject to litigation risk, which could adversely affect us.

We and our subsidiaries are involved in various unresolved legal matters that arise in the normal course of operations, the most prevalent of which relate to product liability (including asbestos and silica related liability), employment and commercial matters. In addition, we and our subsidiaries become involved from time to time in proceedings relating to environmental matters. Also, as a normal part of their operations, our subsidiaries may undertake contractual obligations, warranties, and guarantees in connection with the sale of products or services. Some of these claims and obligations involve significant potential liability.

Product liability claims could adversely affect us.

The sale of mining equipment entails an inherent risk of product liability and other claims. Although we maintain product liability insurance covering certain types of claims, our policies are subject to substantial deductibles. We cannot be certain that the coverage limits of our insurance policies will be adequate or that our policies will cover any particular loss. Insurance can be expensive, and we may not always be able to purchase insurance on commercially acceptable terms, if at all. Claims brought against us that are not covered by insurance or that result in recoveries in excess of insurance coverage could adversely affect our business, financial condition or results of operations.

If we are unable to retain qualified employees, our growth may be hindered.

Our ability to provide high quality products and services depends in part on our ability to retain skilled personnel in the areas of senior management, product engineering, manufacturing, servicing and sales. Competition for such personnel is intense and our competitors can be expected to attempt to hire our skilled employees from time to time. In particular, our results of operations could be adversely affected if we are unable to retain customer relationships and technical expertise provided by our management team and our professional personnel.

We rely on significant customers, the loss of one or more of which could adversely affect our operating results, financial condition and existing business.

We are dependent on maintaining significant customers by delivering reliable, high performance mining equipment and other products on a timely basis. We do not consider ourselves to be dependent upon any single customer; however, our top ten customers collectively accounted for approximately 34% of our sales for fiscal 2010. Our sales have become more concentrated in recent years as consolidation has occurred in the mining industry. The consolidation and divestitures in the mining industry may result in different equipment preferences among current and former significant customers. The loss of one or more of our significant customers could, at least on a short-term basis, have an adverse effect on our business, financial condition or results of operations.

Risks Related to the Notes

If we do not close the 41.1% Acquisition within the timeframe set out in the Notes, we will have the option to redeem the Notes and, as a result, you may not obtain your expected return on the Notes.

Our ability to complete the 41.1% Acquisition is subject to various conditions, including MOFCOM approval. Although we expect to receive MOFCOM approval and complete the acquisition in accordance with the terms of the IMM Purchase Agreement, we can provide no assurance that we will receive such approval or that the 41.1% Acquisition will be completed on the terms contemplated, if at all. We may redeem the Notes, in whole but not in part, in the event that (i) we do not consummate the 41.1% Acquisition by July 1, 2012, if we receive MOFCOM approval prior to such date, or by October 1, 2012, if we do not receive MOFCOM approval prior to July 1, 2012 or (ii) the IMM Purchase Agreement is terminated prior to either such date, at a redemption price equal to 101% of the aggregate principal amount of the Notes, plus accrued and unpaid interest to but excluding the special acquisition redemption date. See “Description of the Notes — Special Acquisition Redemption.” If we elect to redeem the Notes pursuant to the special acquisition redemption you may not obtain your expected return on such Notes and may not be able to reinvest the proceeds from a special acquisition redemption in an investment that results in a comparable return. Your decision to invest in the Notes is made at the time of the offering of the Notes.

We cannot assure you that an active trading market for the Notes will develop.

We do not intend to apply for listing of the Notes on any securities exchange or arrange for their quotation on any automated dealer quotation system. There can be no assurance as to the liquidity of any market that may develop for the Notes or the ability of the noteholders to sell their Notes.

The underwriters have informed us that they intend to make a market in the Notes. However, the underwriters are not obligated to do so, and any such market-making activity may be terminated at any time without notice. If a market for the Notes does not develop, purchasers may be unable to resell the Notes for an extended period of time or at desired prices. Consequently, a noteholder may not be able to liquidate its investment readily, and the Notes may not be readily accepted as collateral for loans. In addition, such market-making activity will be subject to restrictions under the federal securities laws.

The future trading price of the Notes is subject to fluctuation.

Future trading prices of the Notes will depend on many factors, including, among other things, prevailing interest rates, the liquidity of the market for the Notes and the market for similar securities. Future trading prices of the Notes also may be affected by our business, results of operations and credit ratings, and also could be affected by the business, results of operations and credit ratings of our affiliates. Accordingly, there can be no assurance as to the price at which noteholders will be able to sell their Notes.

The Notes will be, in effect, subordinated to all of our existing and future secured debt, to the existing and future debt of our subsidiaries that do not guarantee the Notes and to the existing and future secured debt of any subsidiaries that guarantee the Notes.

The Notes constitute our senior unsecured debt and rank equally in right of payment with all of our other existing and future senior debt, except as described below. The Notes are effectively subordinated to all our existing and future secured debt and to the existing and future secured debt of any subsidiaries that guarantee the Notes, in each case to the extent of the value of the collateral securing such debt. In the event of any liquidation, dissolution, bankruptcy or other similar proceeding affecting us or any of our guarantor subsidiaries, holders of secured debt of us or such guarantor subsidiary may assert rights against any assets securing such debt in order to receive full payment of their debt before those assets may be used to pay the holders of the Notes.

As of July 29, 2011, we had approximately $907.1 million of total indebtedness (including capital leases), approximately $10.7 million of which was secured. As of July 29, 2011, our subsidiaries guaranteeing the Notes had indebtedness, including capital leases and subsidiary guarantees of our indebtedness, of approximately $898.8 million, approximately $2.4 million of which was secured.

The Notes are structurally subordinated to all of the existing and future debt and other liabilities, including trade payables, of our subsidiaries that do not guarantee the Notes. Our non-guarantor subsidiaries, including all of our foreign subsidiaries and certain subsidiaries of LeTourneau that guarantee our credit agreements and existing senior notes, will have no obligation, contingent or otherwise, to pay amounts due under the Notes or to make funds available to pay those amounts, whether by dividend, distribution, loan or other payment. In the event of any liquidation, dissolution, bankruptcy or other similar proceeding affecting any of our non-guarantor subsidiaries, all of that subsidiary’s creditors, including trade creditors, would be entitled to payment in full out of that subsidiary’s assets before we would be entitled to any payment that could be used to satisfy our own obligations, including our obligations under the Notes. Holders of the Notes will have a position junior to the claims of creditors, including trade creditors and tort claimants, of our non-guarantor subsidiaries. As of July 29, 2011, our non-guarantor subsidiaries had indebtedness of approximately $8.3 million.

A court could cancel the guarantees of the Notes by our subsidiaries under fraudulent transfer law.

Subject to certain exceptions, the Notes will be guaranteed by our existing and subsequently acquired or organized domestic subsidiaries that guarantee our unsecured revolving credit agreement. Although the guarantees provide you with a direct unsecured claim against the assets of the guarantors, under federal bankruptcy law and comparable provisions of state fraudulent transfer laws, in certain circumstances a court could cancel a guarantee and order the return of any payments made thereunder to the subsidiary or to a fund for the benefit of its creditors.

A court might take these actions if it found, among other things, that when the guarantor incurred the debt evidenced by its guarantee (i) it received less than reasonably equivalent value or fair consideration for the incurrence of the debt and (ii) any one of the following conditions was satisfied:

•	the guarantor was insolvent or rendered insolvent by reason of the incurrence;

•	the guarantor was engaged in a business or transaction for which its remaining assets constituted unreasonably small capital; or

•	the guarantor intended to incur, or believed (or reasonably should have believed) that it would incur, debts beyond its ability to pay as those debts matured.

In applying the factors above, a court would likely find that a guarantor did not receive fair consideration or reasonably equivalent value for its guarantee, except to the extent that it benefited directly or indirectly from the Notes issuance. The determination of whether a guarantor was or was not rendered “insolvent” when it entered into its guarantee will vary depending on the law of the jurisdiction being applied. Generally, an entity would be considered insolvent if the sum of its debts (including contingent or unliquidated debts) is greater than all of its assets at a fair valuation or if the present fair salable value of its assets is less than the amount that will be required to pay its probable liability on its existing debts, including contingent or unliquidated debts, as they mature.

If a court canceled a guarantor’s guarantee, you would no longer have a claim against that guarantor or its assets. Our assets and the assets of the remaining guarantors may not be sufficient to pay the amount then due under the Notes.

The lenders under our unsecured revolving credit agreement will have the discretion to release any guarantors under such agreement for any reason, which will cause those guarantors to be released from their guarantees of the Notes.

While any obligations under our unsecured revolving credit agreement remain outstanding, any guarantee of the Notes may be released without action by, or consent of, any holder of the Notes or the trustee under the indenture that governs the Notes, at the discretion of lenders under our unsecured revolving credit agreement, if the related guarantor is no longer a guarantor of obligations under such agreement. See “Description of the Notes—Subsidiary Guarantees.” The lenders under our unsecured revolving credit agreement will have the discretion to release the guarantees under that agreement for any reason. You will not have a claim as a creditor against any subsidiary that is no longer a guarantor of the Notes, and the indebtedness and other liabilities, including trade payables, of that subsidiary will be effectively senior to claims of noteholders.

Our corporate structure may materially adversely affect our ability to meet our debt service obligations under the Notes.

A significant portion of our consolidated assets is held by our subsidiaries. Our cash flow and our ability to service our debt, including the Notes, depends on the results of operations of these subsidiaries and upon the ability of these subsidiaries to make distributions of cash to us, whether in the form of dividends, loans or otherwise.

International Operations are a significant source of cash flow for our business. In certain countries where we operate, transfers of funds into or out of such countries are generally or periodically subject to various restrictive governmental regulations and there may be adverse tax consequences to such transfers. In addition, our subsidiaries may from time to time enter into agreements that restrict their ability to make dividends or other distributions to us. Furthermore, our subsidiaries are separate and distinct legal entities and those that are not subsidiary guarantors of the Notes have no obligation, contingent or otherwise, to make payments on the Notes or to make any funds available for that purpose.

We may not be able to repurchase the Notes upon a change of control triggering event.

Upon the occurrence of specified change of control events as described in “Description of the Notes—Repurchase at the Option of Holders”, we will be required to offer to repurchase all of the outstanding Notes at 101% of their principal amount, plus accrued and unpaid interest to, but excluding, the date of repurchase. We cannot provide any assurance that we will have sufficient financial resources to purchase all of the Notes that are tendered when so required. Our failure to repurchase the Notes upon a change of control event would cause a default under the indenture governing the Notes. Our unsecured revolving credit agreement, our unsecured term loan agreement and the Bridge Loan Agreement also provide that a change of control will result in a default that permits the lenders thereunder to accelerate the maturity of borrowings thereunder and, in the case of the revolving credit agreement and the Bridge Loan Agreement, terminate the commitments, provided that, in the case of the Bridge Loan Agreement, the lenders thereunder may generally not terminate the commitments during the period when the Tender Offer is open. Any of our future debt agreements, including our proposed new term loan, may contain similar provisions.

USE OF PROCEEDS

We estimate that the net proceeds from the offering of the Notes will be approximately $      million after deducting the underwriters’ discount and our estimated offering expenses. We intend to use the net cash proceeds from this offering, in combination with any future term loans we obtain, the Bridge Loan Agreement and cash on hand, including any cash proceeds received from the LDS Divestiture, to fund the 41.1% Acquisition and, if the 41.1% Acquisition is completed, the Tender Offer. In addition, we are in the preliminary stages of seeking a new $250 million term loan to provide additional financing for the 41.1% Acquisition and the Tender Offer. There can be no assurances, however, that we will close the LDS Divestiture as contemplated, if at all, or that we will obtain the new term loan as contemplated, if at all. We intend to use any proceeds remaining after the consummation of the 41.1% Acquisition and the Tender Offer for general corporate purposes. We may redeem the Notes, in whole but not in part, in the event that (i) we do not consummate the 41.1% Acquisition by July 1, 2012, if we receive MOFCOM approval prior to such date, or by October 1, 2012, if we do not receive MOFCOM approval prior to July 1, 2012 or (ii) the IMM Purchase Agreement is terminated prior to either such date, at a redemption price equal to 101% of the aggregate principal amount of the Notes, plus accrued and unpaid interest to but excluding the special acquisition redemption date. See “Description of the Notes—Special Acquisition Redemption.”

CAPITALIZATION

The table below shows our capitalization as of July 29, 2011:

•	on an actual consolidated basis; and

•	on an as adjusted basis to reflect (i) the open market purchase of 229.2 million shares of common stock of IMM occurring since the end of our third quarter, representing approximately 17.4% of IMM’s outstanding common stock, for an aggregate purchase price of approximately $236.1 million, (ii) the September 19, 2011 payment of our quarterly dividend of $0.175 per share of outstanding common stock, for an aggregate payment of $18.4 million, and (iii) the receipt of the net proceeds of this offering.

No other adjustments have been made to reflect normal course operations by us, or other developments with our business, after July 29, 2011, and thus the as adjusted information provided below is not indicative of our actual cash position or capitalization at any date. In addition, this table does not take into account the new term loan in the amount of $250 million that we are in the preliminary stages of seeking. There can be no assurance that such new term loan will be obtained as contemplated, if at all.

This table should be read in conjunction with the consolidated financial statements of the Company, which are included in the accompanying prospectus.

	As of July 29, 2011
	Actual(1)	As Adjusted
	(unaudited, in thousands)

Cash and cash equivalents(2)	$443,092	$
Debt(3)
Term Loan due 2016	500,000		500,000
6.0% Senior Notes due 2016	247,924		247,924
6.625% Senior Notes due 2036	148,435		148,435
% Senior Notes due	—
Other	10,707		10,707
Total debt	907,066
Total stockholders’ equity	1,878,371		1,859,979

Total Capitalization	$2,785,437	$

(1)	The actual column includes the July 28, 2011 open market purchase of 136.5 million shares of common stock of IMM, representing approximately 10.5% of IMM’s outstanding shares, for an aggregate purchase price of approximately $140.6 million.

(2)	Changes to cash and cash equivalents on an as-adjusted basis include the open market purchase of IMM for an aggregate cost of $236.1 million.

(3)	$33.7 million is due within one year and is classified as short-term debt.

DESCRIPTION OF THE NOTES

The following description of the Notes, as defined below, and terms of the indenture, as defined below, is a summary. It summarizes only those aspects of the Notes and those portions of the indenture that we believe will be most important to your decision to invest in the Notes. You should keep in mind, however, that it is the indenture, and not this summary, which defines the rights of Note holders. There may be other provisions in the indenture which are also important to you. You should read the indenture for a full description of the terms of the Notes. The following description of certain provisions of the Notes does not purport to be complete and is subject to, and is qualified in its entirety by reference to, all the provisions of the indenture.

General

Joy Global Inc. will issue $      aggregate principal amount of     % Senior Notes due           (the “Notes”) under an indenture dated November 10, 2006 (the “base indenture”), as amended and supplemented by a fourth supplemental indenture dated          , 2011, among Joy Global Inc., the subsidiary guarantors named therein and Wells Fargo Bank, National Association, a national banking association, as trustee (the “supplemental indenture”). The base indenture, as supplemented by the supplemental indenture, is referred to herein as the “indenture.” The Notes will be guaranteed, fully and unconditionally on a joint and several basis, from time to time by each of our current and future domestic subsidiaries that are borrowers or guarantors under our Credit Agreement (as defined below), other than certain subsidiaries of LeTourneau as described under “—Subsidiary Guarantees” below.

The following description of the provisions of the indenture is only a summary. You should read the entire indenture carefully because it, and not this description, defines your rights as a holder of the Notes. We have filed a copy of the base indenture as an exhibit to the registration statement of which this prospectus is a part and we will file the supplemental indenture relating to the Notes on Form 8-K upon completion of the offering.

Unless otherwise indicated, capitalized terms used in the following summary that are defined in the indenture have the meanings used in the indenture. As used in this “Description of the Notes,” references to “Joy Global,” “we,” “us” or the “Company” refer to Joy Global Inc. and do not, unless the context otherwise indicates, include Joy Global’s subsidiaries.

The Notes constitute a new series of debt securities under the indenture. Under the indenture, we may, without the consent of the holders of the Notes, “reopen” this series of Notes and issue additional notes from time to time in the future having the same terms (other than issue price, issue date and, in some cases, the first interest payment date) so that in either case the existing Notes and the additional notes form a single series under the indenture; provided, however, that if the additional notes are not fungible with the Notes for United States federal income tax purposes, the additional notes will have a separate CUSIP number.

The Notes will be issued in principal amounts of $2,000 or an integral multiple of $1,000 in excess thereof.

If any interest payment date, date of redemption or the maturity date of any of the Notes is not a Business Day (as defined below), then payment of interest and/or principal will be made on the next succeeding Business Day. No interest will accrue on the amount so payable for the period from such interest payment date, redemption date or maturity date, as the case may be, to the date payment is made.

The Notes do not contain any sinking fund provisions.

Principal, Maturity and Interest

The Notes will mature on          ,          and will bear interest at the rate of     % per annum. Interest on the Notes will be payable semi-annually, in cash, in arrears on           and          , of each year, beginning on          , 2012, to the registered holders of record of the Notes at the close of business on the immediately preceding           and          .

Interest on the Notes will accrue from          , 2011. Interest on the Notes will be computed on the basis of a 360-day year comprised of twelve 30-day months.

Subsidiary Guarantees

The Notes will be guaranteed from time to time by each of our current and future domestic subsidiaries that is a borrower or guarantor under (1) the Credit Agreement or (2) any credit agreement that replaces or refinances the Credit Agreement and under which Joy Global may borrow not less than $50.0 million. The Credit Agreement currently provides that each domestic Material Subsidiary is required to guarantee Joy Global’s obligations under the Credit Agreement. For the purposes of the Credit Agreement, a “Material Subsidiary” is generally defined as a subsidiary that has (a) assets in excess of 5% of Joy Global’s consolidated assets, (b) revenues in excess of 5% of Joy Global’s consolidated revenues for the preceding four fiscal quarters or (c) if a domestic subsidiary, together with any other domestic subsidiaries that have not provided a guarantee under the Credit Agreement, (i) assets in excess of 10% of Joy Global’s consolidated assets or (ii) revenues in excess of 10% of Joy Global’s consolidated revenues for the preceding four fiscal quarters. Joy Technologies Inc., P&H Mining Equipment Inc., N.E.S. Investment Co., Continental Crushing & Conveying Inc. and LeTourneau, which each constitute Material Subsidiaries and guarantee Joy Global’s obligations under the Credit Agreement, will initially each guarantee, fully and unconditionally on a joint and several basis, Joy Global’s obligations under the Notes. As of the date of this prospectus supplement, LeTourneau Technologies Drilling Systems, Inc. (“LDS”) also constitutes a Material Subsidiary and guarantees Joy Global’s obligations under the Credit Agreement but will not guarantee the Notes because Joy Global has entered into an agreement to sell LDS to a third party in a transaction expected to close in October 2011; provided, however, that if the sale of LDS is not completed by February 29, 2012 and LDS is then a guarantor under the Credit Agreement, then LDS will be required to guarantee the Notes. In addition, none of LeTourneau Technologies America, Inc., LeTourneau Technologies Brazil, Inc., LeTourneau Technologies International, Inc. and LeTourneau Technologies South America, Inc. (collectively, the “LeTourneau Subsidiaries”) will be guarantors of the Notes. Each of the LeTourneau Subsidiaries is a domestic subsidiary of LeTourneau and currently guarantees Joy Global’s obligations under the Credit Agreement and our other senior unsecured indebtedness, but none constitutes a Material Subsidiary under the Credit Agreement.

The obligations of each guarantor under its guarantee will be limited as necessary to seek to prevent that guarantee from constituting a fraudulent conveyance or fraudulent transfer under applicable federal, state or foreign law.

A guarantor may not directly or indirectly sell, lease or exchange all or substantially all of its assets to, or consolidate with or merge with or into (whether or not such guarantor is the surviving person), another person, other than us or another guarantor, unless immediately after giving effect to that transaction, no default or event of default exists and the person acquiring the property in any such sale or disposition or the person formed by or surviving any such consolidation or merger assumes all the obligations of that guarantor under the indenture pursuant to a supplemental indenture satisfactory to the trustee or by operation of law.

The guarantee will, so long as no Event of Default shall have occurred and be continuing, be automatically and unconditionally released without any action on the part of the trustee or the holders of the Notes: (i) with respect to a Guarantor which no longer borrows or guarantees any amounts under the Credit Agreement or any credit agreement that replaces or refinances the Credit Agreement and under which the Company may borrow not less than $50.0 million; (ii) unless the Guarantor is the surviving entity, (A) upon any sale, lease or exchange of all or substantially all of the Guarantor’s assets to any Person not an affiliate of Joy Global or (B) upon any sale, exchange or transfer, to any Person not an affiliate of Joy Global, of all of Joy Global’s direct and indirect interest in such Guarantor; (iii) upon the payment in full of the Notes; or (iv) discharge of the Notes as described under “Description of Debt Securities — Satisfaction and Discharge of Obligations; Defeasance” in the accompanying base prospectus.

“Credit Agreement” means the Credit Agreement dated as of October 27, 2010 entered into by and among Joy Global, certain of its domestic subsidiaries, Bank of America, N.A., JPMorgan Chase Bank, N.A., Wells Fargo Bank, National Association, RBS Citizens, N.A., The Bank of Tokyo-Mitsubishi UFJ, Ltd., Mizuho Corporate Bank, and the other lenders and parties named therein, as amended and modified from time to time.

Ranking

The Notes will be Joy Global’s senior unsecured obligations. Payment of the principal and interest on the Notes will rank equally in right of payment with all of Joy Global’s other existing and future unsecured and unsubordinated indebtedness, except as described below, and, to the extent Joy Global incurs subordinated indebtedness in the future, rank senior in right of payment to such subordinated indebtedness. To the extent Joy Global incurs secured indebtedness in the future, the Notes will be effectively subordinated to any such secured indebtedness, to the extent of the value of any assets securing such indebtedness.

The guarantees of the Notes will rank equally and ratably in right of payment with all other existing and future unsecured and unsubordinated indebtedness of the guarantors and, to the extent the guarantors incur subordinated indebtedness in the future, rank senior in right of payment to such subordinated indebtedness. To the extent the guarantors incur secured indebtedness in the future, the guarantees will be effectively subordinated to any such secured indebtedness, to the extent of the value of any assets securing such indebtedness.

The Notes are structurally subordinated to all of the existing and future debt and other liabilities, including trade payables, of our subsidiaries that do not guarantee the Notes. Our non-guarantor subsidiaries will have no obligation, contingent or otherwise, to pay amounts due under the Notes or to make funds available to pay those amounts, whether by dividend, distribution, loan or other payment. Our non-guarantor subsidiaries include the LeTourneau Subsidiaries, each of which guarantees our obligations under the Credit Agreement and our other senior unsecured indebtedness, as described above under “—Subsidiary Guarantors,” as well as all of our foreign subsidiaries. Holders of the Notes will have a position junior to the claims of creditors, including trade creditors and tort claimants, of our non-guarantor subsidiaries.

Optional Redemption

Joy Global may from time to time, at its option, redeem some or all of the Notes at a redemption price equal to the greater of the following amounts, plus, in each case, accrued and unpaid interest on the principal amount being redeemed to, but excluding, the applicable redemption date:

•	100% of the principal amount of the Notes to be redeemed; and

•	the sum of the present values of the principal amount and the remaining scheduled payments of interest on the Notes to be redeemed (not including any portion of payments of interest accrued as of the applicable redemption date), discounted to the applicable redemption date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at a rate equal to the sum of the Treasury Rate plus %.

In each case, for purposes of calculating the redemption prices, the following terms will have the meanings set forth below.

“Business Day” means any day, other than a Saturday or Sunday, that is not a day on which the trustee or banking institutions in New York, New York are authorized or obligated by law or executive order to close.

“Comparable Treasury Issue” means the U.S. Treasury security or securities selected by an Independent Investment Banker as having a maturity comparable to the remaining term of the Notes to be redeemed that would be used, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of a comparable maturity to the remaining term of such Notes.

“Comparable Treasury Price” means, with respect to any redemption date,

•	the average of the Reference Treasury Dealer Quotations for that redemption date, after excluding the highest and lowest of the Reference Treasury Dealer Quotations, or

•	if the Independent Investment Banker obtains fewer than three Reference Treasury Dealer Quotations, the average of all Reference Treasury Dealer Quotations so received.

“Independent Investment Banker” means one of the Reference Treasury Dealers selected by Joy Global.

“Reference Treasury Dealer” means each of Goldman, Sachs & Co., J.P. Morgan Securities LLC, Merrill, Lynch, Pierce, Fenner & Smith Incorporated, and one other nationally recognized investment banking firm that is a Primary Treasury Dealer to be selected by Joy Global, and their respective successors (a “Primary Treasury Dealer”), unless any of them ceases to be a primary U.S. Government securities dealer in the United States, in which case Joy Global will substitute another nationally recognized investment banking firm that is a Primary Treasury Dealer.

“Reference Treasury Dealer Quotations” means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by the Independent Investment Banker, of the bid and asked prices for the Comparable Treasury Issue (expressed as a percentage of its principal amount) quoted in writing to the Independent Investment Banker by such Reference Treasury Dealer at 3:30 p.m., New York City time, on the third Business Day preceding such redemption date.

“Treasury Rate” means, with respect to any redemption date, the rate per year equal to the semi-annual equivalent yield to maturity of the Comparable Treasury Issue, calculated on the third Business Day preceding the redemption date, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for that redemption date.

Joy Global will mail notice of any redemption, at least 30 days but not more than 60 days before the applicable redemption date, to each holder of the Notes to be redeemed.

If Joy Global redeems less than all of the Notes, and the Notes are global Notes, the Notes to be redeemed will be selected by DTC in accordance with DTC’s procedures. If the Notes to be redeemed are not global Notes, the trustee will select the particular Notes to be redeemed by lot, on a pro rata basis or by another method the trustee deems fair and appropriate.

Unless Joy Global defaults in the payment of the redemption price, on and after the applicable redemption date, interest will cease to accrue on the Notes or portions of the Notes called for redemption.

In addition, Joy Global may at any time acquire the Notes by means other than a redemption, whether pursuant to an issuer tender offer, open market purchase, negotiated transactions or otherwise, so long as the acquisition does not otherwise violate the terms of the indenture.

Special Acquisition Redemption

We expect to use the net proceeds from this offering as described under “Use of Proceeds” in connection with the consummation of the acquisition (the “41.1% Acquisition”) of approximately 41.1% of the outstanding common stock of International Mining Machinery Holdings Limited (“IMM”) and, if the 41.1% Acquisition is consummated, the subsequent unconditional cash tender offer for the remaining outstanding shares of IMM common stock and options to purchase shares of IMM common stock pursuant to Rule 26.1 of the Hong Kong Takeovers Code (the “Tender Offer”). Any proceeds remaining after the 41.1% Acquisition and Tender Offer will be used for general corporate purposes.

We expect the closing of this offering to occur in advance of the expected date of consummation of the 41.1% Acquisition and the Tender Offer. In the event that (i) we do not consummate the 41.1% Acquisition by (a) if Joy Global receives regulatory approval of the 41.1% Acquisition from MOFCOM prior to July 1, 2012, July 1, 2012 or (b) if Joy Global has not received regulatory approval for the 41.1% Acquisition from MOFCOM prior to July 1, 2012, October 1, 2012 (in either case, the “Acquisition Deadline Date”) or (ii) the share purchase agreement dated as of July 11, 2011 for such 41.1% Acquisition (the “IMM Purchase Agreement”) is terminated at any time prior to the Acquisition Deadline Date, then we will have the option to redeem the Notes, in whole but not in part, on the special acquisition redemption date (as defined below) at a redemption price equal to 101% of the aggregate principal amount of the Notes, plus accrued and unpaid interest from the interest payment date immediately preceding the special acquisition redemption date (or, if no such interest payment date has passed, the date of initial issuance) to, but excluding, the special acquisition redemption date (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date). The “special acquisition redemption date” means the earlier to occur of (1) the 30th day (or if such day is not a Business Day, the first Business Day thereafter) after the Acquisition Deadline Date, if the 41.1% Acquisition has not been completed on or prior to the Acquisition Deadline Date, or (2) the 30th day (or if such day is not a Business Day, the first Business Day thereafter) following the termination of the IMM Purchase Agreement for any reason. We fully expect that we will exercise our option to redeem all of the Notes on the special acquisition redemption date if the 41.1% Acquisition is not consummated by the Acquisition Deadline Date or if the IMM Purchase Agreement is earlier terminated.

If we elect to redeem the Notes pursuant to the special acquisition redemption, we will cause the notice of special acquisition redemption to be mailed, with a copy to the trustee, to each holder at its registered address within five Business Days after the occurrence of the event that gives us the option to redeem. If funds sufficient to pay the special acquisition redemption price of all Notes to be redeemed on the special acquisition redemption date are deposited with the trustee on or before such special acquisition redemption date, plus accrued and unpaid interest, if any, to the special acquisition redemption date, the Notes will cease to bear interest and all rights under the Notes shall terminate (other than in respect of the right to receive the special acquisition redemption price, plus accrued and unpaid interest).

Repurchase at the Option of Holders

Change of Control

If a Change of Control Triggering Event occurs, unless we have exercised our right to redeem the Notes as described above, each holder of the Notes will have the right to require us to repurchase all or any part (equal to $2,000 or an integral multiple of $1,000 in excess thereof) of such holder’s outstanding Notes pursuant to the offer described below (the “Change of Control Offer”) on the terms set forth in the indenture. In the Change of Control Offer, we will offer payment in cash equal to 101% of the aggregate principal amount of Notes repurchased plus accrued and unpaid interest, if any, on the Notes repurchased, to the date of purchase (the “Change of Control Payment”). Within 30 days following any Change of Control Triggering Event or, at our option, prior to any Change of Control, but after the public announcement of the Change of Control, we will mail a notice to each holder, with a copy to the trustee, describing the transaction or transactions that constitute or would constitute a Change of Control Triggering Event and offering to repurchase the Notes on the payment date specified in the notice, which date will be no earlier than 30 days and no later than 60 days from the date such notice is mailed (the “Change of Control Payment Date”), pursuant to the procedures required by the indenture and described in such notice. The notice shall, if mailed prior to the date of consummation of the Change of Control, state that the offer to purchase is conditioned on the Change of Control Triggering Event occurring on or prior to the payment date specified in the notice. We will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of the Notes as a result of a Change of Control Triggering Event. To the extent that the provisions of any securities laws or regulations conflict with the Change of Control provisions of the indenture, we will comply with the applicable securities laws and regulations and will not be deemed to have breached our obligations under the Change of Control provisions of the indenture by virtue of such conflict.

On the Change of Control Payment Date, we will, to the extent lawful:

(1)	accept for payment all Notes or portions of Notes properly tendered pursuant to the Change of Control Offer;

(2)	deposit with the paying agent an amount equal to the Change of Control Payment in respect of all Notes or portions of Notes properly tendered; and

(3)	deliver or cause to be delivered to the trustee the Notes properly accepted together with an officers’ certificate stating the aggregate principal amount of Notes or portions of Notes being purchased by the Company.

The paying agent will promptly deliver to each holder of Notes properly tendered the Change of Control Payment for such Notes, and the Company and the trustee will promptly execute, authenticate and deliver (or cause to be transferred by book entry) to each holder a new Note equal in principal amount to any unpurchased portion of the Notes surrendered, if any; provided that each new Note will be in a principal amount of $2,000 or an integral multiple of $1,000 in excess thereof.

Except as described above with respect to a Change of Control Triggering Event, the indenture does not contain provisions that permit you to require that we repurchase or redeem the Notes in the event of a takeover, recapitalization or similar transaction.

We will not be required to make a Change of Control Offer upon the occurrence of a Change of Control Triggering Event if a third party (1) makes the Change of Control Offer in the manner, at the time and otherwise in compliance with the requirements set forth in the indenture applicable to a Change of Control Offer made by us and (2) purchases all Notes properly tendered and not withdrawn under the Change of Control Offer.

The existence of a holder’s right to require us to repurchase such holder’s Notes upon the occurrence of a Change of Control Triggering Event may deter a third party from acquiring us in a transaction which would constitute a Change of Control.

Any future credit agreements or other agreements relating to other debt to which we become a party may contain restrictions and provisions and may also prohibit us from purchasing Notes. In the event a Change of Control Triggering Event occurs at a time when we are prohibited from purchasing Notes, we could seek the consent of our other lenders to the purchase of Notes or could attempt to refinance the borrowings that contain such prohibition. If we do not obtain such consent or repay such borrowings, we will remain prohibited from purchasing Notes. In such case, our failure to purchase tendered Notes would constitute an event of default under the indenture which could, in turn, constitute a default under other debt, including secured debt.

For purposes of this provision, the following terms will have the meanings set forth below:

“Below Investment Grade Rating Event” means that the Notes cease to be rated with an Investment Grade Rating by each of the Rating Agencies on any date during the period (the “Trigger Period”) commencing on the date of the first public announcement by the Company of any Change of Control (or pending Change of Control) and ending 60 days following consummation of such Change of Control (which Trigger Period shall be extended following consummation of a Change of Control for so long as any of the Rating Agencies has publicly announced that it is considering a possible ratings downgrade); provided that a Below Investment Grade Rating Event otherwise arising by virtue of a particular reduction in rating shall not be deemed to have occurred in respect of a particular Change of Control (and thus shall not be deemed a Below Investment Grade Rating Event) if any of the Rating Agencies making the reduction in rating to which this definition would otherwise apply does not announce or publicly confirm or inform the Company in writing at its request (with a copy to the trustee) that the reduction was the result, in whole or in part, of any event or circumstance comprised of or arising as a result of, or in respect of, the applicable Change of Control (whether or not the applicable Change of Control shall have occurred at the time of the Below Investment Grade Rating Event).

“Change of Control” means the occurrence of any of the following:

(1)	the direct or indirect sale, lease or exchange (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the assets of us and our Subsidiaries taken as a whole to any “person” (as that term is used in Section 13(d)(3) of the Exchange Act) other than us or one of our Subsidiaries;

(2)	the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any “person” (as defined above), becomes the beneficial owner, directly or indirectly, of more than 50% of our then outstanding Voting Stock, measured by voting power rather than number of shares;

(3)	the Company consolidates with, or merges with or into, any Person, or any Person consolidates with, or merges with or into, the Company, in any such event pursuant to a transaction in which any of the outstanding Voting Stock of the Company or such other Person is converted into or exchanged for cash, securities or other property, other than any such transaction where the shares of the Voting Stock of the Company outstanding immediately prior to such transaction constitute, or are converted into or exchanged for, a majority of the Voting Stock of the surviving Person immediately after giving effect to such transaction;

(4)	the first day on which the majority of the members of the board of directors of the Company cease to be Continuing Directors; or

(5)	the adoption of a plan relating to the liquidation or dissolution of the Company (other than in a transaction that complies with the covenant described under “—Consolidation, Merger, Conveyance, Transfer or Lease”).

The definition of Change of Control includes a phrase relating to the direct or indirect sale, lease or exchange of “all or substantially all” of the assets of us and our Subsidiaries taken as a whole. Although there is a limited body of case law interpreting the phrase “substantially all,” there is no precise established definition of the phrase under New York law, which governs the indenture. Accordingly, your ability to require us to repurchase your Notes as a result of a direct or indirect sale, lease or exchange of less than all of the assets of us and our Subsidiaries taken as a whole to another person or group may be uncertain.

The definition of Change of Control also refers to the circumstance where a majority of the members of the board of directors of the Company cease to be Continuing Directors. Under a 2009 Delaware Chancery Court interpretation of a substantially similar definition of “Continuing Directors,”

our board of directors could approve, for purposes of such definition, a slate of stockholder nominated directors without endorsing them, or while simultaneously recommending and endorsing its own slate instead. Accordingly, under such interpretation, our board of directors could approve a slate of directors that includes a majority of dissident directors nominated pursuant to a proxy contest, and the ultimate election of such dissident slate would not constitute a “Change of Control” that would trigger a holder’s right to require us to repurchase the holder’s Notes as described above.

“Change of Control Triggering Event” means the occurrence of both a Change of Control and a Below Investment Grade Rating Event; provided that no Change of Control Triggering Event will be deemed to have occurred in connection with any particular Change of Control unless and until such Change of Control has actually been consummated.

“Continuing Directors” means, as of any date of determination, any member of the board of directors of the Company who:

(1)	was a member of such board of directors on the date of the issuance of the Notes; or

(2)	was nominated for election, elected or appointed to such board of directors with the approval of a majority of the Continuing Directors who were members of such board of directors at the time of such nomination, election or appointment (either by a specific vote or by approval of our proxy statement in which such member was named as a nominee for election as a director, without objection to such nomination).

“Investment Grade Rating” means a rating equal to or higher than Baa3 (or the equivalent) by Moody’s Investors Services (“Moody’s”) and BBB- (or the equivalent) by Standard & Poor’s Ratings Services (“S&P”), or the equivalent investment grade credit rating from any replacement Rating Agency selected by us.

“Rating Agency” means (1) each of Moody’s and S&P; and (2) if either of Moody’s or S&P ceases to rate the Notes or fails to make a rating of the Notes publicly available for reasons outside of our control, a “nationally recognized statistical rating organization” within the meaning of Section 3(a)(62) of the Exchange Act, as amended, selected by us (as certified by a resolution of our board of directors) as a replacement agency for Moody’s or S&P, or both, as the case may be.

“Voting Stock” of any specified person as of any date means the Capital Stock of such person that is at the time entitled to vote generally in the election of the board of directors of such person.

Restrictive Covenants

Some of the defined terms used in the following subsections are defined below under “Definitions for Restrictive Covenants.”

Consolidation, Merger, Conveyance, Transfer or Lease

Joy Global may not consolidate or merge with or into another person, or directly or indirectly sell, lease or exchange all or substantially all of the assets of Joy Global to another person, unless

•	Joy Global is the surviving entity or, if not, the successor entity formed by such consolidation or into which Joy Global is merged or which acquires or leases all or substantially all of Joy Global’s assets is organized and existing under the laws of any U.S. jurisdiction and expressly assumes Joy Global’s obligations with respect to the Notes and under the indenture;

•	no default or event of default exists or will occur immediately after giving effect to the transaction; and

•	Joy Global has delivered to the trustee the certificates and opinions required under the indenture.

Limitations on Liens

If, after the date of the indenture, Joy Global or any Consolidated Subsidiary shall incur any Debt secured by a Lien on any Principal Property or on any shares of capital stock of any Consolidated Subsidiary (in each case, whether now owned or hereafter acquired), Joy Global must secure the Notes equally and ratably with (or prior to) such secured Debt, unless, after giving effect to the incurrence of such Debt and any simultaneous permanent repayment of any secured Debt, the aggregate amount of all Debt secured by a Lien on any Principal Property or on any shares of capital stock of any Consolidated Subsidiary, together with all Attributable Debt of Joy Global and its Consolidated Subsidiaries in respect of Sale and Leaseback Transactions involving Principal Properties, would not exceed 10% of the Consolidated Total Assets of Joy Global and the Consolidated Subsidiaries. The aggregate amount of all secured Debt referred to in the preceding sentence excludes any then existing secured Debt that has been secured equally and ratably with the Notes. See “—Limitations on Sale and Leaseback Transactions” below.

This restriction does not apply to, and there will be excluded from all Debt so secured in any computation under such restriction or under the covenant “—Limitations on Sale and Leaseback Transactions” below, Debt secured by any of the following:

•	Liens on any property or shares of capital stock existing at the time of acquisition thereof (including, without limitation, by way of merger or consolidation); provided that any such Lien was in existence prior to the date of such acquisition, was not incurred in anticipation thereof and does not extend to any other property, and that the principal amount of Debt secured by each such Lien does not exceed the cost to Joy Global or such Consolidated Subsidiary of the property subject to the Lien, as determined in accordance with generally accepted accounting principles;

•	Liens in favor of Joy Global or a Consolidated Subsidiary;

•	Liens in favor of governmental bodies to secure progress or advance payments pursuant to any contract or provision of any statute;

•	Liens created or incurred in connection with an industrial revenue bond, industrial development bond, pollution control bond or similar financing arrangement between Joy Global or a Consolidated Subsidiary and any federal, state or municipal government or other governmental body or quasi-governmental agency;

•	Liens on property or shares of capital stock to secure all or part of the cost of acquiring (including, without limitation, acquisitions through merger or consolidation), substantially repairing or altering, constructing, developing or substantially improving the property, or to secure Debt incurred for any such purpose; provided that any such Lien relates solely to the property subject to the Lien and that the principal amount of Debt secured by each such Lien was incurred concurrently with, or within 18 months of, such acquisition (including, without limitation, acquisitions through merger or consolidation), repair, alteration, construction (or the commencement of commercial operation of such property, whichever is later), development or improvement and does not exceed the cost to Joy Global or such Consolidated Subsidiary of the property subject to the Lien, as determined in accordance with generally accepted accounting principles;

•	Liens on property or shares of capital stock of any corporation existing at the time such corporation becomes a Subsidiary;

•	Liens in favor of a governmental agency to qualify us or any Consolidated Subsidiary to do business, maintain self insurance or obtain other benefits, or Liens under workers’ compensation laws, unemployment insurance laws or similar legislation;

•	Liens imposed by law, such as laborers’ or other employees’, carriers’, warehousemen’s, mechanics’, materialmen’s and vendors’ Liens;

•	Liens arising out of judgments or awards against us or any Consolidated Subsidiary with respect to which we or such Consolidated Subsidiary at the time shall be prosecuting an appeal or proceedings for review;

•	Liens for taxes, assessments, governmental charges or levies not yet subject to penalties for nonpayment or the amount or validity of which is being in good faith contested by appropriate proceedings by us or any Consolidated Subsidiary, as the case may be; and

•	any refinancing, refunding, extension, renewal or replacement, in whole or in part, of any Lien referred to above; provided that such refinancing, refunding, extension, renewal or replacement Lien will be limited to the same property that secured the Lien so refinanced, refunded, extended, renewed or replaced and will not exceed the principal amount of Debt so secured at the time of such refinancing, refunding, extension, renewal or replacement and that such principal amount of Debt so secured shall continue to be included in the computation in the first paragraph of this covenant and under the covenant “—Limitations on Sale and Leaseback Transactions” below to the extent so included at the time of such refinancing, refunding, extension, renewal or replacement.

Limitations on Sale and Leaseback Transactions

Neither Joy Global nor any Consolidated Subsidiary may enter into any Sale and Leaseback Transaction involving any Principal Property unless either of the following conditions are met:

•	after giving effect thereto, the aggregate amount of all Attributable Debt of Joy Global and its Consolidated Subsidiaries with respect to Sale and Leaseback Transactions involving Principal Properties plus the aggregate amount of all Debt secured by Liens on any Principal Property or on any shares of capital stock of any Consolidated Subsidiary incurred without equally and ratably securing the Notes pursuant to the covenant “—Limitations on Liens” above would not exceed 10% of the Consolidated Total Assets of Joy Global and the Consolidated Subsidiaries; or

•	within 360 days of such Sale and Leaseback Transaction involving a Principal Property, Joy Global or such Consolidated Subsidiary applies to (a) the retirement or prepayment, and in either case, the permanent reduction, of Funded Debt of Joy Global or any Consolidated Subsidiary (including that in the case of a revolver or similar arrangement that makes credit available, such commitment is so permanently reduced by such amount) or (b) the purchase of other property that will constitute Principal Property, subject to certain limitations, an amount not less than the greater of:

(1)	the Net Proceeds of the Sale and Leaseback Transaction; and

(2)	the fair market value of the Principal Property so leased at the time of such transaction.

This restriction will not apply to any Sale and Leaseback Transaction, and there will be excluded from Attributable Debt in any computation described in this covenant or above under the covenant “—Limitations on Liens” with respect to any such transaction:

•	pursuant to which Joy Global or a Consolidated Subsidiary would be permitted to create Funded Debt secured by a Lien pursuant to the exceptions listed in the second paragraph under the heading “Limitations on Liens” above on the Principal Property to be leased, in an amount equal to the Attributable Debt with respect to such Sale and Leaseback Transaction, without equally and ratably securing the Notes;

•	solely between Joy Global and a Consolidated Subsidiary or solely between Consolidated Subsidiaries;

•	financed through an industrial revenue bond, industrial development bond, pollution control bond or similar financing arrangement between Joy Global or a Consolidated Subsidiary and any federal, state or municipal government or other governmental body or quasi-governmental agency;

•	in which the applicable lease is for a period, including renewal rights, of three years or less;

•	as to which the effective date of any such arrangement or the purchaser’s commitment therefore is within 270 days prior or subsequent to the acquisition of the Principal Property (including, without limitation, acquisition by merger or consolidation) or the completion of construction and commencement of operation thereof, whichever is later; or

•	in which the lease payment is created in connection with a project financed with, and such obligation constitutes, a Nonrecourse Obligation.

Definitions for Restrictive Covenants

“Attributable Debt” means, on the date of any determination, the present value of the obligation of the lessee for net rental payments during the remaining term of the lease included in such Sale and Leaseback Transaction, including any period for which such lease has been extended or may, at the option of the lessor, be extended. Such present value shall be calculated using a discount rate equal to the interest rate set forth or implicit in the terms of such lease or, if not practicable to determine such rate, the weighted average interest rate per annum borne by the Notes on such date of determination, in either case compounded semi-annually. “Net rental payments” means the total amount of rent payable by the lessee after excluding amounts required to be paid on account of maintenance and repairs, insurance, taxes, assessments, water rates and similar charges.

“Consolidated Subsidiary” means a Subsidiary of Joy Global whose financial statements are consolidated with those of Joy Global in accordance with generally accepted accounting principles.

“Consolidated Total Assets” means the total assets of Joy Global and its Consolidated Subsidiaries, as shown on the consolidated balance sheet in Joy Global’s latest quarterly or annual report filed with the Securities and Exchange Commission, prepared in accordance with U.S. generally accepted accounting principles.

“Debt” means, at any time, (1) all obligations of Joy Global and all obligations of any Consolidated Subsidiary, to the extent such obligations would appear as a liability upon the consolidated balance sheet of Joy Global and the Consolidated Subsidiaries, in accordance with generally accepted accounting principles, (a) for borrowed money, (b) evidenced by bonds, debentures, Notes or other similar instruments, and (c) in respect of any letters of credit supporting any Debt of others, and (2) all guarantees by Joy Global or any Consolidated Subsidiary of Debt of others.

“Funded Debt” means (1) all Debt for money borrowed having a maturity of more than 12 months from the date as of which the determination is made or having a maturity of 12 months or less but by its terms being renewable or extendible beyond 12 months from such date at the option of the borrower (excluding any amount thereof included in current liabilities) and (2) all rental obligations payable more than 12 months from such date under leases that are capitalized in accordance with generally accepted accounting principles (such rental obligations to be included as Funded Debt at the amount so capitalized).

“incur” means to, directly or indirectly, issue, assume, guaranty, incur, become directly or indirectly liable with respect to (including as a result of an acquisition (by way of merger, consolidation or otherwise)), or otherwise become responsible for, contingently or otherwise.

“Lien” means any mortgage, pledge, hypothecation, encumbrance, security interest, statutory or other lien, or preference, priority or other security or similar agreement or preferential arrangement of any kind or nature whatsoever, including any conditional sale or other title retention agreement having substantially the same economic effect as any of these.

“Net Proceeds” means, with respect to a Sale and Leaseback Transaction, the aggregate amount of cash or cash equivalents received by Joy Global or a Consolidated Subsidiary, less the sum of all payments, fees, commissions and expenses incurred in connection with such transaction, and less the amount (estimated reasonably and in good faith by Joy Global) of income, franchise, sales and other applicable taxes required to be paid by Joy Global or any Consolidated Subsidiary in connection with such transaction in the taxable year that such transaction is consummated or in the two immediately succeeding taxable years, the computation of which shall take into account the reduction in tax liability resulting from any available operating losses and net operating loss carryovers, tax credits and tax credit carryforwards, and similar tax attributes.

“Nonrecourse Obligation” means indebtedness or lease payment obligations substantially related to (i) the acquisition of assets not previously owned by us or any Consolidated Subsidiary or (ii) the financing of a project involving the development or expansion of our or any Consolidated Subsidiary’s properties, in either case, as to which the obligee with respect to such indebtedness or obligation has no recourse to us or any Consolidated Subsidiary or any of our or any of our Subsidiaries’ assets other than the assets which were acquired with the proceeds of such transaction or the project financed with the proceeds of such transaction (and the proceeds thereof).

“Principal Property” means any manufacturing plant, warehouse or other similar facility or any parcel of real estate or group of contiguous parcels of real estate owned or leased by Joy Global or any Consolidated Subsidiary and the gross book value, without deduction of any depreciation reserves, of which on the date as of which the determination is being made exceeds 1% of Consolidated Total Assets.

“Sale and Leaseback Transaction” means any arrangement whereby Joy Global or any of its Subsidiaries has sold or transferred, or will sell or transfer, property and has or will take back a lease pursuant to which the rental payments are calculated to amortize the purchase price of the property substantially over the useful life of such property.

“Subsidiary” means a corporation, a majority of the outstanding Voting Stock of which is owned, directly or indirectly, by Joy Global and/or by one or more of its other Subsidiaries, a partnership in which Joy Global or a Subsidiary of Joy Global is, at the time, a general partner, and any other entity in which Joy Global and/or one of its Subsidiaries, directly or indirectly, has a majority ownership interest.

Events of Default

The following are events of default with respect to the Notes:

•	a default for 30 days in payment of interest on any Note;

•	a default in payment of principal (or premium, if any) on any Note as and when the same becomes due either upon maturity, by declaration or otherwise;

•	a default by us in the performance of any of the other covenants or agreements in the indenture relating to the Notes which shall not have been remedied within a period of 90 days after notice by the trustee or holders of at least 25% in aggregate principal amount of the Notes then outstanding;

•	any guarantee of any subsidiary guarantor relating to the Notes ceases to be in full force and effect (other than in accordance with the terms of such subsidiary guarantee and as described under “—Subsidiary Guarantees” above) or a subsidiary guarantor denies or disaffirms its obligations under its subsidiary guarantee;

•	certain events of bankruptcy, insolvency or reorganization of Joy Global; and

•	a default by Joy Global or any Significant Subsidiary under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any indebtedness for money borrowed of at least $10.0 million aggregate principal amount by Joy Global or any of its Significant Subsidiaries (or the payment of which is guaranteed by Joy Global or any of its Significant Subsidiaries), other than indebtedness owed to Joy Global or a Significant Subsidiary, whether such indebtedness or guarantee now exists, or is created after the date of the indenture, which default:

(a)	is caused by a failure to pay principal of, or interest or premium, if any, on such indebtedness prior to the expiration of any grace period provided in such indebtedness; or

(b)	results in the acceleration of such indebtedness prior to its maturity.

“Significant Subsidiary” means any of Joy Global’s Subsidiaries that would be a “Significant Subsidiary” within the meaning of Rule 1-02 under Regulation S–X promulgated by the Securities and Exchange Commission.

Modification and Waiver

In addition to those matters set forth in the accompany base prospectus, the following modifications or amendments to the Indenture may not be made without the consent of each of the holders of Notes so affected:

•	reduce the amount of principal payable upon acceleration of the maturity;

•	change the place or currency of payment of principal, or premium, if any, or interest;

•	reduce the percentage in aggregate principal amount of outstanding Notes, the consent of the Holders of which is required for any waiver provided for in the indenture;

•	modify any of the waiver provisions, except to increase any required percentage or to provide that certain other provisions of the indenture cannot be modified or waived without the consent of the holder of each outstanding Note of the series affected thereby;

•	cause any such Note to become subordinate in right of payment to any other Debt, except to the extent provided in the terms of such Note; or

•	impair such Holder’s right to require repurchase or conversion of the Notes on the terms provided therein.

Legal Defeasance and Covenant Defeasance

The indenture provides that we may, at our option, elect to discharge our obligations with respect to the Notes (“Legal Defeasance”). If Legal Defeasance occurs, we will be deemed to have paid and discharged all amounts owed under the Notes, and the indenture will cease to be of further effect as to such Notes, except that:

(1)	holders will be entitled to receive timely payments for the principal of, premium, if any, and interest on, such Notes, from the funds deposited for that purpose (as explained below);

(2)	our obligations will continue with respect to the issuance of temporary Notes, the registration of Notes, and the replacement of mutilated, destroyed, lost or stolen Notes;

(3)	the trustee will retain its rights, powers, duties, and immunities, and we will retain our obligations in connection therewith; and

(4)	other Legal Defeasance provisions of the indenture will remain in effect.

After the Notes are no longer outstanding, in the case of Legal Defeasance, only our obligations to compensate and indemnify the trustee and our right to recover excess money held by the trustee shall survive.

In addition, we may, at our option and at any time, elect to cause the release of our obligations with respect to most of the covenants in the indenture (“Covenant Defeasance”) with respect to the Notes. If Covenant Defeasance occurs, certain events (not including non-payment events and bankruptcy, insolvency and reorganization events) relating to us described under “Events of Default” will no longer constitute events of default with respect to the Notes. We may exercise Legal Defeasance regardless of whether we previously exercised Covenant Defeasance.

In order to exercise either Legal Defeasance or Covenant Defeasance (each, a “Defeasance”) with respect to the Notes:

(1)	we must irrevocably deposit with the trustee, in trust, for the benefit of holders of the Notes, U.S. legal tender, U.S. government securities, a combination thereof or other obligations as may be provided with respect to the Notes, in amounts that will be sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay the principal of, premium, if any, and interest on, the Notes on the stated date for payment or any redemption date thereof, and the trustee must have, for benefit of holders of such Notes, a valid, perfected, exclusive security interest in the trust;

(2)	in the case of Legal Defeasance, we must deliver to the trustee an opinion of counsel in the United States reasonably acceptable to the trustee confirming that

a)	we have received from, or there has been published by, the Internal Revenue Service, a ruling, or

b)	since the date of the indenture, there has been a change in the applicable federal income tax law,

in either case to the effect that holders of such Notes will not recognize income, gain or loss for federal income tax purposes as a result of the Legal Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if the Legal Defeasance had not occurred;

(3)	in the case of Covenant Defeasance, we must deliver to the trustee an opinion of counsel in the United States reasonably acceptable to the trustee confirming that holders of such Notes will not recognize income, gain or loss for federal income tax purposes as a result of the Covenant Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if the Covenant Defeasance had not occurred;

(4)	no default or Event of Default may have occurred and be continuing under the indenture on the date of the deposit with respect to such Notes; in addition, no Event of Default relating to bankruptcy or insolvency may occur at any time from the date of the deposit to the 91st calendar day thereafter;

(5)	the Defeasance may not result in a breach or violation of, or constitute a default under the indenture or any other material agreement or instrument to which we or any of our Subsidiaries is a party or by which we or any of our Subsidiaries is bound;

(6)	we must deliver to the trustee an officers’ certificate stating that the deposit was not made by us with the intent to hinder, delay or defraud any other of our creditors; and

(7)	we must deliver to the trustee an officers’ certificate confirming the satisfaction of conditions in clauses (1) through (6) above, and an opinion of counsel confirming the satisfaction of the conditions in clauses (1) (with respect to the validity and perfection of the security interest), (2), (3) and (5) above.

The Defeasance will be effective on the earlier of (i) the 91st day after the deposit, and (ii) the day on which all the conditions above have been satisfied.

If the amount deposited with the trustee to effect a Covenant Defeasance is insufficient to pay the principal of, premium, if any, and interest on, the Notes when due, then our obligations under the indenture and the Notes will be revived, and such Defeasance will be deemed not to have occurred.

Trustee

Wells Fargo Bank, National Association is the trustee under the indenture. The duties of the trustee shall be as provided by the Trust Indenture Act, and as set forth in the indenture.

Additional Information

See “Description of Debt Securities and Guarantees” in the accompanying prospectus for additional important information about the Notes, including general information about the indenture, amendments and waivers to the indenture and the Notes, transfer and exchange, defeasance and the governing law of the indenture and the Notes. For information regarding book-entry delivery and settlement of the Notes, including settlement through Euroclear and Clearstream, see “Book-Entry, Delivery and Form” in this prospectus supplement.

BOOK-ENTRY, DELIVERY AND FORM

Global Notes

The certificates representing the Notes will be represented by one or more global Notes in registered form without interest coupons, and in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof. The global Notes will be deposited upon issuance with the trustee as custodian for The Depository Trust Company (“DTC”) and registered in the name of DTC or its nominee, in each case, for credit to an account of a direct or indirect participant in DTC as described below.

Except as set forth below, the global Notes may be transferred, in whole and not in part, only to another nominee of DTC or to a successor of DTC or its nominee. Beneficial interests in the global Notes may not be exchanged for Notes in certificated form except in the limited circumstances described below. See “—Exchange of Global Notes for Certificated Notes.” Except in the limited circumstances described below, owners of beneficial interests in the global Notes will not be entitled to receive physical delivery of Notes in certificated form.

All interests in the global Notes will be subject to the procedures and requirements of DTC. These interests may also be subject to the procedures and requirements of the direct and indirect participants in DTC’s book-entry system, including Euroclear Bank S.A./NV, as operator of the Euroclear System (“Euroclear”), and Clearstream Banking, societe anonyme, Luxembourg (“Clearstream”).

Depository Procedures

The following description of the operations and procedures of DTC, Euroclear and Clearstream are provided solely as a matter of convenience. These operations and procedures are solely within the control of the respective settlement systems and are subject to changes by them. We take no responsibility for these operations and procedures and urge investors to contact the system or their participants directly to discuss these matters.

DTC has advised us that DTC is a limited-purpose trust company created to hold securities for its participating organizations (collectively, the “Participants”) and to facilitate the clearance and settlement of transactions in those securities between Participants through electronic-book-entry changes in accounts of its Participants. The Participants include securities brokers and dealers (including the underwriters), banks, trust companies, clearing corporations and certain other organizations. Access to DTC’s system is also available to other entities such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Participant, either directly or indirectly (collectively, the “Indirect Participants”). Persons who are not Participants may beneficially own securities held by or on behalf of DTC only through the Participants or the Indirect Participants. The ownership interests in, and transfers of ownership interests in, each security held by or on behalf of DTC are recorded on the records of the Participants and Indirect Participants.

DTC has also advised us that, pursuant to procedures established by it:

(1)	upon deposit of the global Notes, DTC will credit the accounts of Participants with portions of the principal amount of the global Notes; and

(2)	ownership of these interests in the global Notes will be shown on, and the transfer of ownership of these interests will be effected only through, records maintained by DTC (with respect to the Participants) or by the Participants and the Indirect Participants (with respect to other owners of beneficial interests in the global Notes).

Investors in the global Notes who are Participants in DTC’s system may hold their interests therein directly through DTC. Investors in the global Notes who are not Participants may hold their interests therein indirectly through organizations (including Euroclear and Clearstream) which are

Participants in such system. All interests in a global Note, including those held through Euroclear or Clearstream, may be subject to the procedures and requirements of DTC. Those interests held through Euroclear or Clearstream may also be subject to the procedures and requirements of such systems. The laws of some states require that certain persons take physical delivery in definitive form of securities that they own. Consequently, the ability to transfer beneficial interests in a global Note to such persons will be limited to that extent. Because DTC can act only on behalf of Participants, which in turn act on behalf of Indirect Participants, the ability of a person having beneficial interests in a global Note to pledge such interests to persons that do not participate in the DTC system, or otherwise take actions in respect of such interests, may be affected by the lack of a physical certificate evidencing such interests.

Except as described below, owners of interests in the global Notes will not have Notes registered in their names, will not receive physical delivery of Notes in certificated form and will not be considered the registered owners or “Holders” thereof under the indenture for any purpose.

Payments in respect of the principal of, and interest and premium and additional interest, if any, on a global Note registered in the name of DTC or its nominee will be payable to DTC in its capacity as the registered Holder under the indenture. Under the terms of the indenture, the Company and the trustee will treat the persons in whose names the Notes, including the global Notes, are registered as the owners of the Notes for the purpose of receiving payments and for all other purposes. Consequently, neither the Company, the trustee nor any agent of the Company or the trustee has or will have any responsibility or liability for:

(1)	any aspect of DTC’s records or any Participant’s or Indirect Participant’s records relating to or payments made on account of beneficial ownership interests in the global Notes or for maintaining, supervising or reviewing any of DTC’s records or any Participant’s or Indirect Participant’s records relating to the beneficial ownership interests in the global Notes; or

(2)	any other matter relating to the actions and practices of DTC or any of its Participants or Indirect Participants.

DTC has advised us that its current practice, upon receipt of any payment in respect of securities such as the Notes (including principal and interest), is to credit the accounts of the relevant Participants with the payment on the payment date unless DTC has reason to believe it will not receive payment on such payment date. Each relevant Participant is credited with an amount proportionate to its beneficial ownership of an interest in the principal amount of the relevant security as shown on the records of DTC. Payments by the Participants and the Indirect Participants to the beneficial owners of Notes will be governed by standing instructions and customary practices and will be the responsibility of the Participants or the Indirect Participants and will not be the responsibility of DTC, the trustee or the Company. Neither the Company nor the trustee will be liable for any delay by DTC or any of its Participants in identifying the beneficial owners of the Notes, and the Company and the trustee may conclusively rely on and will be protected in relying on instructions from DTC or its nominee for all purposes.

Transfers between Participants in DTC will be effected in accordance with DTC’s procedures, and will be settled in same-day funds, and transfers between participants in Euroclear and Clearstream will be effected in accordance with their respective rules and operating procedures.

Subject to compliance with the transfer restrictions applicable to the Notes described herein, cross-market transfers between the Participants in DTC, on the one hand, and Euroclear or Clearstream participants, on the other hand, will be effected through DTC in accordance with DTC’s rules on behalf of Euroclear or Clearstream, as the case may be, by its respective depositary; however, such cross-market transactions will require delivery of instructions to Euroclear or Clearstream, as the case may be, by the counter-party in such system in accordance with the rules and procedures and within the established deadlines (Brussels time) of such system. Euroclear or

Clearstream, as the case may be, will, if the transaction meets its settlement requirements, deliver instructions to its respective depositary to take action to effect final settlement on its behalf of delivering or receiving interests in the relevant global Note in DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Euroclear participants and Clearstream participants may not deliver instructions directly to the depositories for Euroclear or Clearstream.

DTC has advised the Company that it will take any action permitted to be taken by a Holder of Notes only at the direction of one or more Participants to whose account DTC has credited the interests in the global Notes and only in respect of such portion of the aggregate principal amount of the Notes as to which such Participant or Participants has or have given such direction. However, if there is an event of default under the Notes, DTC reserves the right to exchange the global Notes for legended Notes in certificated form, and to distribute such Notes to its Participants.

Although DTC, Euroclear and Clearstream have agreed to the foregoing procedures to facilitate transfers of interests in the global Notes among participants in DTC, Euroclear and Clearstream, they are under no obligation to perform or to continue to perform such procedures, and may discontinue such procedures at any time. Neither the Company nor the trustee nor any of their respective agents will have any responsibility for the performance by DTC, Euroclear or Clearstream or their respective participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

Exchange of Global Notes for Certificated Notes

A global Note is exchangeable for definitive Notes in registered certificated form (“Certificated Notes”) if:

(1)	DTC (a) notifies the Company that it is unwilling or unable to continue as depositary for the global Notes and DTC fails to appoint a successor depositary or (b) has ceased to be a clearing agency registered under the Exchange Act;

(2)	the Company, at its option, notifies the trustee in writing that it elects to cause the issuance of the Certificated Notes; or

(3)	there has occurred and is continuing a default or event of default with respect to the Notes and DTC requests Certificated Notes.

In addition, beneficial interests in a global Note may be exchanged for Certificated Notes upon prior written notice given to the trustee by or on behalf of DTC in accordance with the indenture. In all cases, Certificated Notes delivered in exchange for any global Note or beneficial interests in global Notes will be registered in the names and issued in any approved denominations, requested by or on behalf of the depositary (in accordance with its customary procedures).

Exchange of Certificated Notes for Global Notes

Certificated Notes may not be exchanged for beneficial interests in any global Note unless the transferor first delivers to the trustee a written certificate (in the form provided in the indenture) to the effect that such transfer will comply with the appropriate transfer restrictions applicable to such Notes.

Methods of Receiving Payments on the Notes

If a holder has given wire transfer instructions to the Company at least 10 Business Days prior to the applicable payment date, the Company will make all payments on such holder’s Notes in accordance with those instructions. Otherwise, payments on the exchange Notes will be made at the office or agency of the paying agent and registrar for the Notes unless the Company elects to make interest payments by check mailed to the holders at their addresses set forth in the register of holders.

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

The following is a summary of the material United States federal income tax consequences of the acquisition, ownership and disposition of the notes. Unless otherwise stated, this summary deals only with holders that purchase notes at their “issue price,” which will equal the first price to the public (not including bond houses, brokers or similar persons or organizations acting in the capacity of underwriters, placement agents or wholesalers) at which a substantial amount of a series of notes is sold for cash. This summary also only addresses holders who hold notes as capital assets.

As used herein, “U.S. holders” are any beneficial owners of the notes, that are, for United States federal income tax purposes, (i) citizens or residents of the United States, (ii) corporations (or other entities treated as corporations for United States federal income tax purposes) created or organized in, or under the laws of, the United States, any state thereof or the District of Columbia, (iii) estates, the income of which is subject to United States federal income taxation regardless of its source, or (iv) trusts if (a) a court within the United States is able to exercise primary supervision over the administration of the trust and (b) one or more United States persons have the authority to control all substantial decisions of the trust. In addition, certain trusts in existence on August 20, 1996 and treated as U.S. persons prior to such date may also be treated as U.S. holders. As used herein, “non-U.S. holders” are beneficial owners of the notes, other than partnerships, that are not U.S. holders. If a partnership (including for this purpose any entity treated as a partnership for United States federal income tax purposes) is a beneficial owner of the notes, the treatment of a partner in the partnership will generally depend upon the status of the partner and upon the activities of the partnership. Partnerships and partners in such partnerships should consult their tax advisors about the United States federal income tax consequences of acquiring, owning and disposing of the notes.

This summary does not describe all of the tax consequences that may be relevant to a holder in light of its particular circumstances. For example, it does not deal with special classes of holders such as banks, thrifts, real estate investment trusts, regulated investment companies, insurance companies, dealers and traders in securities or currencies, or tax-exempt investors. It also does not discuss notes held as part of a hedge, straddle, “synthetic security” or other integrated transaction. This summary does not address the tax consequences to (i) persons that have a functional currency other than the U.S. dollar, (ii) expatriates or (iii) persons subject to the alternative minimum tax. Further, it does not include any description of any estate or gift tax consequences or the tax laws of any state or local government or of any foreign government that may be applicable to the notes.

This summary is based on the Internal Revenue Code of 1986, as amended (the “Code”), the Treasury Regulations promulgated thereunder and administrative and judicial interpretations thereof, all as of the date hereof, and all of which are subject to change or differing interpretations, possibly on a retroactive basis.

You should consult with your own tax advisor regarding the United States federal, state, local and foreign tax consequences of the ownership and disposition of the notes.

Taxation of U.S. Holders

In certain circumstances the timing and amount of payments otherwise due on the notes may differ from the scheduled payments on the notes (see “Description of Notes—Optional Redemption,” “Description of Notes—Special Acquisition Redemption” and “Description of Notes—Change of Control”). Because we are obligated to make such payments under certain circumstances, the notes may be subject to special rules under the Treasury Regulations that are applicable to debt instruments that provide for one or more contingent payments. Under the Treasury Regulations, however, the special rules applicable to contingent payment debt instruments will not apply if, as of the issue date, the contingencies are either “remote” or “incidental.” Joy Global intends to take the position (and this discussion assumes) that such payments are remote or incidental contingencies. Joy Global’s determination that such payments are remote or incidental contingencies for these purposes is binding on each holder (but not on the Internal Revenue Service (the “IRS”)), unless such holder discloses in the proper manner to the IRS that it is taking a different position. The remainder of this discussion assumes that the notes are not subject to the rules applicable to contingent payment debt instruments.

Interest income and original issue discount. Payments of stated interest on the notes will be taxable to a U.S. holder as ordinary interest income at the time such payments are accrued or received in accordance with the holder’s regular method of tax accounting for United States federal income tax purposes.

It is expected that the notes will be not be issued with original issue discount (“OID”) for United States federal income tax purposes. The notes will be treated as issued with OID if their principal amount exceeds their “issue price” by at least the de minimis amount of 1/4 of 1 percent of the principal amount multiplied by the number of complete years from the issue date of the note to its maturity. If the notes are issued with OID, a U.S. holder would be required to include OID in income based on a constant yield to maturity accrual method before the receipt of corresponding cash payments.

Sale, exchange or redemption of notes. A U.S. holder will generally recognize taxable gain or loss equal to the difference between the amount realized on the sale, exchange, redemption or other disposition of a note and the holder’s tax basis in such note. The amount realized is generally equal to the amount of cash and the fair market value of any property received for the note (other than amounts attributable to accrued but unpaid stated interest on the note which will be taxed as interest income as described above). A U.S. holder’s tax basis in the note generally will be the initial purchase price paid therefor increased by the amounts of any OID previously included in income by the holder with respect to the note. In the case of a U.S. holder other than a corporation, preferential tax rates may apply to gain recognized on the sale of a note if such holder’s holding period for such note exceeds one year. To the extent the amount realized is less than the U.S. holder’s tax basis, the holder will recognize a capital loss. Subject to certain limited exceptions, capital losses cannot be applied to offset ordinary income for United States federal income tax purposes.

Medicare Tax. Legislation enacted in 2010 may require certain U.S. holders who are individuals, estates or trusts to pay up to an additional 3.8% tax on, among other things, interest income and net capital gains with respect to the notes for taxable years beginning after December 31, 2012.

Information reporting and backup withholding. In general, information reporting requirements will apply to payments of principal and interest on the notes and payments of the proceeds of the sale of the notes. Backup withholding may apply to such payments if the holder fails to comply with certain identification requirements. Backup withholding is currently imposed at a rate of 28%. Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules from a payment to a U.S. holder will be allowed as a credit against such holder’s United States federal income tax and may entitle the holder to a refund, provided that the required information is furnished to the IRS.

Taxation of non-U.S. holders

The rules governing United States federal income taxation of a non-U.S. holder of the notes are complex and no attempt will be made herein to provide more than a summary of such rules. Non-U.S. holders should consult with their own tax advisors to determine the effect of United States federal, state and local and foreign tax laws, as well as income tax treaties, with regard to an investment in the notes, including any reporting requirements.

Interest income and original issue discount. Generally, interest income (including any OID) of a non-U.S. holder that is not effectively connected with a United States trade or business is subject to a withholding tax at a 30% rate (or, if applicable, a lower tax rate specified by an applicable income tax treaty). However, interest income (including any OID) earned on a note by a non-U.S. holder will qualify for the “portfolio interest” exemption and therefore will not be subject to United States federal income tax or withholding tax, provided that such income is not effectively connected with a United States trade or business of the non-U.S. holder and provided that (i) the non-U.S. holder does not actually or constructively own 10% or more of the total combined voting power of all classes of our stock entitled to vote; (ii) the non-U.S. holder is not a controlled foreign corporation that is related to us through stock ownership; (iii) the non-U.S. holder is not a bank which acquired the note in consideration for an extension of credit made pursuant to a loan agreement entered into in the ordinary course of business; and (iv) either (a) the non-U.S. holder certifies to the payor or the payor’s agent, under penalties of perjury, that it is not a United States person and provides its name, address, and certain other information on a properly executed IRS Form W-8BEN or a suitable substitute form or (b) a securities clearing organization, bank or other financial institution that holds customer securities in the ordinary course of its trade or business and holds the notes in such capacity, certifies to the payor or the payor’s agent, under penalties of perjury, that such a statement has been received from the beneficial owner by it or by a financial institution between it and the beneficial owner and, when required, furnishes the payor or the payor’s agent with a copy thereof. The applicable Treasury Regulations also provide alternative methods for satisfying the certification requirements of clause (iv), above. If a non-U.S. holder holds the note through certain foreign intermediaries or partnerships, such holder and the foreign intermediary or partnership may be required to satisfy certification requirements under applicable Treasury Regulations.

Except to the extent that an applicable income tax treaty otherwise provides, a non-U.S. holder generally will be taxed with respect to interest and any OID in the same manner as a U.S. holder if such income were effectively connected with a United States trade or business of the non-U.S. holder. Effectively connected income received or accrued by a corporate non-U.S. holder may also, under certain circumstances, be subject to an additional “branch profits” tax at a 30% rate (or, if applicable, at a lower tax rate specified by an applicable income tax treaty). Even though such effectively connected income is subject to income tax, and may be subject to the branch profits tax, it is not subject to withholding tax if the non-U.S. holder delivers a properly executed IRS Form W-8ECI (or successor form) to the payor or the payor’s agent.

Sale, exchange or redemption of notes. A non-U.S. holder generally will not be subject to United States federal income tax on any gain realized on the sale, exchange, redemption or other disposition of a note unless (i) the gain is effectively connected with a United States trade or business of the non-U.S. holder, (ii) in the case of a non-U.S. holder who is an individual, such holder is present in the United States for a period or periods aggregating 183 days or more during the taxable year of the disposition and certain other conditions are met, or (iii) the gain represents accrued but unpaid interest not previously included in income, in which case the rules regarding interest income would apply.

Except to the extent that an applicable income tax treaty otherwise provides, if an individual non-U.S. holder falls under clause (i) in the preceding paragraph, such individual generally will be taxed on the net gain derived from a sale in the same manner as a U.S. holder. If an individual non-U.S. holder falls under clause (ii) above, such individual generally will be subject to a 30% tax on the gain derived from a sale, which may be offset by certain United States-related capital losses (notwithstanding the fact that such individual is not considered a resident of the United States). Individual non-U.S. holders who have spent (or expect to spend) 183 days or more in the United States in the taxable year in which they contemplate a disposition of notes are urged to consult their tax advisors as to the tax consequences of such sale. If a non-U.S. holder that is a foreign corporation falls under clause (i), it generally will be taxed on the net gain derived from a sale in the same manner as a U.S. holder and, in addition, may be subject to the branch profits tax on such effectively connected income at a 30% rate (or such lower rate as may be specified by an applicable income tax treaty).

Information reporting and backup withholding. Generally, we must report annually to the IRS and to each non-U.S. holder the amount of interest paid to, and the amount of any OID accrued by,

such holder, and the tax withheld with respect to those payments and accruals (if any). Copies of the information returns reporting such amounts and any withholding may also be made available to the tax authorities in the country in which the non-U.S. holder resides under the provisions of an applicable income tax treaty. United States backup withholding will not apply to payments on the notes to a non-U.S. holder if the requirements described in clause (iv) of “—Interest Income and Original Issue Discount” above are satisfied with respect to the holder, unless the payor has actual knowledge or reason to know that the holder is a United States person.

Information reporting requirements and backup withholding will not apply to any payment of the proceeds of a sale of notes effected outside the United States by a foreign office of a “broker” as defined in applicable Treasury Regulations unless such broker (i) is a United States person as defined in the Code, (ii) is a foreign person that derives 50% or more of its gross income for certain periods from the conduct of a trade or business in the United States, (iii) is a controlled foreign corporation for United States federal income tax purposes or (iv) is a foreign partnership with certain connections to the United States. Payment of the proceeds of any such sale effected outside the United States by a foreign office of any broker that is described in the preceding sentence may be subject to information reporting unless such broker has documentary evidence in its records that the beneficial owner is a non-U.S. holder (absent actual knowledge or reason to know that the payee is a United States person),and certain other conditions are met, or the beneficial owner otherwise establishes an exemption. Payment of the proceeds of any such sale to or through the United States office of a broker is subject to information reporting and backup withholding requirements unless the beneficial owner satisfies the requirements described in clause (iv) of “—Interest income and original issue discount” above and certain other conditions are met, or the beneficial owner otherwise establishes an exemption.

Backup withholding is not an additional tax. Any amounts withheld from a payment to a non-U.S. holder under the backup withholding rules will be allowed as a credit against the holder’s United States federal income tax liability and may entitle the holder to a refund, provided that the required information is furnished to the IRS. Non-U.S. holders should consult their tax advisors regarding the application of information reporting and backup withholding in their particular situations, the availability of an exemption from backup withholding and the procedure for obtaining such an exemption, if available.

The United States federal income tax discussion set forth above is included for general information only and may not be applicable depending upon a holder’s particular situation. Prospective holders should consult their tax advisors with respect to the tax consequences to them of the ownership and disposition of the notes, including the tax consequences under state, local, foreign and other tax laws and the possible effects of changes in United States federal income or other tax laws.

UNDERWRITING

Subject to the terms and conditions contained in the underwriting agreement dated as of the date of this prospectus supplement between us, the guarantors and the underwriters named below, for whom Goldman, Sachs & Co., J.P. Morgan Securities LLC and Merrill Lynch, Pierce, Fenner & Smith Incorporated are acting as representatives, we have agreed to sell to each underwriter, and each underwriter has severally agreed to purchase from us, the principal amount of Notes that appears opposite its name in the table below:

Principal
Amount of
Underwriter	Notes

Goldman, Sachs & Co.	$
J.P. Morgan Securities LLC
Merrill Lynch, Pierce, Fenner & Smith Incorporated

Total	$

The underwriters are offering the Notes subject to their acceptance of the Notes from us and subject to prior sale. The underwriting agreement provides that the obligations of the several underwriters to pay for and accept delivery of the Notes offered by this prospectus supplement are subject to certain conditions. The underwriters are obligated to take and pay for all of the Notes offered by this prospectus supplement if any such Notes are taken.

The underwriters initially propose to offer the Notes to the public at the public offering price that appears on the cover page of this prospectus supplement. In addition, the underwriters initially propose to offer the Notes to certain dealers at prices that represent a concession not in excess of     % of the principal amount of the Notes. Any underwriter may allow, and any such dealer may reallow, a concession not in excess of     % of the principal amount of the Notes to certain other dealers. After the initial offering of the Notes, the underwriters may from time to time vary the offering price and other selling terms. The underwriters may offer and sell Notes through certain of their affiliates. The offering of the Notes by the underwriters is subject to receipt and acceptance and subject to the underwriters’ right to reject any order in whole or in part.

The following table shows the underwriting discount that we will pay to the underwriters in connection with the offering of the Notes:

Paid by us

Per Note		%
Total	$

Expenses associated with this offering to be paid by us, other than underwriting discounts, are estimated to be approximately $     .

We have also agreed to indemnify the several underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payments which the underwriters may be required to make in respect of any such liabilities.

The Notes are a new issue of securities, and there is currently no established trading market for the Notes. We do not intend to apply for the Notes to be listed on any securities exchange or to arrange for the Notes to be quoted on any quotation system. The underwriters have advised us that they intend to make a market in the Notes, but they are not obligated to do so. The underwriters may discontinue any market-making in the Notes at any time at their sole discretion. Accordingly, we cannot assure you that a liquid trading market will develop for the Notes, that you will be able to sell your Notes at a particular time or that the price you receive when you sell will be favorable.

In connection with the offering of the Notes, the underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the Notes. Specifically, the underwriters may overallot in connection with the offering of the Notes, creating syndicate short positions. In addition, the underwriters may bid for and purchase Notes in the open market to cover syndicate short positions or to stabilize the price of the Notes. Finally, the underwriting syndicate may reclaim selling concessions allowed for distributing the Notes in the offering of the Notes, if the syndicate repurchases previously distributed Notes in syndicate-covering transactions, stabilization transactions or otherwise. Any of these activities may stabilize or maintain the market price of the Notes above independent market levels. The underwriters are not required to engage in any of these activities, and may end any of them at any time.

The underwriters also may impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the representatives have repurchased Notes sold by or for the account of such underwriter in stabilizing or short covering transactions.

The underwriters and their respective affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing and brokerage activities. From time to time in the ordinary course of their respective businesses, certain of the underwriters and their affiliates have engaged in and may in the future engage in commercial banking, derivatives and/or financial advisory, investment banking and other commercial transactions and services with us and our affiliates for which they have received or will receive customary fees and commissions.

In addition, in the ordinary course of their business activities, the underwriters and their affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers. Such investments and securities activities may involve securities and/or instruments of ours or our affiliates. Certain of the underwriters or their affiliates have lending relationships with us, pursuant to which those underwriters or their affiliates routinely hedge, and certain other of those underwriters may hedge, their credit exposure to us consistent with their customary risk management policies. Typically, these underwriters and their affiliates would hedge such exposure by entering into transactions which consist of either the purchase of credit default swaps or the creation of short positions in our securities, including potentially the Notes offered hereby. Any such credit default swaps or short positions could adversely affect future trading prices of the Notes offered hereby. The underwriters and their affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

Selling Restrictions

European Economic Area

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a “Relevant Member State”), each underwriter has represented and agreed that with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the “Relevant Implementation Date”) it has not made and will not make an offer of Notes which are the subject of the offering contemplated by this prospectus supplement or the accompanying prospectus to the public in that Relevant Member State other than:

(a)	to any legal entity which is a qualified investor as defined in the Prospectus Directive;

(b)	to fewer than 100 or, if the Relevant Member State has implemented the relevant provision of the 2010 PD Amending Directive, 150, natural or legal persons (other than qualified investors as defined in the Prospectus Directive), as permitted under the Prospectus Directive, subject to obtaining the prior consent of the representatives of the underwriters for any such offer; or

(c)	in any other circumstances falling within Article 3(2) of the Prospectus Directive;

provided that no such offer of Notes shall require the Company or any underwriter to publish a prospectus pursuant to Article 3 of the Prospectus Directive.

For the purposes of this provision, the expression an offer of Notes to the public in relation to any Notes in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the Notes to be offered so as to enable an investor to decide to purchase or subscribe for the Notes, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State, the expression Prospectus Directive means Directive 2003/71/EC (and amendments thereto, including the 2010 PD Amending Directive, to the extent implemented in the Relevant Member State), and includes any relevant implementing measure in the Relevant Member State and the expression 2010 PD Amending Directive means Directive 2010/73/EU.

United Kingdom

Each underwriter has represented and agreed that:

(a)	it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services Markets Act of 2000 (the “FSMA”)) received by it in connection with the issue or sale of the Notes in circumstances in which Section 21(1) of the FSMA does not apply to us; and

(b)	it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the Notes in, from or otherwise involving the United Kingdom.

Hong Kong

The Notes may not be offered or sold by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong), or (ii) to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap.571, Laws of Hong Kong) and any rules made thereunder, or (iii) in other circumstances which do not result in the document being a “prospectus” within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong), and no advertisement, invitation or document relating to the Notes may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to Notes which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder.

Japan

The securities have not been and will not be registered under the Financial Instruments and Exchange Law of Japan (the Financial Instruments and Exchange Law) and each underwriter has agreed that it will not offer or sell any securities, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Financial Instruments and Exchange Law and any other applicable laws, regulations and ministerial guidelines of Japan.

Singapore

This prospectus has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the Notes may not be circulated or distributed, nor may the Notes be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”), (ii) to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where the Notes are subscribed or purchased under Section 275 by a relevant person which is: (a) a corporation (which is not an accredited investor) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or (b) a trust (where the trustee of such trust is not an accredited investor) whose sole purpose is to hold investments and each beneficiary is an accredited investor, shares, debentures and units of shares and debentures of that corporation or the beneficiaries’ rights and interest in that trust shall not be transferable for 6 months after that corporation or that trust has acquired the Notes under Section 275 except: (1) to an institutional investor under Section 274 of the SFA or to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA; (2) where no consideration is given for the transfer; or (3) by operation of law.

LEGAL MATTERS

Certain legal matters in connection with the offering of the Notes will be passed upon for Joy Global Inc. by Covington & Burling LLP, New York, New York, and for the underwriters by Davis Polk & Wardwell LLP, New York, New York. Certain legal matters relating to Texas law will be passed upon for us by Jackson Walker L.L.P., Dallas, Texas.

EXPERTS

The consolidated financial statements and financial statement schedule of Joy Global Inc. at October 29, 2010 and October 30, 2009, and for each of the three years in the period ended October 29, 2010 and the effectiveness of Joy Global Inc.’s internal control over financial reporting as of October 29, 2010 included in the accompanying prospectus have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon, appearing elsewhere therein. Such consolidated financial statements and Joy Global Inc.’s management’s assessment of the effectiveness of internal control over financial reporting as of October 29, 2010 are included in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

The financial statements for the year ended December 31, 2010 of LeTourneau, incorporated in this prospectus by reference from the September 2, 2011 amendment to our Current Report on Form 8-K dated June 22, 2011, have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report, which is incorporated herein by reference. Such financial statements have been so incorporated in reliance upon the report of such firm given upon their authority as experts in auditing and accounting.

PROSPECTUS

Joy Global Inc.

Debt Securities
Common Stock
Preferred Stock
Warrants
Stock Purchase Contracts
Stock Purchase Units

Guarantees of Debt Securities of Joy Global Inc. by
Joy Technologies Inc.
P&H Mining Equipment Inc.
N.E.S. Investment Co.
Continental Crushing & Conveying Inc.
LeTourneau Technologies, Inc.

This prospectus relates to any combination of debt securities, common stock, preferred stock, warrants, stock purchase contracts and stock purchase units that we may offer from time to time. Any debt securities we offer pursuant to this prospectus may be guaranteed by one or more of our subsidiaries. The securities may be offered in one or more series and in an amount or number, at prices and on other terms and conditions to be determined at the time of sale and described in a supplement to this prospectus. Any prospectus supplement may also add to, update or change information contained in this prospectus. This prospectus may not be used to sell securities unless accompanied by a prospectus supplement. You should read this prospectus and the accompanying prospectus supplement carefully before you invest.

These securities may be offered and sold on an immediate, continuous or delayed basis, in the same offering or separate offerings, to or through underwriters, dealers and agents or directly to purchasers. The specific manner in which any particular securities may be offered and sold will be described in the applicable prospectus supplement. See “Plan of Distribution.”

Our common stock is listed on the Nasdaq Global Select Market under the symbol “JOYG.”

Investing in our securities involves risks. See “Risk Factors” on page 3 of this prospectus. We may include additional risk factors in an applicable prospectus supplement under the heading “Risk Factors.”

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is October 6, 2011.

This prospectus is a part of a registration statement we filed with the Securities and Exchange Commission. We have not authorized anyone to provide you with any information other than that contained or incorporated by reference in this prospectus, in any prospectus supplement or in any free writing prospectus prepared by or on behalf of us or to which we have referred you. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. We are not offering to sell these securities in any jurisdiction where the offer or sale of these securities is not permitted. You should assume that the information contained or incorporated by reference in this prospectus, any prospectus supplement or any other offering material is accurate only as of the date on the front of those documents, regardless of the time of delivery of the documents or any sale of the securities.

i

ABOUT THIS PROSPECTUS

This prospectus is a part of a registration statement that we filed with the Securities and Exchange Commission (the “SEC”) utilizing an automatic shelf registration process. Under this shelf process, we may sell any combination of the securities described in this prospectus in one or more offerings. This prospectus provides you with a general description of the securities we may offer. Each time we sell securities, we will provide a prospectus supplement that will contain specific information about the terms of that particular offering, including the amount or number and other terms and conditions of the securities offered, the price at which the securities are offered, and the plan of distribution for the securities. The prospectus supplement may also add, update or change information contained in this prospectus. Therefore, for a complete understanding of our business, the offering and the offered securities, you should read both this prospectus and any prospectus supplement together with additional information described under the heading “Where You Can Find More Information.”

In this prospectus, unless the context indicates otherwise, the words “Joy Global,” “the company,” “we,” “our,” “ours” and “us” refer to Joy Global Inc. and its consolidated subsidiaries.

NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus, any accompanying prospectus supplement and the documents incorporated by reference into this prospectus or any prospectus supplement contain forward-looking statements, including estimates, projections, statements relating to our business plans, objectives, pending acquisitions and dispositions, expected operating results and other non-historical information, and the assumptions upon which those statements are based. These statements constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). These statements are identified by forward-looking terms such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “forecast,” “indicate,” “intend,” “may be,” “objective,” “plan,” “potential,” “predict,” “should,” “will be” and similar expressions. Forward-looking statements are based on current expectations and assumptions and are subject to risks and uncertainties that may cause actual results to differ materially from any forward-looking statement. Important factors that could cause our actual results to differ materially from the results anticipated by the forward-looking statements include:

•	general economic conditions;

•	changes affecting our industry, including demand for coal, copper and iron ore and other commodities, cyclical demand for equipment we manufacture and competitive pressures;

•	risks associated with international operations, including country specific or regional economic conditions and fluctuations in currency exchange rates;

•	our ability to develop products to meet the needs of our customers and the mining industry generally;

•	changes affecting our customers, including access to capital and regulations pertaining to mine safety, the environment or greenhouse gas emissions;

•	changes in laws and regulations or their interpretation and enforcement, including with respect to environmental matters;

•	changes in tax rates;

•	availability and cost of raw materials and manufactured components from third party suppliers;

•	our ability to protect our intellectual property;

•	our ability to hire and retain qualified employees and to avoid labor disputes and work stoppages;

•	our ability to generate cash from operations, obtain external funding on favorable terms and manage liquidity needs;

•	changes in interest rates;

•	changes in accounting standards or practices; and

•	our ability to complete planned acquisitions and divestitures and integrate businesses that we acquire.

In addition to the foregoing factors, forward-looking statements appearing in this prospectus and the accompanying prospectus supplement are qualified with respect to the risks discussed in Item 1A, “Risk Factors,” of our Annual Report on Form 10-K for our fiscal year ended October 29, 2010, and in other filings that we make from time to time with the SEC. Any or all of these factors could cause our results of operations, financial condition or liquidity for future periods to differ materially from those expressed in or implied by any forward-looking statement. Furthermore, there may be other factors that could cause our actual results to differ materially from the results referred to in the forward-looking statements. We undertake no obligation to update or revise any forward-looking statements to reflect events or circumstances after the date on which such statements are made or to reflect the occurrence of unanticipated events, except as required by law.

JOY GLOBAL INC.

We are a worldwide leader in high-productivity mining solutions. We manufacture and market original equipment and aftermarket parts and services for both underground and surface mining and certain industrial applications through two business segments: Underground Mining Machinery (Joy Mining Machinery, or “Joy”) and Surface Mining Equipment (P&H Mining Equipment, or “P&H”). Our equipment is used in major mining regions throughout the world to mine coal, copper, iron ore, oil sands and other minerals.

Underground Mining Machinery

Joy produces high productivity underground mining machinery for the extraction of coal and other bedded materials. It has significant facilities in Australia, South Africa, the United Kingdom, China and the United States as well as sales offices and service facilities in India, Poland and Russia. Joy products include: continuous miners; shuttle cars; flexible conveyor trains; complete longwall mining systems (consisting of powered roof supports, an armored face conveyor and a longwall shearer); continuous haulage systems; battery haulers; roof bolters; crushing equipment; and conveyor systems. Joy also maintains an extensive network of service and replacement parts distribution centers to rebuild and service equipment and to sell replacement parts and consumables in support of its installed base. This network includes five service centers in the United States and 10 outside the United States, all of which are company owned and operated and are strategically located in major underground mining regions.

Surface Mining Equipment

P&H produces electric mining shovels, rotary blasthole drills, walking draglines and large wheel loaders for open-pit mining operations. P&H has facilities in Australia, Brazil, Canada, Chile, China, South Africa, and the United States, as well as sales offices in India, Mexico, Peru, Russia, the United Kingdom and Venezuela. P&H products are used in mining copper, coal, iron ore, oil sands, silver, gold, diamonds, phosphate, and other minerals and ores. P&H also provides logistics and a full range of life cycle management service support for its customers through a global network of P&H MinePro Services® operations strategically located within major mining regions. In some markets, P&H MinePro Services also provides electric motor rebuilds and other selected products and services to the non-mining industrial segment. P&H also sells used electric mining shovels in some markets.

We are a Delaware corporation. Our headquarters are located at 100 East Wisconsin Ave, Suite 2780, Milwaukee, Wisconsin 53202, and our telephone number at that address is (414) 319-8500. We maintain a website at www.joyglobal.com, where general information about us is available. The contents of our website are not incorporated by reference into this prospectus.

RISK FACTORS

Investing in our securities involves risk. You should carefully consider the specific risks discussed under “Item 1A. Risk Factors” beginning on page 12 of our Annual Report on Form 10-K for the fiscal year ended October 29, 2010, previously filed with the SEC and incorporated by reference into this prospectus, and the sections entitled “Item 1A. Risk Factors” included in any subsequent Annual or Quarterly Report that may be incorporated by reference into this prospectus. Before making a decision to invest in our securities, you should carefully consider these risks as well as the other information contained or incorporated by reference in this prospectus or in any prospectus supplement. The value of our securities could decline due to any of these risks, and you could lose all or part of your investment.

USE OF PROCEEDS

Except as may otherwise be described in the applicable prospectus supplement or other offering material, we expect to use the net proceeds from the sale of the securities under this prospectus for general corporate purposes, which may include, among other things, capital expenditures, repaying indebtedness, acquisitions and additions to working capital. Additional information on the use of net proceeds from any sale of the securities offered by this prospectus may be set forth in the prospectus supplement relating to such offering.

RATIO OF EARNINGS TO FIXED CHARGES

Set forth below is our ratio of earnings to fixed charges for the nine months ended July 29, 2011, and for each year in the five-year period ended October 29, 2010.

	Nine Months Ended	Year Ended
	July 29,	October 29,	October 30,	October 31,	October 26,	October 28,

	2011	2010	2009	2008	2007	2006

Ratio of Earnings to Fixed Charges	19.8	18.5	18.0	13.6	12.9	41.0

For purposes of calculating the ratio of earnings to fixed charges, earnings consist of income from continuing operations before income taxes, income or loss from discontinued operations and extraordinary gains or losses, plus fixed charges. Fixed charges consist of interest expensed and capitalized, including amortization of debt issuance costs, and the interest component of rental expense.

Neither Joy Global nor any of its consolidated subsidiaries had any outstanding shares of preferred stock for the periods shown above. Accordingly, the ratio of combined fixed charges and preference dividends to earnings is identical to the ratio of earnings to fixed charges for the periods shown above.

DESCRIPTION OF DEBT SECURITIES

The following is a general description of the debt securities that we may from time to time offer under the registration statement, of which this prospectus forms a part. The particular terms of any debt securities we offer and the extent, if any, to which these general provisions apply will be described in the prospectus supplement relating to the debt securities.

As used in this prospectus, debt securities means the debentures, notes, bonds and other evidences of indebtedness that we may issue from time to time. Debt securities may also be issued as convertible debt securities or exchangeable debt securities. The debt securities either will be senior debt securities or subordinated debt securities. Senior debt securities will be issued under an Indenture, dated as of November 10, 2006, between Joy Global Inc. and Wells Fargo Bank, National Association, as trustee, as may be supplemented from time to time (the “Senior Indenture”). Subordinated debt securities will be issued under a subordinated debt indenture (the “subordinated indenture”) that we will enter into at the time of such an offering. This prospectus sometimes refers to the Senior Indenture and the subordinated indenture collectively as the “Indentures.”

The Senior Indenture and form of subordinated indenture are filed as exhibits to the registration statement of which this prospectus forms a part. The statements and descriptions in this prospectus or in any prospectus supplement regarding provisions of the Senior Indenture and subordinated indenture and the respective debt securities issuable thereunder are summaries thereof, do not purport to be complete and are subject to, and are qualified in their entirety by reference to, the provisions of the Senior Indenture, subordinated indenture and the corresponding debt securities, respectively, including the definitions therein of certain terms.

General

The debt securities will be our direct obligations. Except as otherwise described in a prospectus supplement, any senior debt securities will rank equally and ratably in right of payment with all of our other existing and future senior unsecured and unsubordinated debt. Any subordinated debt securities will be junior in right of payment to all of our present and future senior indebtedness to the extent and in the manner described in the accompanying prospectus supplement.

The relevant prospectus supplement for a series of debt securities that we issue will describe the material terms of the debt securities being offered with respect to each series, including:

•	the title of the debt securities and whether they are subordinated debt securities or senior debt securities;

•	any limit on the aggregate principal amount of the debt securities;

•	the price or prices at which we will sell the debt securities;

•	the maturity date or dates of the debt securities;

•	the rate or rates, if any, which may be fixed or variable, at which the debt securities shall bear interest, or the method of determining such rate or rates;

•	the date or dates from which any interest will accrue or the method by which such date or dates will be determined;

•	the dates on which we will pay interest on the debt securities and the record date for determining who is entitled to the interest payable on any interest payment date;

•	the place or places where the principal and interest on the debt securities shall be payable;

•	the right, if any, to extend the interest payment periods and the duration of any such deferral period, including the maximum consecutive period during which interest payment periods may be extended;

•	the price or prices at which, the period or periods within which and the terms and conditions upon which the debt securities may be redeemed, in whole or in part, at our option, pursuant to any sinking fund or otherwise;

•	if other than the principal amount thereof, the portion of the principal amount of the debt securities which shall be payable upon declaration of acceleration of the maturity or provable in bankruptcy;

•	our obligation, if any, to redeem, purchase or repay the debt securities pursuant to any sinking fund or analogous provisions or at the option of a holder thereof and the price or prices in the currency or currency unit in which the debt securities are payable, at which and the period or periods within which and the terms and conditions upon which the debt securities shall be redeemed, purchased or repaid, in whole or in part, pursuant to such obligation;

•	if other than denominations of $1,000 and any integral multiple thereof, the denominations, which may be in dollars or any foreign currency, in which the debt securities shall be issuable;

•	the form of the debt securities, including such legends as required by law or as we deem necessary or appropriate;

•	the currency or currencies in which payments of interest or principal and other amounts are payable with respect to the debt securities are to be denominated, payable, redeemable or repurchasable, as the case may be;

•	whether the debt securities are issuable in tranches;

•	whether, and under what circumstances, the debt securities shall be convertible into, or exchangeable for, any other debt securities, shares of any common stock or other securities;

•	if other than the trustee, the trustees, authenticating or paying agents, transfer agents or registrars or any other agents with respect to the debt securities of the company;

•	any deletions from, modifications of or additions to the events of default or covenants with respect to the debt securities, whether or not such events of default or covenants are consistent with the events of default or covenants set forth in the Indentures;

•	whether, under what circumstances and the currency in which, we will pay additional amounts as contemplated by the Indentures on the debt securities to any holder who is a non-United States person in respect of any tax, assessment or governmental charge and, if so, whether we will have the option to redeem such debt securities rather than pay such additional amounts (and the terms of any such option);

•	the terms of any subsidiary guarantees of the debt securities; and

•	any other terms or conditions upon which the debt securities are to be issued.

Unless the relevant prospectus supplement indicates otherwise, the debt securities will not be subject to any covenants or other provisions that specifically are intended to afford holders of the debt securities special protection in the event of a highly leveraged transaction.

(Indentures, Section 2.3)

Guarantees

Any series of debt securities may be guaranteed by one or more of our direct or indirect subsidiaries. Each prospectus supplement will describe any guarantees for the benefit of the series of debt securities to which it relates. Unless otherwise provided in a prospectus supplement, guarantees of senior debt securities will rank equally and ratably in right of payment with all other existing and future unsecured and unsubordinated indebtedness of the respective guarantors. Guarantees of subordinated debt securities will be junior in right of payment to all of the present and future senior indebtedness of the respective guarantors to the extent described in the accompanying prospectus supplement.

Subordination of Subordinated Debt Securities

All subordinated debt securities will, to the extent set forth in the subordinated indenture, or in a resolution of the Board of Directors establishing certain terms of such subordinated debt securities or in a supplemental indenture applicable to such subordinated debt securities, be subordinated in right of payment to the prior payment of all indebtedness that is deemed to be senior to such subordinated debt securities. The prospectus supplement applicable to any subordinated debt securities will describe the applicable subordination provisions and the indebtedness that is deemed to be senior to such subordinated debt securities.

Conversion or Exchange

If any debt securities being offered are convertible into or exchangeable for common stock or other securities of the company, the relevant prospectus supplement will set forth the terms of conversion or exchange. Those terms will include whether conversion or exchange is mandatory, at the option of the holder or at our option, and the number of shares of common stock or other securities, or the method of determining the number of shares of common stock or other securities, to be received by the holder upon conversion or exchange. These provisions may allow or require the number of shares of our common stock or other securities to be received by the holders of such series of debt securities to be adjusted.

Consolidation, Merger, Sale or Conveyance

Unless the relevant prospectus supplement indicates otherwise, the Indentures generally do not restrict our ability to consolidate or merge with another company or firm or to sell or lease substantially all of our assets to another company or firm. However, upon any such consolidation, merger, sale, conveyance or lease, other than a merger in which we are the continuing corporation, the continuing corporation must execute a supplemental indenture under which it agrees to expressly assume the obligations regarding (i) the due and punctual payment of the principal of and interest on all of the debt securities and (ii) the due and punctual performance and observance of all of the covenants and conditions of the Indentures to be performed by the company. (Indentures, Section 9.1)

Events of Default

Unless stated otherwise in a prospectus supplement, an “Event of Default” with respect to any series of debt securities includes:

(i)	default in the payment of any installment of interest upon any debt securities as and when the same shall become due and payable, and continuance of such default for a period of 30 days;

(ii)	default in the payment of the principal as and when the same shall become due and payable either at maturity, upon redemption (for any sinking fund payment or otherwise), by declaration or otherwise;

(iii)	our failure to duly observe or perform any other of the covenants or agreements in the debt securities or applicable Indenture for a period of 90 days after the date on which written notice of such failure is given by the trustee, or by the holders of at least 25% in aggregate principal amount of the debt securities;

(iv)	any subsidiary guarantee relating to the debt securities ceases to be in full force and effect (other than in accordance with the terms of such subsidiary guarantee) or a subsidiary guarantor denies or disaffirms its obligations under its subsidiary guarantee (other than by reason of a release of a subsidiary guarantor from its guarantee in accordance with the terms of such guarantee);

(v)	events of our bankruptcy, insolvency or reorganization specified in the applicable Indenture; or

(vi)	any other event of default provided in a supplemental indenture, resolution of our Board of Directors under which a series of debt securities is issued or in the form of debt security.

(Indentures, Section 5.1)

Remedies

If an Event of Default with respect to any series of debt securities has occurred and is continuing, unless the relevant prospectus supplement indicates otherwise, the trustee or the holders of not less than 25% in aggregate principal amount of the applicable series of debt securities then outstanding may declare the principal of all the debt securities of such series to be due and payable immediately. Upon any such declaration, the principal amount of such series shall become immediately due and payable. If such a declaration occurs, the holders of a majority of the aggregate principal amount of the outstanding debt securities of that series can, subject to conditions specified in the applicable Indenture, waive all defaults and rescind the declaration and its consequences. (Indentures, Section 5.1)

The Indentures provide that the holders of a majority in aggregate principal amount of the outstanding debt securities of any affected series may direct the time, method and place of conducting any proceeding for any remedy available to the trustee, or exercising any trust or power conferred upon the trustee with respect to the debt securities of such series. (Indentures, Section 5.9) The right of a holder to institute a proceeding with respect to the applicable Indenture is subject to certain conditions precedent, including written notice to the trustee, the demand by holders of at least 25% in aggregate principal amount of the securities of the affected series of debt securities that the trustee institute action in its own name, and such holders’ provision of reasonable indemnity to the trustee, if required by the trustee. However, each holder has the right to institute suit for the enforcement of any payment of principal and interest on the debt securities on or after the respective due dates stated in such security, and such right shall not be impaired or affected without the consent of such holder. (Indentures, Sections 5.6, 5.7)

We will furnish to the trustee annual statements as to the fulfillment of our obligations under the applicable Indenture. (Indentures, Section 3.5)

Satisfaction and Discharge of Obligations; Defeasance

The Indentures permit us to discharge our obligations with respect to a series of debt securities and the applicable Indenture by paying or causing to be paid the outstanding principal of and interest on all of the debt securities of such series or by delivering all of the debt securities of such series to the trustee for cancellation. We may also effect a discharge under the Indentures if the debt securities are due and payable, or will become due and payable or callable for redemption within one year, and we have irrevocably deposited or caused to be deposited with the trustee as trust funds the entire amount in the currency or currency unit required or Government Obligations (which is defined in each Indenture and principally consist of obligations of, or guaranteed by, the United States) that will mature at such time and in such amounts as to be sufficient to pay at maturity or upon redemption the outstanding principal and interest of all debt securities. (Indentures, Section 10.1(a)) In addition to the conditions specified in the preceding sentence, to effect a discharge under the Senior Indenture, we must have:

(i)	no Event of Default that has occurred and is continuing on the date of such deposit, or shall occur as a result of such deposit, and such deposit will not result in a breach or violation of, or constitute a default under, any other instrument to which we are a party;

(ii)	deposited irrevocable instructions to the trustee to apply the deposited money toward the payment of the debt securities at maturity or on the redemption date; and

(iii)	delivered to the trustee a customary officers’ certificate and opinion of counsel stating that all conditions precedent relating to the satisfaction and discharge of the Senior Indenture have been complied with.

(Senior Indenture, Section 10.1(a))

We may defease our obligations with respect to a series of debt securities and the applicable Indenture (except such provisions that survive in accordance with the terms of such Indenture) by irrevocably depositing, or causing to be deposited, funds with the trustee in trust solely for the benefit of the holders of debt securities cash in the currency or currency unit required or Government Obligations maturing as to principal and interest in such amounts and at such times as are sufficient in the opinion of a nationally recognized investment bank, appraisal firm or firm of independent public accountants, expressed in a written certification thereof delivered to the trustee, without consideration of any reinvestment of such principal or interest, to pay the principal of and interest on the outstanding debt securities of the affected series. Funds deposited with the trustee to defease our obligations under any series of debt securities must be accompanied by an irrevocable trust agreement that includes provision for (i) payment of principal and interest when due on the affected series of debt securities, (ii) the payment of expenses of the trustee, (iii) rights of registration, transfer, substitution and exchange of debt securities of such series and (iv) continuation of the rights, obligations and immunities of the trustee. (Indentures, Section 10.1(b))

To effect such defeasance, we must also deliver to the trustee (i) an officers’ certificate and an opinion of counsel stating that the conditions to such a defeasance have been satisfied and (ii) an opinion of counsel to the effect that (a) as a result of the deposit of funds with the trustee, there is no obligation for the company, the trustee or the trust to register as an investment company under the Investment Company Act of 1940 or that such registration has been effected and (b) the holders of the affected debt securities will not recognize income, gain or loss for federal income tax purposes as a result of the defeasance and that holders will be subject to federal income tax on the same amount and in the same manner and at the same time as would have been the case had such defeasance not occurred. (Indentures, Section 10.1(b))

Modification and Waiver

We may modify or amend the Indentures by executing a supplemental indenture without the consent of the holders of any of our outstanding debt securities for various enumerated purposes, including to:

•	establish the form or terms of any series of debt securities;

•	convey, transfer, assign, mortgage or pledge any property or assets to the trustee as security for the debt securities of any series;

•	evidence the succession by another corporation to the company and the assumption by such corporation of the covenants, agreement and obligations of the company;

•	to add further covenants, restrictions, conditions or provisions as our board of directors and the trustee shall consider to be for the protection of the holders and to make the occurrence, or the occurrence and continuance, of a default of any such additional covenant, restriction, condition or provision an event of default under the applicable Indenture;

•	cure any ambiguity or to correct or supplement any provision contained in the applicable Indenture or in any supplemental indenture that may be defective or inconsistent with any other provision contained in the Indentures or any applicable supplemental indenture;

•	comply with any SEC requirement in connection with the qualification of the Indentures under the Trust Indenture Act of 1939, as amended;

•	evidence and provide for the acceptance of appointment of a successor trustee and to make such changes are may become necessary to provide for or facilitate the administration of trusts by more than one trustee;

•	provide any security for, or any guarantees, including subsidiary guarantees, of debt securities of one or more series; and

•	make any other amendments, modifications or supplements to the applicable Indenture or series of debt securities, provided that such amendments, modifications or supplements shall only apply to subsequently issued debt securities.

(Indentures, Section 8.1)

We also may modify or amend the Indentures with the consent of the holders of a majority in aggregate principal amount of the outstanding debt securities of each series affected by the modification or amendment. However, no such modification or amendment may, without the consent of the holder of each affected debt security (i) extend the final maturity of any debt security or reduce the principal, premium or interest thereon, or extend the time for payment, reduce the amount payable for redemption or upon the acceleration of the maturity, (ii) impair or affect the right of any holder to institute suit for payment or, (iii) if so provided in the debt securities, impair or affect any right of repayment at the option of the holder or (iv) reduce the stated percentage of holders of debt securities necessary to modify or amend the Indentures. (Indentures, Section 8.2)

The holders of a majority in aggregate principal amount of the outstanding debt securities of any series may, on behalf of the holders of all the debt securities of such series, waive any past default under the applicable Indenture or its consequences, except a default in the payment of the principal of or interest on any of the debt securities of such series and certain covenants and provisions of the Indenture that cannot be modified or be amended without the consent of the holder of each outstanding debt security of the series affected as described above. In the case of any such waiver, we, the trustee, and the holders of any such series of debt securities shall be restored to their former positions and rights under the applicable Indenture. (Indentures, Sections 5.01, 5.10)

Payment and Paying Agents

Unless the relevant prospectus supplement indicates otherwise, payment of interest on a debt security on any interest payment date will be made to the person in whose name such debt security is registered at the close of business on the regular record date for such interest payment. If there has been a default in the payment of interest on any debt security, the defaulted interest may be paid to the holder of such debt security as of the close of business on a special record date that is (i) no less than 10 nor more than 15 days before the date established by the trustee for proposed payment of such defaulted interest and (ii) no less than 10 days after the date notice of the proposed payment is delivered to the trustee, or in any other manner permitted by any securities exchange on which that debt security may be listed, if the trustee finds it practicable. (Indentures, Section 2.7)

Unless the relevant prospectus supplement indicates otherwise, principal of and interest, if any, on, the debt securities will be payable at the office of the paying agent designated by us. Unless otherwise indicated in the relevant prospectus supplement, the corporate trust office of the trustee will be designated as our sole paying agent for payments with respect to debt securities of each series. Any other paying agents initially designated by us for the debt securities of a particular series will be named in the relevant prospectus supplement. (Indentures, Section 3.2)

All monies paid by us to a paying agent for the payment of the principal of and interest, if any, on, any debt security which remain unclaimed for two years after such principal, premium or interest has become due and payable will, subject to compliance with applicable abandoned property law, be repaid to us, and the holder of such debt security thereafter may look only to us for payment. (Indentures, Section 10.4)

Form, Exchange and Transfer

The debt securities of each series may be issued as registered securities, bearer securities (with or without coupons attached) or both. Unless otherwise specified in the applicable prospectus supplement, registered securities will be issued in denominations of $1,000 and any integral multiple thereof. Subject to the terms of the applicable Indenture and the limitations applicable to global securities described in the applicable prospectus supplement, registered securities will be exchangeable for other registered securities of the same series, in any authorized denomination and of like tenor and aggregate principal amount. (Indentures, Sections 2.7, 2.8)

Subject to the terms of the applicable Indenture and the limitations applicable to global securities set forth in the applicable prospectus supplement, debt securities issued as registered securities may be presented for exchange or for registration of transfer (duly endorsed or with the form of transfer duly executed) at the office of the security registrar or at the office of any transfer agent designated by us for that purpose. Unless otherwise provided in the debt securities to be transferred or exchanged, no service charge will be made for any registration of transfer or exchange, but we may require payment of any taxes or other governmental charges. Any transfer agent initially designated by us for any debt securities will be named in the applicable prospectus supplement. We may at any time designate additional transfer agents or rescind the designation of any transfer agent or approve a change in the office through which any transfer agent acts, except that we will be required to maintain a transfer agent in each place of payment for the debt securities of each series. (Indentures, Sections 2.8, 3.2)

Debt securities of a series may be issuable in whole or in part in the form of one or more global debt securities, as described below under “Global Securities.”

If the debt securities of any series are to be redeemed, we will not be required to:

•	issue, register the transfer of, or exchange any debt securities of that series during a period beginning at the opening of business 15 days before the day of mailing of the relevant notice of redemption; or

•	register the transfer of or exchange any debt securities so selected for redemption, in whole or in part, except the unredeemed portion of any registered security being redeemed in part.

(Indentures, Section 2.8)

Global Securities

The debt securities of each series may be represented by one or more global securities that will have an aggregate principal amount equal to that of the debt securities they represent. A debt security in global form will be deposited with, or on behalf of, a depositary identified in the applicable prospectus supplement. Global securities will be issued in registered form and may be in either temporary or permanent form. A global security may not be exchanged or transferred, except as a whole, among the depositary for that debt security and/or its nominees and/or successors. The specific terms of the depositary arrangement with respect to any debt securities of a series and the rights and limitations upon owners of beneficial interests in a global security will be described in the applicable prospectus supplement. (Senior Indenture, Section 2.8 and Indentures, Section 2.15)

Resignation of the Trustee; Removal

The trustee may resign at any time by giving written notice to us, or the holders of a majority in principal amount of any series of debt securities may remove the trustee at any time by giving written notice to us and the trustee. No resignation or removal of a trustee and no appointment of a successor trustee will be effective until the acceptance of appointment by a successor trustee. We may remove the trustee if:

(i)	the trustee fails to comply or has or acquires any conflicting interest as defined in Section 310(b) of the Trust Indenture Act;

(ii)	the trustee ceases to be eligible to continue serving as trustee in accordance with the provisions of the applicable Indenture and does not resign after written request therefor by us or any holder of debt securities; or

(iii)	the trustee becomes incapable of acting with respect to any series of debt securities, or becomes subject to certain events of bankruptcy, insolvency or reorganization specified in the applicable Indenture.

(Indentures, Section 6.10)

Notices

Notices to holders of debt securities will be given by mail to the addresses of such holders as they may appear in the security register for debt securities. (Senior Indenture, Section 11.6; Subordinated Indenture, Section 11.4)

Title

We, the trustee and any agent of us or the trustee may treat the person in whose name debt securities are registered as the absolute owner thereof, whether or not the debt securities may be overdue, for the purpose of making payments and for all other purposes irrespective of notice to the contrary. (Indentures, Section 7.3)

Governing Law

The Indentures, the debt securities and any subsidiary guarantee of the debt securities will be governed by, and construed in accordance with, the laws of the State of New York. (Senior Indenture, Section 11.10; subordinated indenture, Section 11.8)

DESCRIPTION OF COMMON STOCK

The following description of our common stock sets forth certain general terms of our common stock to which any prospectus supplement will relate. This section also summarizes certain relevant provisions of the Delaware General Corporation Law, which we refer to as the DGCL. The terms of our Amended and Restated Certificate of Incorporation (“Certificate of Incorporation”) and our Amended and Restated Bylaws (“Bylaws”) as well as the terms of the DGCL, are more detailed than the general information provided below. Therefore, you should carefully consider the actual provisions of these documents.

Authorized and Outstanding Shares

Our authorized capital stock consists of (i) 150,000,000 shares of common stock, par value $1.00 per share, and (ii) 5,000,000 shares of preferred stock, par value $1.00 per share. As of August 29, 2011, 105,096,841 shares of our common stock were outstanding and no shares of preferred stock were outstanding.

Dividend Rights

Subject to the prior rights of the holders of any preferred stock, the holders of common stock shall be entitled to dividends if, when and as the same shall be declared by our Board of Directors and as may be permitted by applicable law.

Voting Rights and Cumulative Voting

Holders of our common stock are entitled to one vote for each share held on all matters submitted to a vote of stockholders and do not have cumulative voting rights.

Preemptive Rights

Holders of common stock have no preemptive rights to purchase additional shares of common stock or any other securities of Joy Global.

Liquidation Rights

Upon liquidation, dissolution or winding up of Joy Global, the holders of common stock are entitled to receive pro rata assets of Joy Global that are legally available for distribution, after payment of all debts and other liabilities and subject to the prior rights of any holders of preferred stock then outstanding.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is American Stock Transfer & Trust Company.

Certain Anti-Takeover Matters

Delaware Business Combination Statute

Under Section 203 of the DGCL, a corporation is prohibited from engaging in any business combination with a stockholder who, together with its affiliates or associates, owns (or who is an affiliate or associate of the corporation and within a three-year period did own) 15% or more of the corporation’s outstanding voting stock (which we refer to as an “interested stockholder”) for a three-year period following the time the stockholder became an interested stockholder, unless:

•	prior to the time the stockholder became an interested stockholder, the board of directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;

•	the interested stockholder owned at least 85% of the voting stock of the corporation, excluding specified shares, upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder; or

•	at or subsequent to the time the stockholder became an interested stockholder, the business combination is approved by the board of directors of the corporation and authorized by the affirmative vote, at an annual or special meeting, and not by written consent, of at least 66 2/3% of the outstanding voting shares of the corporation, excluding shares held by that interested stockholder.

A business combination generally includes:

•	mergers and consolidations with or caused by an interested stockholder;

•	sales or other dispositions of 10% or more of the assets of a corporation to an interested stockholder;

•	specified transactions resulting in the issuance or transfer to an interested stockholder of any capital stock of the corporation or its subsidiaries; and

•	other transactions resulting in a disproportionate financial benefit to an interested stockholder.

The provisions of Section 203 of the DGCL do not apply to a corporation if, subject to certain requirements, the certificate of incorporation or bylaws of the corporation contain a provision expressly electing not to be governed by the provisions of the statute or the corporation does not have voting stock listed on a national securities exchange or held of record by more than 2,000 stockholders.

Because our Certificate of Incorporation and Bylaws do not include any provision to “opt-out” of Section 203 of the DGCL, the statute will apply to business combinations involving us.

Provisions of our Certificate of Incorporation and Bylaws

Our Certificate of Incorporation permits our stockholders to approve amendments to our Certificate of Incorporation and Bylaws upon the affirmative vote of two-thirds of the combined voting power of shares then outstanding. These provisions could enable the holders of a minority of our outstanding shares to exercise veto powers over stockholder-proposed amendments to our organizational documents.

Our Bylaws provide (i) for stockholder action only at a stockholders’ meeting and prohibit stockholder action by written consent; (ii) that stockholders wishing to nominate a director at an annual meeting or at a special meeting must comply with strict advance written notice provisions; (iii) that special meetings of stockholders can only be called by our Chief Executive Officer, pursuant to a resolution by two-thirds of the Board of Directors or by written request to the Chairman of our Board of Directors by stockholders representing at least two-thirds of the outstanding common stock entitled to vote.

We believe that the provisions described in the preceding paragraphs, taken together, may reduce the possibility that a third party could effect a change in the composition of our Board of Directors without the support of the incumbent board. The provisions may have significant effects on the ability of our stockholders to change the composition of the incumbent board, to benefit from transactions that are opposed by the incumbent board, to assume control of us or effect a fundamental corporate transaction such as a merger. Nevertheless, although we have not experienced any problems in the past with the continuity or stability of the Board of Directors, management believes that the provisions help assure the continuity and stability of our policies in the future, since the majority of the directors at any time will have prior experience as directors.

Stockholder Rights Plan

Our Board of Directors has adopted a preferred stock purchase rights plan. Under the plan, each share of common stock currently includes one right to purchase preferred stock. We have summarized selected provisions of the rights below. This summary is not complete. We have previously filed the rights agreement, as amended, with the SEC, and you should read it for provisions that may be important to you.

Currently, the rights are not exercisable and are attached to all outstanding shares of common stock. The rights will separate from the common stock and become exercisable:

•	ten days after public announcement that a person or group of affiliated or associated persons has acquired, or obtained the right to acquire, beneficial ownership of 15% of the outstanding common stock; or

•	ten business days following the start of a tender offer or exchange offer that would result in a person acquiring beneficial ownership of 15% of the outstanding common stock.

Our Board of Directors can elect to delay the separation of the rights from the common stock beyond the ten business days after the start of a tender or exchange offer referred to in the second bullet point. A 15% beneficial owner is referred to as an “acquiring person” under the plan. Until the rights are separately distributed, the rights will be evidenced by the common stock certificates and will be transferred with and only with the common stock certificates.

After the rights are separately distributed, each right will entitle the holder to purchase from the company one one-hundredth of a share of our Series A Junior Participating Preferred Stock for a purchase price of approximately $100. The rights will expire at the close of business on August 5, 2012, unless we redeem or exchange them earlier as described below.

If a person becomes an acquiring person, the rights will become rights to purchase shares of common stock for one-half the current market price (as defined in the rights agreement) of the common stock. This occurrence is referred to as a “flip-in event” under the plan. After any flip-in event, all rights that are beneficially owned by an acquiring person, or by certain related parties, will be null and void. Our Board of Directors has the power to decide that a particular tender or exchange offer for all outstanding shares of our common stock is fair to and otherwise in the best interests of our stockholders. If our Board makes this determination, the purchase of shares under the offer will not be a flip-in event.

If, after there is an acquiring person, we are acquired in a merger or other business combination transaction or 50% or more of our assets or earning power are sold or transferred, each holder of a right will have the right to purchase shares of common stock of the acquiring company at a price of one-half the current market price of that stock. An acquiring person will not be entitled to exercise its rights, which will have become void.

Until a person has become an acquiring person, our Board of Directors may decide to redeem the rights at a price of one cent per right. At any time after a flip-in event and prior to a person becoming the beneficial owner of 50% or more of the shares of common stock, our Board may decide to exchange the rights for shares of common stock on a one-for-one basis. Rights owned by an acquiring person, which will have become void, will not be exchanged.

Other than certain provisions relating to the principal economic terms of the rights, the rights agreement may be amended by our Board of Directors as long as the rights are redeemable. Thereafter, the provisions of the rights agreement may be amended by our Board of Directors in order to cure any ambiguity, defect or inconsistency, to make changes that do not materially adversely affect the interests of holders of rights (excluding the interests of any acquiring person), or to shorten or lengthen any time period under the rights agreement. No amendment to lengthen the time period for redemption may be made if the rights are not redeemable at that time.

The rights have certain anti-takeover effects. The rights will cause substantial dilution to any person or group that attempts to acquire us without the approval of our board of directors. As a result, the overall effect of the rights may be to render more difficult or discourage any attempt to acquire us even if the acquisition may be favorable to the interests of our stockholders. Because our Board of Directors can redeem the rights or approve a tender or exchange offer, the rights should not interfere with a merger or other business combination approved by our Board of Directors.

DESCRIPTION OF PREFERRED STOCK

We may issue, separately or together with or upon conversion of or exchange for other securities, preferred stock, par value $1.00 per share, as set forth in the applicable prospectus supplement. The following summaries do not purport to be complete and are subject to, and are qualified in their entirety by reference to our Certificate of Incorporation and Bylaws.

General

Our Certificate of Incorporation authorizes our Board of Directors, from time to time without further shareholder action, to provide for the issuance of up to 5,000,000 shares of preferred stock, in one or more series, and to fix the relative rights and preferences of the shares, including voting powers (provided that no series shall be designated as non-voting), dividend rights, liquidation preferences, redemption rights, conversion privileges and any other designations, preferences, rights, qualifications and restrictions applicable to the preferred stock. As of the date of this prospectus, 1,000,000 shares of preferred stock have been designated as Series A Junior Participating Preferred Stock pursuant to our Rights Agreement, dated July 16, 2002. On the date of this prospectus, no shares of preferred stock were outstanding and the Board of Directors has made no provision for the issuance of any series of preferred stock.

The applicable prospectus supplement will describe the specific terms of any preferred stock offered thereby, including:

•	the number of shares of preferred stock being offered;

•	the title and liquidation preference of the preferred stock being offered;

•	the purchase price of the preferred stock;

•	the dividend rate or method for determining the dividend rate;

•	the dates on which dividends will be paid;

•	whether dividends on the preferred stock will be cumulative or non-cumulative and, if cumulative, the dates from which dividends will accumulate;

•	the voting rights of the preferred stock;

•	whether the preferred stock will be convertible into or exchangeable for other securities;

•	any redemption or sinking fund provisions applicable to the preferred stock;

•	any liquidation rights or preference to which the holders of preferred stock shall be entitled upon any liquidation, dissolution or winding up of the company;

•	any limitations on the issuance of any class or series of preferred stock ranking senior to or on parity with the series of preferred stock being offered with respect to dividend rights or conversion or liquidation preferences;

•	any exchange on which the preferred stock will be listed; and

•	any other terms, preferences, rights, limitations or restrictions applicable to the preferred stock.

Rank

Unless otherwise specified in the applicable prospectus supplement, the preferred stock will, with respect to distribution rights and rights upon liquidation, dissolution or winding up of the company, rank (i) senior to our common stock and to any series of preferred stock which specifically provides that it will rank junior to the preferred stock being offered, (ii) junior to any series of preferred stock which specifically provides that it will rank senior to the preferred stock being offered and (iii) on parity with any other series of preferred stock.

Dividend Rights

Holders of preferred stock will have the dividend rights set forth in the applicable prospectus supplement. Dividends on any series of preferred stock, if cumulative, will be cumulative from and after the date set forth in the applicable prospectus supplement. Any restriction on the repurchase or redemption of shares of preferred stock while dividends on such shares are in arrears shall be set forth in the applicable prospectus supplement.

Transfer Agent and Registrar

We will appoint a transfer agent and registrar for the preferred stock will be set forth in the applicable prospectus supplement.

Certain Anti-Takeover Matters

Refer to “Description of Common Stock—Certain Anti-Takeover Matters” for a discussion our preferred stock purchase rights plan, including our Series A Junior Participating Preferred Stock, and other provisions of Delaware law and our Certificate of Incorporation and Bylaws that may have the effect of delaying, deferring or preventing a change of control.

DESCRIPTION OF WARRANTS

We may issue warrants to purchase debt securities or shares of our common or preferred stock. Warrants may be issued independently or together with our debt securities or common or preferred stock and may be attached to or separate from any underlying securities. Each series of warrants will be issued under a separate warrant agreement to be entered into between us and a warrant agent. The warrant agent will act solely as our agent in connection with the warrants of such series and will not assume any obligation or relationship of agency for or with holders or beneficial owners of warrants. As of the date of this prospectus, we have no warrants outstanding.

The applicable prospectus supplement will describe the specific terms of any warrants offered thereby, including:

•	the title and aggregate number of the warrants;

•	the price or prices at which the warrants will be offered;

•	the debt securities, common stock or preferred stock for which each warrant is exercisable and the designation and terms relating to such securities;

•	the date or dates on which the right to exercise such warrants will commence and expire;

•	the price or prices at which such warrants are exercisable;

•	the currency or currencies, including composite currencies, in which the exercise price of the warrants may be payable;

•	the terms of any anti-dilution or other adjustment provisions;

•	the terms of any mandatory or optional call provisions;

•	if applicable, the date on and after which the warrants and the debt securities, common stock or preferred stock underlying the warrants will be separately transferable;

•	the exchanges, if any, on which such warrants may be listed;

•	information with respect to book-entry procedures;

•	the identity of the warrant agent; and

•	any additional terms of the warrants, including the terms, procedures and limitations relating to the exchange and exercise of the warrants.

DESCRIPTION OF STOCK PURCHASE CONTRACTS AND STOCK PURCHASE UNITS

We may issue stock purchase contracts, including contracts obligating holders to purchase from or sell to us, and obligating us to sell to or purchase from the holders, a specified number of shares of common stock or preferred stock at a future date or dates, which we refer to in this prospectus as stock purchase contracts. The price per share of the securities and the number or amount of securities may be fixed at the time the stock purchase contracts are issued or may be determined by reference to a specific formula set forth in the stock purchase contracts, and may be subject to adjustment under anti-dilution formulas. The stock purchase contracts may be issued separately or as part of units, which we refer to as stock purchase units, consisting of a stock purchase contract and debt securities or debt obligations of third parties, including United States treasury securities, in each case securing the holders’ obligations to purchase the common stock or preferred stock under the stock purchase contracts. The stock purchase contracts may require holders to secure their obligations under the stock purchase contracts in a manner specified in the applicable prospectus supplement. The stock purchase contracts may also require us to make periodic payments to the holders of the stock purchase units, or vice versa, and those payments may be unsecured or pre-funded on some basis.

The applicable prospectus supplement will describe the terms of any stock purchase contracts or stock purchase units offered thereby and will contain a discussion of any material federal income tax considerations applicable to the stock purchase contracts and stock purchase units. The description of the stock purchase contracts or stock purchase units contained in this prospectus is not complete and the description in any applicable prospectus supplement will not necessarily be complete, and reference will be made to the stock purchase contracts and, if applicable, collateral or depositary arrangements relating to the stock purchase contracts or stock purchase units, which will be filed with the SEC each time we issue stock purchase contracts or stock purchase units.

PLAN OF DISTRIBUTION

We may sell the securities offered by this prospectus:

•	to or through underwriters;

•	through dealers;

•	through agents;

•	directly to one or more purchasers; or

•	through any combination of these methods of sale.

We will describe in the accompanying prospectus supplement the specific plan of distribution, including, if required, (i) the identity of any underwriters, dealers or agents and the amount of securities underwritten or purchased by them and their compensation, (ii) the initial offering price of the securities and the proceeds that we will receive from the sale and (iii) any securities exchange on which the securities will be listed.

We (directly or through agents) may sell, and the underwriters may resell, the securities in one or more transactions, including negotiated transactions, at a fixed public offering price or prices, which may be changed, at market prices prevailing at the time of sale, at prices related to prevailing market prices or at negotiated prices.

In connection with the sale of our securities, the underwriters or agents may receive compensation from us or from purchasers of the securities for whom they may act as agents. The underwriters may sell securities to or through dealers, who may also receive compensation from purchasers of the securities for whom they may act as agents. Compensation may be in the form of discounts, concessions or commissions. Underwriters, dealers and agents that participate in the distribution of the securities may be underwriters as defined in the Securities Act, and any discounts or commissions received by them from us and any profit on the resale of the securities by them may be treated as underwriting discounts and commissions under the Securities Act.

We may indemnify the underwriters and agents against certain civil liabilities, including liabilities under the Securities Act, or contribute to payments they may be required to make in respect of such liabilities.

Underwriters, dealers and agents may engage in transactions with, or perform services for, us or our affiliates in the ordinary course of their businesses.

If so indicated in the prospectus supplement relating to a particular offering of securities, we will authorize underwriters, dealers or agents to solicit offers by certain institutions to purchase the securities from us under delayed delivery contracts providing for payment and delivery at a future date. These contracts will be subject only to those conditions set forth in the prospectus supplement, and the prospectus supplement will set forth the commission payable for solicitation of these contracts.

LEGAL MATTERS

Unless otherwise specified in the applicable prospectus supplement, certain legal matters in connection with the securities will be passed upon by Sean D. Major, our Executive Vice President, General Counsel and Secretary. Any underwriter or agent will be advised about legal matters relating to any offering by its own legal counsel.

EXPERTS

The consolidated financial statements and financial statement schedule of Joy Global Inc. at October 29, 2010 and October 30, 2009, and for each of the three years in the period ended October 29, 2010 and the effectiveness of Joy Global Inc.’s internal control over financial reporting as of October 29, 2010 included in this registration statement have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon, appearing elsewhere herein. Such consolidated financial statements and Joy Global Inc.’s management’s assessment of the effectiveness of internal control over financial reporting as of October 29, 2010 are included in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

The financial statements for the year ended December 31, 2010 of LeTourneau Technologies, Inc. (“LeTourneau”), incorporated in this prospectus by reference from the September 2, 2011 amendment to our Current Report on Form 8-K dated June 22, 2011, have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report, which is incorporated herein by reference. Such financial statements have been so incorporated in reliance upon the report of such firm given upon their authority as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available to the public on the Internet at the SEC’s web site at http://www.sec.gov. The information contained on the SEC’s web site is expressly not incorporated by reference into this prospectus, except as expressly set forth in “Incorporation of Certain Documents By Reference” below. You may also read and copy any document we file at the SEC’s public reference room at 100 F Street N.E., Washington, D.C. 20549. You can obtain further information on the operation of the public reference room by calling the SEC at 1-800-SEC-0330.

Our common stock is listed on the Nasdaq Global Select Market under the symbol “JOYG.” Our Internet address is http://www.joyglobal.com. The contents of our web site are not part of, and shall not be deemed incorporated by reference in, this prospectus and our Internet address is included in this document as an inactive textual reference only.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC allows us to “incorporate by reference” the information we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below that we have filed with the SEC:

•	our Annual Report on Form 10-K for the fiscal year ended October 29, 2010, filed with the SEC on December 20, 2010;

•	our Quarterly Reports on Form 10-Q for the fiscal quarters ended January 28, 2011, April 29, 2011 and July 29, 2011, which were filed with the SEC on March 4, 2011, June 6, 2011 and September 7, 2011, respectively;

•	our Current Reports on Form 8-K, filed with the SEC on November 1, 2010, March 8, 2011, April 1, 2011, May 18, 2011, June 22, 2011 (as amended by Amendment No. 1 filed on September 2, 2011 and by Amendment No. 2 filed on October 6, 2011), July 15, 2011, August 3, 2011, September 1, 2011 and October 6, 2011; and

•	the description of our common stock contained in our Registration Statement on our Current Report on Form 8-K filed on December 23, 2004, and the description of the Preferred Stock Purchase Rights contained in the Registration Statement on Form 8-A filed on July 17, 2002.

We also incorporate by reference any future filings that we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act (other than any portions of any such documents that are furnished, rather than filed, by us in accordance with SEC rules) prior to the completion of the sales of the securities offered hereby.

If you make a written or oral request for copies of any of the documents incorporated by reference, we will send you the copies you requested at no charge. However, we will not send exhibits to such documents unless such exhibits are specifically incorporated by reference in such documents. You should direct requests for such copies to: Joy Global Inc., 100 East Wisconsin Ave, Suite 2780, Milwaukee, Wisconsin 53202, attention: Corporate Secretary. Our telephone number is (414) 319-8500.

JOY GLOBAL INC.

INDEX TO FINANCIAL STATEMENTS

Consolidated Financial Statements
As of October 29, 2010 and October 30, 2009 and
for the Years Ended October 29, 2010, October 30, 2009 and October 31, 2008

All other schedules are omitted because they are either not applicable or the required information is shown in the financial statements or notes thereto.

Consolidated Financial Statements
as of October 29, 2010 and October 30, 2009 and
for the Years Ended October 29, 2010, October 30, 2009 and October 31, 2008

Introductory Note

These financial statements are being filed to retrospectively adjust portions of the audited consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended October 29, 2010, which was filed with the SEC on December 20, 2010 (the “2010 Form 10-K”). In the third quarter of fiscal 2011, we adjusted total shareholders’ equity and deferred income taxes by $13.0 million to correct an error in a deferred tax asset valuation allowance that was originally recorded in 2006.

The following items of our audited consolidated financial statements contained in the 2010 Form 10-K are subject to adjustment as presented herein to reflect the adjustment to our deferred tax asset valuation allowance:

•	Consolidated Balance Sheet as of October 29, 2010 and October 30, 2009;

•	Consolidated Statement of Shareholders’ Equity as of October 29, 2010, October 30, 2009, October 31, 2008 and October 26, 2007;

•	Note 5 - Income Taxes, regarding the components of the net deferred tax asset;

•	Note 21 - Segment Information, relating to corporate and total asset amounts; and

•	Note 22 - Subsidiary Guarantors, regarding the Condensed Consolidating Balance Sheet as of October 29, 2010 and October 30, 2009.

No information in the financial statements included in the 2010 Form 10-K other than that identified above is revised in this filing. Information in the 2010 Form 10-K is stated as of October 29, 2010 with consideration of subsequent events through the date of this filing and the financial statements included herein do not reflect any subsequent information or events other than as described above. More current information is contained in the company’s Quarterly Report on Form 10-Q for the quarterly period ended July 29, 2011 and other filings we have made with the SEC. The adjustments to the financial statements contained herein should be read in conjunction with the 2010 Form 10-K. The financial statements should also be read in conjunction with our Quarterly Report on Form 10-Q for the period ended July 29, 2011 and other filings we have made at the SEC, which contain important information regarding events, developments and updates that have occurred since the filing of the 2010 Form 10-K.

Joy Global Inc.
Form 10-K Item 8 and Items 15(a)(1) and 15(a)(2)
Index to Consolidated Financial Statements
And Financial Statement Schedule

The following Consolidated Financial Statements of Joy Global Inc. and the related Reports of Independent Registered Public Accounting Firm update Item 8—Financial Statements and Supplementary Data and Item 15—Exhibits and Financial Statement Schedules:

The following Consolidated Financial Statement schedule of Joy Global Inc. is included in Item 15(a)(2):

Schedule II. Valuation and Qualifying Accounts	F-52

All other schedules are omitted because they are either not applicable or the required information is shown in the financial statements or notes thereto.

Report of Independent Registered Public Accounting Firm

The Board of Directors and Shareholders
Joy Global Inc.

We have audited the accompanying consolidated balance sheets of Joy Global Inc. as of October 29, 2010 and October 30, 2009, and the related consolidated statements of income, shareholders’ equity, and cash flows for each of the three years in the period ended October 29, 2010. Our audits also included the financial statement schedule listed in the Index at Item 15(a)(2). These financial statements and schedule are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements and schedule based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Joy Global Inc. at October 29, 2010 and October 30, 2009, and the consolidated results of its operations and its cash flows for each of the three years in the period ended October 29, 2010, in conformity with U.S. generally accepted accounting principles. Also, in our opinion, the related financial statement schedule, when considered in relation to the basic financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), Joy Global Inc.’s internal control over financial reporting as of October 29, 2010, based on criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission and our report dated December 20, 2010 expressed an unqualified opinion thereon.

/s/ Ernst & Young LLP

Milwaukee, Wisconsin
December 20, 2010
Except for Note 1, as to which the date is
October 5, 2011

Report of Independent Registered Public Accounting Firm on Internal
Control Over Financial Reporting

The Board of Directors and Shareholders
Joy Global Inc.

We have audited Joy Global Inc.’s internal control over financial reporting as of October 29, 2010, based on criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (the COSO criteria). Joy Global Inc.’s management is responsible for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting included in the accompanying Management’s Report on Internal Control Over Financial Reporting. Our responsibility is to express an opinion on the company’s internal control over financial reporting based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether effective internal control over financial reporting was maintained in all material respects. Our audit included obtaining an understanding of internal control over financial reporting, assessing the risk that a material weakness exists, testing and evaluating the design and operating effectiveness of internal control based on the assessed risk, and performing such other procedures as we considered necessary in the circumstances. We believe that our audit provides a reasonable basis for our opinion.

A company’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company’s internal control over financial reporting includes those policies and procedures that (1) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (2) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (3) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

In our opinion, Joy Global Inc. maintained, in all material respects, effective internal control over financial reporting as of October 29, 2010, based on the COSO criteria.

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the 2010 consolidated financial statements of Joy Global Inc. and our report dated December 20, 2010 expressed an unqualified opinion thereon.

/s/ Ernst & Young LLP

Milwaukee, Wisconsin
December 20, 2010

Management’s Report on Internal Control Over Financial Reporting

Our management is responsible for establishing and maintaining adequate internal control over financial reporting (as defined in Rule 13a-15(f) under the Exchange Act), to provide reasonable assurance regarding the reliability of our financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles.

Due to its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate due to changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

Under the supervision and with the participation of our management, including our Chief Executive Officer and Chief Financial Officer, we conducted an evaluation of the effectiveness of our internal control over financial reporting using the criteria set forth by the Committee of Sponsoring Organizations of the Treadway Commission in Internal Control—Integrated Framework. Based on its evaluation, our management concluded that our internal control over financial reporting was effective as of October 29, 2010.

Ernst & Young LLP, an independent registered public accounting firm, has audited the Consolidated Financial Statements included in this Annual Report on Form 10-K and, as part of its audit, has issued an attestation report, included herein, on the effectiveness of our internal control over financial reporting.

Joy Global Inc.
Consolidated Statement of Income
(In thousands, except share data)

	Fiscal Years Ended
	October 29,	October 30,	October 31,
	2010	2009	2008

Net sales	$3,524,334	$3,598,314	$3,418,934
Cost of sales	2,350,708	2,445,514	2,428,929
Product development, selling and administrative expenses	480,636	454,522	441,527
Other income	(4,113)	(4,034)	(2,726)

Operating income	697,103	702,312	551,204
Interest income	13,195	7,485	12,539
Interest expense	(29,964)	(32,217)	(34,237)
Reorganization items	(1,310)	5,060	(2,419)

Income from continuing operations before income taxes	679,024	682,640	527,087
Provision for income taxes	217,525	227,990	153,950

Income from continuing operations	461,499	454,650	373,137
Income from discontinued operations, net of income taxes	-	-	1,141

Net income	$461,499	$454,650	$374,278

Basic earnings per share:
Income from continuing operations	$4.47	$4.44	$3.47
Income from discontinued operations	-	-	0.01

Net income	$4.47	$4.44	$3.48

Diluted earnings per share:
Income from continuing operations	$4.40	$4.41	$3.44
Income from discontinued operations	-	-	0.01

Net income	$4.40	$4.41	$3.45

Dividends per share	$0.70	$0.70	$0.625

Weighted average shares outstanding:
Basic	103,196	102,450	107,472

Diluted	104,905	103,104	108,425

See Notes to Consolidated Financial Statements

Joy Global Inc.
Consolidated Balance Sheet
(In thousands, except share data)

	October 29,	October 30,
	2010	2009
	(Restated)	(Restated)

ASSETS

Current Assets:
Cash and cash equivalents	$815,581	$471,685
Accounts receivable, net	674,135	580,629
Inventories	764,945	769,783
Other current assets	107,266	127,930

Total Current Assets	2,361,927	1,950,027

Property, Plant and Equipment:
Land and improvements	23,478	24,971
Buildings	141,671	119,654
Machinery and equipment	521,366	455,894

	686,515	600,519
Accumulated depreciation	(308,491)	(253,461)

Total Property, Plant and Equipment	378,024	347,058

Other Assets:
Other intangible assets, net	178,831	187,037
Goodwill	125,686	127,732
Deferred income taxes (see footnote 1)	149,654	321,561
Other non-current assets	76,891	61,836

Total Other Assets	531,062	698,166

Total Assets	$3,271,013	$2,995,251

See Notes to Consolidated Financial Statements

Joy Global Inc.
Consolidated Balance Sheet
(In thousands, except share data)

	October 29,	October 30,
	2010	2009
	(Restated)	(Restated)

LIABILITIES AND SHAREHOLDERS’ EQUITY

Current Liabilities:
Short-term notes payable, including current portion of long-term obligations	$1,550	$19,791
Trade accounts payable	291,742	206,770
Employee compensation and benefits	128,132	116,149
Advance payments and progress billings	376,300	321,629
Accrued warranties	62,351	58,947
Other accrued liabilities	163,249	203,498

Total Current Liabilities	1,023,324	926,784

Long-term Obligations	396,326	523,890
Other Non-current Liabilities:
Liabilities for postretirement benefits	26,536	27,817
Accrued pension costs	428,348	576,140
Other	54,113	139,909

Total Other Non-current Liabilities	508,997	743,866

Commitments and Contingencies	-	-
Shareholders’ Equity:
Common stock, $1 par value (authorized 150,000,000 shares; 127,402,894 and 126,285,641 shares issued at October 29, 2010 and October 30, 2009, respectively)	127,403	126,286
Capital in excess of par value	1,002,169	943,046
Retained earnings (see footnote 1)	1,709,059	1,320,226
Treasury stock (23,873,159 shares)	(1,116,623)	(1,116,623)
Accumulated other comprehensive loss	(379,642)	(472,224)

Total Shareholders’ Equity	1,342,366	800,711

Total Liabilities and Shareholders’ Equity	$3,271,013	$2,995,251

See Notes to Consolidated Financial Statements

Joy Global Inc.
Consolidated Statement of Cash Flows
(In thousands)

	Fiscal Years Ended
	October 29,	October 30,	October 31,
	2010	2009	2008

Operating Activities:
Net income	$461,499	$454,650	$374,278
Gain on sale of discontinued operations	-	-	(1,141)
Depreciation and amortization	59,749	58,570	71,423
Change in deferred income taxes, net of change in valuation allowance	8,262	(2,144)	(17,486)
Contributions to retiree benefit plans	(117,361)	(30,774)	(62,498)
Retiree benefit plan expense	52,749	16,659	22,066
Other, net	1,808	6,609	(5,803)
Changes in Working Capital Items:
Change in accounts receivable, net	(66,247)	108,859	(43,973)
Change in inventories	(6,059)	77,872	(136,646)
Change in other current assets	(16,044)	20,005	(47,876)
Change in trade accounts payable	83,368	(101,455)	81,905
Change in employee compensation and benefits	10,270	1,033	49,037
Change in advance payments and progress billings	46,530	(210,276)	214,527
Change in other accrued liabilities	64,965	52,353	79,472

Net cash provided by operating activities	583,489	451,961	577,285

Investment Activities:
Acquisition of businesses, net of cash acquired	-	(11,184)	(255,574)
Property, plant and equipment acquired	(73,474)	(94,128)	(84,205)
Proceeds from sale of property, plant and equipment	418	1,779	2,184
Other, net	(1,859)	(481)	8,930

Net cash used by investment activities	(74,915)	(104,014)	(328,665)

Financing Activities:
Share-based payment awards	36,419	3,953	30,341
Dividends paid	(72,088)	(71,596)	(67,426)
Change in short and long-term obligations, net	(146,176)	(26,212)	165,643
Financing fees	(3,211)	-	(1,495)
Purchase of treasury stock	-	(13,706)	(307,706)

Net cash used by financing activities	(185,056)	(107,561)	(180,643)

Effect of Exchange Rate Changes on Cash and
Cash Equivalents	20,378	29,724	(39,650)

Increase in Cash and Cash Equivalents	343,896	270,110	28,327
Cash and Cash Equivalents at Beginning of Year	471,685	201,575	173,248

Cash and Cash Equivalents at End of Year	$815,581	$471,685	201,575

Supplemental cash flow information:
Interest paid	$28,732	$31,233	$31,564
Income taxes paid	147,954	194,341	110,050

See Notes to Consolidated Financial Statements

Joy Global Inc.
Consolidated Statement of Shareholders’ Equity
 (In thousands, except per share data)

					Accumulated
	Common	Capital in			Other
	Stock	Excess of	Retained	Treasury	Comprehensive
	Amount	Par Value	Earnings	Stock	Income (Loss)	Total

Balance at October 26, 2007, as restated (see footnote 1)	$124,906	$863,532	$631,386	$(795,211)	$(113,647)	$710,966
Comprehensive income (loss):
Net income	-	-	374,278	-	-	374,278
Change in pension liability, net of taxes	-	-	-	-	(87,859)	(87,859)
Derivative instrument fair market value adjustment, net of taxes	-	-	-	-	(23,454)	(23,454)
Currency translation adjustment	-	-	-	-	(120,960)	(120,960)

Total comprehensive income						142,005

Treasury stock purchased	-	-	-	(307,706)	-	(307,706)
Share based payment award expense	-	13,738	-	-	-	13,738
Dividends ( $0.625 per share)	-	356	(67,782)	-	-	(67,426)
Issuance of share based payment awards	202	(2,463)	-	-	-	(2,261)
Exercise of stock options	864	17,468	-	-	-	18,332
Tax benefit from share based payment awards	-	12,011	-	-	-	12,011
Impact of FIN 48 adoption	-	-	(213)	-	-	(213)

Balance at October 31, 2008, as restated (see footnote 1)	$125,972	$904,642	$937,669	$(1,102,917)	$(345,920)	$519,446
Comprehensive income (loss):
Net income	-	-	454,650	-	-	454,650
Change in pension liability, net of taxes	-	-	-	-	(222,696)	(222,696)
Derivative instrument fair market value adjustment, net of taxes	-	-	-	-	19,412	19,412
Currency translation adjustment	-	-	-	-	76,980	76,980

Total comprehensive income						328,346

Treasury stock purchased	-	-	-	(13,706)	-	(13,706)
Share based payment award expense	-	18,676	-	-	-	18,676
Dividends ( $0.70 per share)	-	497	(72,093)	-	-	(71,596)
Issuance of share based payment awards	154	(2,220)	-	-	-	(2,066)
Deferred tax adjustment	-	10,491	-	-	-	10,491
Exercise of stock options	160	2,620	-	-	-	2,780
Tax benefit from share based payment awards	-	8,340	-	-	-	8,340

Balance at October 30, 2009, as restated (see footnote 1)	$126,286	$943,046	$1,320,226	$(1,116,623)	$(472,224)	$800,711
Comprehensive income:
Net income	-	-	461,499	-	-	461,499
Change in pension liability, net of taxes	-	-	-	-	64,542	64,542
Derivative instrument fair market value adjustment, net of taxes	-	-	-	-	3,249	3,249
Currency translation adjustment	-	-	-	-	24, 791	24,791

Total comprehensive income						554,081

Share based payment award expense	-	25,012	-	-	-	25,012
Dividends ( $0.70 per share)	-	578	(72,666)	-	-	(72,088)
Issuance of share based payment awards	69	(1,838)	-	-	-	(1,769)
Exercise of stock options	1,048	27,299	-	-	-	28,347
Tax benefit from share based payment awards	-	8,072	-	-	-	8,072

Balance at October 29, 2010, as restated (see footnote 1)	$127,403	$1,002,169	$1,709,059	$(1,116,623)	$(379,642)	$1,342,366

See Notes to Consolidated Financial Statements

Joy Global Inc.
Notes to Consolidated Financial Statements
October 29, 2010

1.	Description of Business

Joy Global Inc. (the “Company”) is a worldwide leader in high productivity mining solutions, and we manufacture and market original equipment and aftermarket parts and services for both underground and surface mining and certain industrial applications. Our equipment is used in major mining regions throughout the world to mine coal, copper, iron ore, oil sands and other minerals. We operate in two business segments: underground mining machinery (Joy Mining Machinery or “Joy”) and surface mining equipment (P&H Mining Equipment or “P&H”). Joy is a major manufacturer of underground mining equipment for the extraction of coal and other bedded minerals and offers comprehensive service locations near major mining regions worldwide. P&H is a major producer of surface mining equipment for the extraction of ores and minerals and provides extensive operational support for many types of equipment used in surface mining.

In the third quarter of fiscal 2011, the Company adjusted total shareholders’ equity and deferred income taxes by $13.0 million to correct an error in a deferred tax asset valuation allowance that was originally recorded in 2006. These financial statements have been adjusted to reflect the adjustment. The adjustment impacts the Consolidated Balance Sheet as of October 29, 2010 and October 30, 2009, the Consolidated Statement of Shareholders’ Equity as of October 29, 2010, October 30, 2009, October 31, 2008 and October 26, 2007, Note 5—Income Taxes, Note 21—Segment Information and Note 22—Subsidiary Guarantors.

2.	Significant Accounting Policies

Our significant accounting policies are as follows:

Basis of Presentation and Principles of Consolidation – The Consolidated Financial Statements are presented in accordance with accounting principles generally accepted in the United States (“GAAP”). The Consolidated Financial Statements include the accounts of Joy Global Inc. and our subsidiaries, all of which are wholly owned. All significant intercompany balances and transactions have been eliminated.

Use of Estimates – The preparation of financial statements in conformity with GAAP requires us to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Ultimate realization of assets and settlement of liabilities in the future could differ from those estimates.

Cash Equivalents – All highly liquid investments with original maturities of three months or less when issued are considered cash equivalents. These primarily consist of money market funds and to a lesser extent, certificates of deposit and commercial paper. Cash equivalents were $517.7 million and $201.7 million at October 29, 2010 and October 30, 2009, respectively.

Inventories – Our inventories are carried at the lower of cost or net realizable value using the first-in, first-out (“FIFO”) method for all inventories. We evaluate the need to record adjustments for inventory on a regular basis. Our policy is to evaluate all inventories including raw material, work-in-process, finished goods, and spare parts. Inventory in excess of our estimated usage requirements is written down to its estimated net realizable value. Inherent in the estimates of net realizable value are estimates related to our future manufacturing schedules, customer demand, possible alternative uses and ultimate realization of potentially excess inventory.

Property, Plant and Equipment – Property, plant and equipment are stated at historical cost. Expenditures for major renewals and improvements are capitalized, while maintenance and repair costs that do not significantly improve the related asset or extend its useful life are charged to expense as incurred. For financial reporting purposes, plant and equipment are depreciated primarily by the straight-line method over the estimated useful lives of the assets which generally range from 5 to 45 years for improvements, from 10 to 45 years for buildings, from 3 to 12 years for machinery and equipment and 3 to 5 years for software.

Joy Global Inc.
Notes to Consolidated Financial Statements
October 29, 2010

Depreciation expense was $51.5 million, $49.3 million and $48.8 million for 2010, 2009, and 2008, respectively. Depreciation claimed for income tax purposes is computed by accelerated methods.

Impairment of Long-Lived Assets – We assess the realizability of our held and used long-lived assets to evaluate such assets for impairment whenever events or circumstances indicate that the carrying amount of such assets (or group of assets) may not be recoverable. Impairment is determined to exist if the estimated future undiscounted cash flows related to such assets are less than the carrying value. If impairment is determined to exist, any related impairment loss is calculated based on the fair value of the asset compared to its carrying value.

Goodwill and Intangible Assets – Intangible assets include drawings, patents, trademarks, technology, customer relationships and other specifically identifiable assets. Indefinite-lived intangible assets are not being amortized. Assets not subject to amortization are evaluated for impairment annually or more frequently if events or changes occur that suggest impairment in carrying value. Finite-lived intangible assets are amortized to reflect the pattern of economic benefits consumed, which is primarily the straight-line method. Intangible assets that are subject to amortization are evaluated for potential impairment whenever events or circumstances indicate that the carrying amount may not be recoverable.

Goodwill represents the excess of the purchase price over the fair value of identifiable net assets acquired in a business combination. Goodwill is tested for impairment using the two-step approach, in accordance with Accounting Standards Codification (“ASC”) No. 350, “Goodwill and Other.” Goodwill is assigned to specific reporting units, which we have identified as our operating segments, and tested for impairment at least annually, during the fourth quarter of our fiscal year, or more frequently upon the occurrence of an event or when circumstances indicate that a reporting unit’s carrying amount is greater than its fair value. We recognize an impairment charge if the carrying amount of a reporting unit exceeds its fair value and the carrying amount of the reporting unit’s goodwill exceeds the implied fair value of that goodwill. The fair value of goodwill is established using the discounted cash flow method and market approach. We performed our goodwill impairment testing in the fourth quarter of fiscal 2010 and no impairment was identified.

Risks and Uncertainties – As of October 29, 2010, we employed 11,900 employees worldwide, with 5,600 employed in the United States. Collective bargaining agreements or similar type arrangements cover 37% of our U.S. workforce and 30% of our international employees. In 2011, union agreements are to expire for 3% of our employees with the largest covering the AMICUS union at our facilities in the United Kingdom and the Teamster Union at our facility in Meadowlands, Pennsylvania.

Foreign Currency Translation – Exchange gains or losses incurred on transactions conducted by one of our operations in a currency other than the operation’s functional currency are normally reflected in cost of sales in our Consolidated Statement of Income. An exception is made where the transaction is a long-term intercompany loan that is not expected to be repaid in the foreseeable future, in which case the transaction gain or loss is included in shareholders’ equity as an element of accumulated other comprehensive income (loss). Assets and liabilities of international operations that have a functional currency that is not the U.S. dollar are translated into U.S. dollars at year-end exchange rates and revenue and expense items are translated using weighted average exchange rates. Any adjustments arising on translations are included in shareholders’ equity as an element of accumulated other comprehensive income (loss). Assets and liabilities of operations which have the U.S. dollar as their functional currency (but which maintain their accounting records in local currency) have their values remeasured into U.S. dollars at year-end exchange rates, except for non-monetary items for which historical rates are used. Exchange gains or losses arising on remeasurement of the values into U.S. dollars are recognized in cost of sales. Pre-tax foreign exchange gains included in operating income were $5.7 million, $0.4 million, and $3.3 million in 2010, 2009, and 2008, respectively.

Joy Global Inc.
Notes to Consolidated Financial Statements
October 29, 2010

Foreign Currency Hedging and Derivative Financial Instruments – We enter into derivative contracts, primarily foreign currency forward contracts, to protect against fluctuations in exchange rates. These contracts are for committed transactions, and receivables and payables denominated in foreign currencies and not for speculative purposes. ASC No. 815, “Derivatives and Hedging,” requires companies to record derivatives on the balance sheet as assets or liabilities, measured at fair value, if certain designation and documentation requirements are established at hedge inception. Any changes in fair value of these instruments are recorded in the income statement as cost of sales or in the balance sheet as other comprehensive income (loss).

Revenue Recognition – We recognize revenue on aftermarket products and services when the following criteria are satisfied: persuasive evidence of an arrangement exists, product delivery and title transfer has occurred or the services have been rendered, the price is fixed and determinable, and collectability is reasonably assured. We recognize revenue on long-term contracts, such as for the manufacture of mining shovels, drills, draglines, roof support systems and conveyor systems, using the percentage-of-completion method. We generally recognize revenue using the percentage-of-completion method for original equipment. When using the percentage-of-completion method, sales and gross profit are recognized as work is performed based on the relationship between actual costs incurred and total estimated costs at completion. Sales and gross profit are adjusted prospectively for revisions in estimated total contract costs and contract values. Estimated losses are recognized in full when identified.

We have life cycle management contracts with customers to supply parts and service for terms of 1 to 13 years. These contracts are established based on the conditions the equipment will be operating in, the time horizon that the program will cover, and the expected operating cycle that will be required for the equipment. Based on this information, a model is created representing the projected costs and revenues of servicing the respective machines over the specified contract terms. Accounting for these contracts requires us to make various estimates, including estimates of the relevant machine’s long-term maintenance requirements. Under these contracts, customers are generally billed monthly based on hours of operation or units of production achieved by the equipment, with the respective deferred revenues recorded when billed. Revenue is recognized in the period in which parts are supplied or services provided. These contracts are reviewed quarterly by comparison of actual results to original estimates or most recent analysis, with revenue recognition adjusted appropriately for future estimated costs. If a loss is expected at any time, the full amount of the loss is recognized immediately.

We have customer agreements that are multiple element arrangements as defined by ASC No. 605-25 “Multiple-Element Arrangements.” The agreements are assessed for multiple elements based on the following criteria: the delivered item has value to the customer on a standalone basis, there is objective and reliable evidence of the fair value of the undelivered item and the arrangement includes a general right of return relative to the delivered item and delivery or performance of the undelivered item is considered probable and substantially in the control of the vendor. Revenue is then allocated to each identified unit of accounting based on our estimate of their relative fair values.

Revenue recognition involves judgments, including assessments of expected returns, the likelihood of nonpayment, and estimates of expected costs and profits on long-term contracts. We analyze various factors, including a review of specific transactions, historical experience, credit-worthiness of customers, and current market and economic conditions, in determining when to recognize revenue. Changes in judgments on these factors could impact the timing and amount of revenue recognized with a resulting impact on the timing and amount of associated income.

Comprehensive Income (Loss) – ASC No. 220, “Comprehensive Income,” requires the reporting of comprehensive income in addition to net income. Comprehensive income is a more inclusive financial reporting method that includes disclosure of financial information that historically has not been recognized in the calculation of net income. We have chosen to report Comprehensive Income (Loss) and Accumulated

Joy Global Inc.
Notes to Consolidated Financial Statements
October 29, 2010

Other Comprehensive Income (Loss) which encompasses net income, foreign currency translation, unrecognized pension obligations, and unrealized gain (loss) on derivatives in the Consolidated Statement of Shareholders’ Equity. Accumulated other comprehensive loss consists of the following:

	October 29,	October 30,	October 31,
In millions	2010	2009	2008

Unrecognized pension and other postretirement obligations	$(436.1)	$(500.6)	$(278.0)
Unrealized gain (loss) on derivatives	2.7	(0.6)	(19.9)
Foreign currency translation	53.8	29.0	(48.0)

Accumulated other comprehensive loss	$(379.6)	$(472.2)	$(345.9)

The unrecognized pension and other postretirement obligation is net of a $103.5 million, $125.6 and $47.3 million income tax benefit as of October 29, 2010, October 30, 2009 and October 31, 2008, respectively. Unrealized (loss) gain on derivatives is net of $1.4 million, $(0.3) million, and $(11.9) million of income tax effects at October 29, 2010, October 30, 2009 and October 31, 2008, respectively.

Sales Incentives – In accordance with ASC No. 605-50, “Customer Payments and Incentives,” we account for cash consideration (such as sales incentives and cash discounts) given to our customers or resellers as a reduction of net sales.

Allowance for Doubtful Accounts – We establish an allowance for doubtful accounts on a specific account identification basis through a review of several factors, including the aging status of our customers accounts’, financial condition of our customers, and historical collection experience.

Shipping and Handling Fees and Costs – We account for shipping and handling fees and costs in accordance with ASC No. 605-45, “Principal Agent Considerations.” Under ASC No. 605-45, amounts billed to a customer in a sale transaction related to shipping costs are reported as net sales and the related costs incurred for shipping are reported as cost of sales.

Income Taxes – Deferred income taxes are recognized for the tax consequences of temporary differences by applying enacted statutory tax rates applicable to future years to differences between the financial statement carrying amounts and the tax bases of existing assets and liabilities, and for tax loss carryforwards. Valuation allowances are provided for deferred tax assets where it is considered more likely than not that we will not realize the benefit of such assets. Certain tax benefits existed as of our emergence from protection under Chapter 11 of the U.S. Bankruptcy Code in 2001 but were offset by valuation allowances. Realization of net operating loss, tax credits, and other deferred tax benefits from pre-emergence attributes will be credited to additional paid in capital.

Research and Development Expenses – Research and development costs are expensed as incurred. Such costs incurred in the development of new products or significant improvements to existing products amounted to $29.8 million, $22.3 million and $16.4 million for fiscal 2010, 2009, and 2008, respectively.

Earnings Per Share – Basic earnings per share is computed by dividing net earnings by the weighted average number of common shares outstanding during the reporting period. Diluted earnings per share is computed similar to basic earnings per share except that the weighted average number of shares outstanding is increased to include additional shares from the assumed exercise of stock options, performance shares, and restricted stock units if dilutive. See Note 9 – Earnings Per Share for further information.

Accounting For Share-Based Compensation – We account for awards of stock in accordance with ASC No. 718, “Compensation – Stock Compensation.” ASC No. 718 requires measurement of the cost of employee services received in exchange for an award of equity instruments based on the grant date fair value

Joy Global Inc.
Notes to Consolidated Financial Statements
October 29, 2010

of the award. Compensation expense is recognized using the straight-line method over the vesting period of the award.

Reclassifications – Certain prior year amounts have been reclassified to conform to the current year presentation. The reclassifications did not impact net income or earnings per share.

New Accounting Pronouncements – In December 2009, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) No. 2009-17, “Consolidations (Topic 810): Improvements to Financial Reporting by Enterprises Involved with Variable Interest Entities.” ASU No. 2009-17 clarifies how a company determines when an entity that is insufficiently capitalized or is not controlled through voting should be consolidated. This statement is effective for us beginning in the first quarter of fiscal 2011 (which commenced on October 30, 2010). We do not expect a material impact from the adoption of ASU No. 2009-17 on our consolidated financial statements.

In October 2009, FASB issued ASU No. 2009-13, “Revenue Recognition (Topic 605): Multiple-Deliverable Revenue Arrangements—a consensus of the FASB Emerging Issues Task Force.” ASU No. 2009-13 establishes the accounting and reporting guidance for arrangements under which a vendor will perform multiple revenue-generating activities. Specifically, this ASU addresses how to separate deliverables and how to measure and allocate arrangement consideration to one or more units of accounting. This statement is effective for us beginning in the first quarter of fiscal 2011 (which commenced on October 30, 2010) and, when adopted, will change our accounting treatment for multiple-element revenue arrangements on a prospective basis. We do not expect a material impact from the adoption of ASU No. 2009-13 on our consolidated financial statements.

In June 2009, FASB issued SFAS No. 167, “Amendments to FASB Interpretation No. 46(R).” SFAS No. 167 changes how a company determines when an entity that is insufficiently capitalized or is not controlled through voting should be consolidated. The determination of whether a company is required to consolidate an entity is based on, among other things, an entity’s purpose and design and a company’s ability to direct the activities of the entity that most significantly impact the entity’s economic performance. This statement is effective for us in fiscal 2011. We do not expect a material impact from the adoption of SFAS No. 167 on our consolidated financial statements.

In December 2007, FASB issued ASC No. 805, “Business Combinations.” ASC No. 805 requires the measurement at fair value of assets acquired, the liabilities assumed, and any non-controlling interest in the acquiree as of the acquisition date. ASC No. 805 also requires that acquisition related costs and costs to restructure the acquiree be expensed as incurred. ASC No. 805 became effective for us beginning in fiscal 2010. The adoption of ASC No. 805 did not have a significant effect on our consolidated financial statements and related disclosures.

In December 2007, FASB issued ASC No. 810, “Consolidation.” The objective of ASC No. 810 is to improve the transparency and comparability of financial information that is provided as it relates to a parent and non-controlling interests. ASC No. 810 requires clear identification of ownership interests in subsidiaries held by other parties and the amount of consolidated net income attributable to the parent and other parties. The codification also requires changes in parent ownership interests to be accounted for consistently, while the parent retains its controlling interest in the subsidiary. ASC No. 810 became effective for us beginning in fiscal 2010. The adoption of ASC No. 810 did not have a significant effect on our consolidated financial statements and related disclosures.

Joy Global Inc.
Notes to Consolidated Financial Statements
October 29, 2010

3.	Goodwill and Intangible Assets

The gross carrying amount and accumulated amortization of our intangible assets other than goodwill as of October 29, 2010 and October 30, 2009, were as follows:

	Weighted	October 29, 2010		October 30, 2009
	Average	Gross		Gross
	Amortization	Carrying	Accumulated	Carrying	Accumulated
In thousands	Period	Amount	Amortization	Amount	Amortization

Finite lived other intangible assets:
Engineering drawings	6 years	$2,900	$(2,054)	$2,900	$(1,571)
Customer relationships	20 years	105,200	(18,323)	105,200	(12,754)
Backlog	1 year	7,295	(7,127)	16,389	(16,132)
Non-compete agreements	5 years	5,800	(4,403)	5,800	(3,419)
Patents	17 years	21,206	(7,964)	21,123	(6,851)
Unpatented technology	31 years	1,236	(335)	1,235	(283)

Subtotal	17 years	143,637	(40,206)	152,647	(41,010)
Indefinite lived other intangible assets:
Trademarks		75,400	-	75,400	-

Total other intangible assets		$219,037	$(40,206)	$228,047	$(41,010)

The reduction in backlog gross carrying amount and accumulated amortization represents amounts that have been fully amortized at the beginning of our fiscal year.

Changes in the carrying amount of goodwill in 2010 and 2009 are as follows:

	Underground	Surface
	Mining	Mining
In thousands	Machinery	Equipment	Consolidated

Balance as of October 31, 2008	$117,671	$7,323	$124,994

Goodwill acquired during the year	3,911	-	3,911
Translation adjustments and other	(3,708)	2,535	(1,173)

Balance as of October 30, 2009	117,874	9,858	127,732

Translation adjustments and other	(2,737)	691	(2,046)

Balance as of October 29, 2010	$115,137	$10,549	$125,686

Amortization expense for finite-lived intangible assets was $8.2 million, $9.3 million and $16.2 million, for fiscal 2010, 2009, and 2008, respectively.

Joy Global Inc.
Notes to Consolidated Financial Statements
October 29, 2010

Estimated future annual amortization expense is as follows:

In thousands

For the fiscal year ending:
2011	$8,189
2012	7,225
2013	6,496
2014	6,393
2015	6,343

4.	Borrowings and Credit Facilities

On October 27, 2010, we entered into a $500.0 million unsecured revolving credit facility (“Credit Agreement”) set to expire on November 3, 2014. We took a pre-tax charge of $0.3 million related to deferred financing costs associated with the termination of our $400.0 million unsecured revolving credit facility that was set to expire on November 10, 2011. Under the terms of the new agreement we pay a commitment fee ranging from 0.25% to 0.5% on the unused portion of the revolving credit facility based on our credit rating. Outstanding borrowings bear interest equal to the London Interbank Offered Rate (“LIBOR”) (defined as applicable LIBOR rate for the equivalent interest period plus 1.75% to 2.75%) or the Base Rate (defined as the highest of the Prime Rate, Federal Funds Effective Rate plus 0.5%, or Eurodollar Rate plus 1.0%) at our option. The Credit Agreement requires the maintenance of certain financial covenants including leverage and interest coverage ratios. The Credit Agreement also restricts payment of dividends or other return of capital when the consolidated leverage ratio exceeds a stated level amount.

On October 22, 2010, we repaid the $131.3 million remaining balance of the $175 million term loan which was used to fund our acquisition of the Continental business. We recorded a pre-tax charge of $0.4 million related to the deferred financing cost on the term loan that was initially due October 31, 2011.

At October 29, 2010, there were no direct borrowings under the Credit Agreement. Outstanding letters of credit issued under the Credit Agreement, which count toward the $500.0 million credit limit, totaled $181.9 million. At October 29, 2010, there was $318.1 million available for borrowings under the Credit Agreement.

In November 2006, we issued $250.0 million aggregate principal amount of 6.0% Senior Notes due 2016 and $150.0 million aggregate principal amount of 6.625% Senior Notes due 2036 (“Notes”) with interest on the Notes being paid semi-annually in arrears on May 15 and November 15 of each year, starting on May 15, 2007. The Notes are guaranteed by each of our current and future significant domestic subsidiaries. The Notes were issued in a private placement under an exemption from registration provided by the Securities Act of 1933 (“Securities Act”), as amended. In the second quarter of fiscal 2007, the Notes were exchanged for substantially identical notes that are registered under the Securities Act. At our option, we may redeem some or all of the Notes at a redemption price of the greater of 100% of the principal amount of the Notes to be redeemed or the sum of the present values of the principal amounts and the remaining scheduled interest payments using a discount rate equal to the sum of a treasury rate of a comparable treasury issue plus 0.3% for the 2016 Notes and 0.375% for the 2036 Notes.

Joy Global Inc.
Notes to Consolidated Financial Statements
October 29, 2010

Direct borrowings and capital lease obligations consisted of the following:

	October 29,	October 30,
In thousands	2010	2009

Domestic:
6.0% senior notes due 2016	$247,677	$247,366
6.625% senior notes to 2036	148,417	148,395
Term loan	-	144,375
Capital leases and other	5	150
Foreign:
Capital leases and other	569	1,931
Short-term notes payable and bank overdrafts	1,208	1,464

	397,876	543,681
Less: amounts due within one year	(1,550)	(19,791)

Long-term obligations	$396,326	$523,890

The aggregate maturities of debt for credit agreements in place at October 29, 2010 consist of the following (in thousands):

2011	$1,550
2012	197
2013	35
2014	-
2015	-
Thereafter	396,094

5.	Income Taxes

The provision for income taxes included in the Consolidated Statement of Income consisted of the following:

In thousands	2010	2009	2008

Current provision
Federal	$32,679	$106,304	$64,646
State	4,889	19,056	15,843
Foreign	91,889	38,219	61,042

Total current	129,457	163,579	141,531

Deferred provision (benefit)
Federal	83,357	51,538	18,057
State	2,346	-	128
Foreign	2,365	12,873	(5,766)

Total deferred	88,068	64,411	12,419

Total provision for income taxes	$217,525	$227,990	$153,950

The Federal deferred provision includes $16.0 million of net operating losses used in fiscal 2010, 2009 and 2008. The foreign deferred provision includes $0.2 million, $13.3 million and $1.8 million, respectively,

Joy Global Inc.
Notes to Consolidated Financial Statements
October 29, 2010

of net operating losses used in fiscal 2010, 2009 and 2008, respectively. The Federal deferred provision also includes utilization of foreign tax credits of $14.3 million in fiscal 2010. During 2010, we recognized $1.9 million of current tax benefit relating to a tax holiday in China. The tax holiday will expire in 2012.

The domestic and foreign components of income from continuing operations before income taxes were as follows:

In thousands	2010	2009	2008

Domestic income	$386,913	$433,332	$324,053
Foreign income	292,111	249,308	203,034

Pre-tax income from continuing operations	$679,024	$682,640	$527,087

The reconciliation between the income tax provision recognized in our Consolidated Statement of Income and the income tax provision computed by applying the statutory federal income tax rate to the income from continuing operations are as follows:

In thousands	2010	2009	2008

Income tax computed at federal statutory tax rate	35.0%	35.0%	35.0%
Sub-part F income and foreign dividends	(0.1)	(0.5)	(8.1)
Differences in foreign and U.S. tax rates	(3.7)	(3.0)	(3.6)
State income taxes, net of federal tax impact	0.7	1.8	2.2
Resolution of prior years’ tax issues	(1.2)	(0.3)	2.1
Valuation allowance	0.2	0.1	(0.6)
Other items, net	1.1	0.3	2.2

	32.0%	33.4%	29.2%

The components of the net deferred tax asset are as follows:

In thousands	2010	2009

Deferred tax assets:
Employee benefit related items	$156,465	$225,618
Tax credit carryforwards	22,990	37,815
Tax loss carryforwards	152,345	161,702
Inventories	16,914	27,965
Other, net	21,705	25,880
Valuation allowance	(123,512)	(113,604)

Total deferred tax assets	246,907	365,376
Deferred tax liabilities:
Depreciation and amortization in excess of book expense	15,957	16,724
Other, net	9,385	4,500
Intangibles	54,563	68,700

Total deferred tax liabilities	79,905	89,924

Net deferred tax asset	$167,002	$275,452

Joy Global Inc.
Notes to Consolidated Financial Statements
October 29, 2010

The net deferred tax assets are reflected in the accompanying balance sheets as follows:

In thousands	2010	2009

Current deferred tax assets	$48,320	$58,890
Long term deferred tax asset	149,654	321,561
Current deferred tax liability	(2,750)	-
Long term deferred tax liability	(28,222)	(104,999)

Net deferred tax asset	$167,002	$275,452

The following table summarizes the components of our loss and credit carryforward.

Loss and Credit Carryforward Summary
	Amount		Valuation
Description - In millions	Gross	Benefit	Allowance	Expiration Date(s)

U.S. federal operating losses	$74.3	$26.0	-	2020
Foreign capital losses	61.5	16.6	16.2	None
U.S. state operating losses	2,035.0	104.8	102.4	Various

Foreign losses	19.0	4.9	4.6	$1.1 - None $3.8 – 2011 to 2019
General business tax credits	N/A	4.9	-	2012 - 2013
Alternative minimum tax credits	N/A	4.3	-	None
Foreign tax credits	N/A	12.5	-	Starting 2016
Various international tax credits	N/A	1.3	0.3	None

Because our Plan of Reorganization provided for substantial changes in our ownership, there are annual limitations on all of U.S. federal net operating loss carryforwards remaining at October 29, 2010. The U.S. state limitations vary by taxing jurisdiction.

At least annually, we reassess our need for valuation allowances and adjust the allowance balances where it is appropriate based upon past, current, and projected profitability in the various geographic locations in which we conduct business and available tax strategies. Additionally, the U.S. carryforwards were reduced upon emergence from bankruptcy due to the rules and regulations in the Internal Revenue Code related to cancellation of indebtedness income that is excluded from taxable income. These adjustments are included in the net operating loss values detailed above.

Valuation allowances currently recorded that arose in pre-emergence years requires us to apply fresh start accounting. As of October 29, 2010, there were $68.8 million of valuation reserves against pre-emergence net operating loss carryforwards. For 2008 the amount of valuation reserves reversed to additional paid in capital totaled $1.0 million. During 2009, an adjustment of $10.5 million was made to paid in capital that related to a pre-bankruptcy item.

As of October 29, 2010, U.S. income taxes, net of foreign taxes paid or payable, have not been provided on the undistributed profits of foreign subsidiaries as all undistributed profits of foreign subsidiaries are deemed to be permanently reinvested outside of the U.S. It is not practical to determine the United States federal income tax liability, if any, which would be payable if such earnings were not permanently reinvested. Such unremitted earnings of subsidiaries, which have been or are intended to be permanently reinvested were $491.7 million at October 29, 2010.

Joy Global Inc.
Notes to Consolidated Financial Statements
October 29, 2010

Unrecognized tax benefits are as follows:

In thousands	2010	2009

Balance, beginning of year	$18,885	$23,381
Settlements	(11,613)	(7,092)
Additions for current year tax positions	6,746	-
Additions for prior year tax positions	-	4,847
Reductions for prior year tax positions	-	(1,425)
Reductions for changes in judgments	(7,272)	(826)

Balance, end of year	$6,746	$18,885

As of October 29, 2010, $5.2 million of the net unrecognized tax benefit would affect the effective tax rate if recognized. As of October 29, 2010 and October 30, 2009, total interest and penalties of approximately $0.7 million and $1.7 million, respectively, were recorded as part of unrecognized tax benefits on the Consolidated Balance Sheet. It is not expected that the total amount of unrecognized tax benefit will decrease within the next twelve months.

With respect to tax years subject to examination by the domestic taxing authorities, all years prior to and including 1999 are closed by statute with all subsequent years open due to the loss carryforward from 2000 to 2001 for U.S. federal purposes. 2006 and 2007 were previously closed by Internal Revenue Service examination. During 2010, the Internal Revenue Service completed its examination of 2008 which resulted in a tax amount due of $1.8 million. We expect the liability to be paid during 2011.

Additionally, due to the existence of tax loss carryforwards, the same relative periods exist for U.S. state purposes although some earlier years also remain open. From a non-domestic perspective, the major locations in which we conduct business are as follows: United Kingdom—2009 forward is open for examination; South Africa—2006 forward is open for examination; Australia—2006 forward remains open due to tax loss carryforwards; Chile—2006 forward is open for examination; and Canada—2008 forward is open for examination. There are a number of smaller entities in other countries that generally have open tax years ranging from 3 to 5 years.

6.	Accounts Receivable

Consolidated accounts receivable consisted of the following:

	October 29,	October 30,
In thousands	2010	2009

Trade receivables	$600,373	$538,669
Unbilled receivables (due within one year)	83,643	52,648
Allowance for doubtful accounts	(9,881)	(10,688)

	$674,135	$580,629

Joy Global Inc.
Notes to Consolidated Financial Statements
October 29, 2010

7.	Inventories

Consolidated inventories consisted of the following:

	October 29,	October 30,
In thousands	2010	2009

Finished goods	$503,356	$513,055
Work-in-process and purchased parts	183,658	173,850
Raw materials	77,931	82,878

	$764,945	$769,783

8.	Warranties

We provide for the estimated costs that may be incurred under product warranties to remedy deficiencies of quality or performance of our products. These product warranties extend over either a specified period of time, units of production or machine hours depending upon the product subject to the warranty. We accrue a provision for estimated future warranty costs based upon the historical relationship of warranty costs to sales. We periodically review the adequacy of the accrual for product warranties and adjust the warranty percentage and accrued warranty reserve for actual experience as necessary.

The following table reconciles the changes in the product warranty reserve:

In thousands	2010	2009

Balance, beginning of year	$58,947	$46,621
Accrual for warranty expensed during the year	41,265	41,517
Settlements made during the year	(37,734)	(32,669)
Change in liability for pre-existing warranties during the year, including expirations	(1,137)	1,122
Effect of foreign currency translation	1,010	2,356

Balance, end of year	$62,351	$58,947

Joy Global Inc.
Notes to Consolidated Financial Statements
October 29, 2010

9.	Earnings Per Share

The following is a reconciliation of the numerators and denominators of basic and diluted earnings per share computations in accordance with ASC No. 260:

In thousands except share amounts	2010	2009	2008

Numerator:
Income from continuing operations	$461,499	$454,650	$373,137
Income from discontinued operations	-	-	1,141

Net income	$461,499	$454,650	$374,278

Denominator:
Denominator for basic earnings per share -
Weighted average shares	103,196	102,450	107,472
Effect of dilutive securities:
Stock options, restricted stock units and performance shares	1,709	654	953

Denominator for diluted earnings per share -
Adjusted weighted average shares and assumed conversions	104,905	103,104	108,425

Basic earnings per share
Continuing operations	$4.47	$4.44	$3.47
Discontinued operations	-	-	.01

Net income	$4.47	$4.44	$3.48

Diluted earnings per share
Continuing operations	$4.40	$4.41	$3.44
Discontinued operations	-	-	.01

Net income	$4.40	$4.41	$3.45

10.	Retiree Benefits

Pension and Defined Contribution Benefit Plans

The Company and its subsidiaries have defined benefit, defined contribution, and government mandated pension plans covering substantially all employees. Benefits from these plans are based on factors that include various combinations of years of service, fixed monetary amounts per year of service, employee compensation during the last years of employment, and the recipient’s social security benefit. Our funding policy with respect to qualified plans is to contribute annually not less than the minimum required by applicable law and regulation nor more than the amount which can be deducted for income tax purposes. We also have an unfunded nonqualified supplemental pension plan that is based on credited years of service and compensation during the last years of employment. For our qualified and non-qualified pension plans and the post-retirement welfare plans, we use the last Friday in October as our measurement date which coincides with our fiscal year end.

Certain plans outside the United States, which supplement or are coordinated with government plans, many of which require funding through mandatory government retirement or insurance company plans, have

Joy Global Inc.
Notes to Consolidated Financial Statements
October 29, 2010

pension funds or balance sheet accruals which approximate the actuarially computed value of accumulated plan benefits as of October 29, 2010 and October 30, 2009.

We also have a defined contribution benefit plan (401(k) plan). Substantially every U.S. employee of the Company (except any employee who is covered by a collective bargaining agreement which does not provide for such employee’s participation in the plan) is eligible to participate in the plan. Under the terms of the plan, the Company matches 50% of participant salary deferral contributions up to the first 6% of the participant’s compensation. For employees that do not participate in the U.S. defined benefit plan, the Company contributes a defined benefit contribution of 1% to 4% of eligible employee compensation depending on the employee group. The employer match and defined benefit contribution expense are as follows:

In millions	2010	2009	2008

Employer matching expense	$6.7	$6.3	$4.9
Defined benefit contribution expense	$17.8	$14.9	$13.2

Total pension expense for all defined benefit plans is as follows:

In millions	2010	2009	2008

Pension expense	$50.3	$16.4	$19.6

In 2008, we recalculated our liability under the Joy Global Inc. Pension Plan in conjunction with the extension of the collective bargaining agreement with the United Steelworkers of America (“Steelworkers”). The result was to increase the net pension liability by approximately $40.1 million through an adjustment to other comprehensive income (loss). As a result of the market conditions as of revaluation, partially offset by the increased benefits as part of the agreement, the net periodic pension cost for fiscal 2008 decreased by $2.8 million. Also in conjunction with the extension effective October 1, 2008, the Joy Global Pension Plan was amended to close the plan to the Steelworkers at P&H’s manufacturing facility in Milwaukee, Wisconsin.

Other Postretirement Benefits

In 1993, our Board of Directors approved a general approach that culminated in the elimination of all Company contributions towards postretirement health care benefits. Increases in costs paid by us were capped for certain plans beginning in 1994 extending through 1998 and Company contributions were eliminated as of January 11, 1999 for most employee groups, excluding Joy, certain early retirees, and specific discontinued operation groups. For Joy, based upon existing plan terms, future eligible retirees will participate in a premium cost-sharing arrangement which is based upon age as of March 1, 1993 and position at the time of retirement. Active employees under age 45 as of March 1, 1993 and any new hires after April 1, 1993 will be required to pay 100% of the applicable premium.

Joy Global Inc.
Notes to Consolidated Financial Statements
October 29, 2010

Net periodic pension costs for U.S. plans and plans of subsidiaries outside the United States included the following components:

	U.S. Pension Plans			Non-U.S. Pension Plans
In thousands	2010	2009	2008	2010	2009	2008

Components of net periodic benefit cost:
Service cost	$14,636	$9,926	$12,732	$6,135	$5,798	$7,736
Interest cost	54,473	57,450	51,288	28,244	28,607	33,993
Expected return on assets	(52,723)	(54,431)	(56,591)	(32,451)	(32,288)	(39,754)
Amortization of:
Prior service cost	1,158	1,143	840	-	1	1
Actuarial loss (gain)	23,347	278	5,565	7,434	(63)	3,770
Curtailment loss	-	-	-	12	-	-

Total net periodic benefit cost	$40,891	$14,366	$13,834	$9,374	$2,055	$5,746

The components of the net periodic benefit cost associated with our other postretirement benefit plans (other than pensions), all of which relate to operations in the U.S., are as follows:

	Other Postretirement Benefit Plans
In thousands	2010	2009	2008

Components of net periodic benefit cost:
Service cost	$916	$792	$923
Interest cost	1,618	2,190	2,393
Expected return on assets	(223)	(174)	(213)
Amortization of:
Prior service cost	-	(164)	(164)
Actuarial (gain) loss	173	(2,406)	(453)

Total net periodic benefit cost of continuing operations	$2,484	$238	$2,486

For other postretirement benefit obligation measurement purposes, the assumed annual rate of increase in the per capita cost of covered health care benefits is 8% for 2008 through 2012. The per capita cost of covered health care benefits rate is assumed to decrease 1% per year to an ultimate 5% by fiscal 2015, and remain at that level thereafter. The effect of one percentage point increase in the assumed health care cost trend rates each year would increase the accumulated postretirement benefit obligation as of October 29, 2010 by $1.3 million. The service cost and interest cost components of the net periodic postretirement benefit cost for the year would increase by $0.1 million. A one percentage point decrease in the assumed health care cost trend rates each year would decrease the accumulated postretirement benefit obligation as of October 29, 2010 by $1.2 million. The service cost and interest cost components of the net periodic postretirement benefit cost for the year would decrease by $0.1 million. Postretirement life insurance benefits have a minimal effect on the total benefit obligation.

The principal assumptions used in determining the funded status and net periodic benefit cost of our pension plans and other postretirement benefit plans are set forth in the following tables. The assumptions for

Joy Global Inc.
Notes to Consolidated Financial Statements
October 29, 2010

non-U.S. plans were developed on a basis consistent with that for U.S. plans, adjusted to reflect prevailing economic conditions and interest rate environments.

Significant assumptions used in determining net periodic benefit cost for the year ended are as follows (in weighted averages):

							Other Postretirement
	U.S. Pension Plans			Non-U.S. Pension Plans			Benefit Plans
	2010	2009	2008	2010	2009	2008	2010	2009	2008

Discount rate	5.55%	7.90%	6.30%	5.66%	6.87%	5.89%	4.90%	7.85%	5.90%
Expected return on plan assets	8.10%	8.30%	8.75%	7.22%	7.28%	7.33%	8.00%	8.00%	8.00%
Rate of compensation increase	4.25%	4.25%	4.25%	4.70%	4.78%	4.57%	-	-	-

The expected rate of return on pension plan assets for the U.S. pension plan is based on the investment policies adopted by our Pension and Investment Committee. We also used the results from a portfolio simulator as input into our decision. The simulator is based on U.S. capital market conditions as of the valuation date and projects returns based on the U.S. plan’s current asset allocation. The simulation model calculates an expected rate of return for each asset class by forecasting a range of plausible economic conditions. The model starts with the capital market conditions prevailing at the start of the forecast period and trends the rates of return by asset class to its long-term average. A long-term average return is calculated using a blend of historical capital market data and future expectations.

The expected rate of return on non-U.S. pension plans is based on the plan’s current asset allocation policy. An average long-term rate of return is developed for each asset class and the portfolio return is the weighted average return based on the current asset allocation.

Significant assumptions used in determining benefit obligations as of the fiscal year ended are as follows (in weighted averages):

	U.S.		Non-U.S.		Other Postretirement
	Pension Plans		Pension Plans		Benefit Plans
	2010	2009	2010	2009	2010	2009

Discount rate	5.60%	5.55%	5.24%	5.66%	4.85%	4.90%
Rate of compensation increase	4.25%	4.25%	4.36%	4.70%	-	-

Joy Global Inc.
Notes to Consolidated Financial Statements
October 29, 2010

Changes in the projected benefit obligations and pension plan assets relating to the Company’s defined benefit pension plans and other postretirement benefit obligations together with a summary of the amounts recognized in the Consolidated Balance Sheet are set forth in the following tables:

					Other Postretirement
	U.S. Pension Plans		Non-U.S. Pension Plans		Benefit Plans
	October 29,	October 30,	October 29,	October 30,	October 29,	October 30,
In thousands	2010	2009	2010	2009	2010	2009

Change in Benefit Obligations
Net benefit obligations at beginning of year	$1,008,525	$714,370	$553,014	$446,543	$34,353	$37,881
Service cost	14,636	9,926	6,135	5,798	916	792
Interest cost	54,473	57,450	28,244	28,607	1,618	2,190
Plan participants’ contributions	-	-	1,079	1,228	-	-
Plan amendments	1,976	144	-	-	596	-
Actuarial loss (gain)	(16,650)	271,489	22,647	83,973	(195)	(3,179)
Currency fluctuations	-	-	(17,455)	15,094	-	-
Settlements	-	-	(15,429)	-	-	-
Gross benefits paid	(46,933)	(44,854)	(27,434)	(28,229)	(2,995)	(3,331)

Net benefit obligations at end of year	$1,016,027	$1,008,525	$550,801	$553,014	$34,293	$34,353

Change in Plan Assets
Fair value of plan assets at beginning of year	$532,137	$497,947	$450,257	$374,014	$3,415	$2,294
Actual return on plan assets	76,161	71,818	64,950	71,904	603	448
Currency fluctuations	-	-	(13,171)	11,796	-	-
Employer contributions	90,991	7,226	22,791	19,544	3,579	4,004
Plan participants’ contributions	-	-	1,079	1,228	-	-
Settlements	-	-	(15,429)	-	-	-
Gross benefits paid	(46,933)	(44,854)	(27,434)	(28,229)	(2,995)	(3,331)

Fair value of plan assets at end of year	$652,356	$532,137	$483,043	$450,257	$4,602	$3,415

Funded Status
Net amount recognized at end of year	$(363,671)	$(476,388)	$(67,758)	$(102,757)	$(29,691)	$(30,938)

Amounts Recognized in the Consolidated Balance Sheet Consist of:
Prepaid benefit cost	$-	$-	$-	$-	$-	$-
Current liabilities	(2,285)	(2,200)	(796)	(805)	(3,155)	(3,121)
Other Non-current Liabilities	(361,386)	(474,188)	(66,962)	(101,952)	(26,536)	(27,817)

Net amount recognized at end of year	$(363,671)	$(476,388)	$(67,758)	$(102,757)	$(29,691)	$(30,938)

Accumulated benefit obligation	$963,864	$956,576	$507,552	$513,586	$-	$-

Joy Global Inc.
Notes to Consolidated Financial Statements
October 29, 2010

Amounts recognized in accumulated other comprehensive loss as of October 29, 2010 consist of:

	Pension Plans		Other Postretirement
In thousands	U.S.	Non U.S.	Benefit Plans

Net actuarial loss (gain)	$385,440	$157,409	$(13,087)
Prior service cost	9,269	-	596
Deferred tax	(94,587)	(13,302)	4,372

Total accumulated other comprehensive loss (income)	$300,122	144,107	$(8,119)

The estimated amounts that will be amortized from accumulated other comprehensive loss into net periodic benefit cost during 2011 are as follows:

	Pension Plans		Other Postretirement
In thousands	U.S.	Non U.S.	Benefit Plans

Actuarial (gain) / loss	$31,065	$9,937	$(1,533)
Prior service cost (credit)	1,436	-	-

	$32,501	$9,937	$(1,533)

The defined benefit plans had the following target allocation and weighted-average asset allocations as of October 29, 2010 and October 30, 2009.

	Percentage of Plan Assets
	U.S. Pension Plan			Non-U.S. Pension Plans
	Target			Target
Asset Category	Allocation	2010	2009	Allocation	2010	2009

Equity securities	40%	34%	56%	40%	38%	51%
Debt securities	60%	56%	22%	24%	17%	37%
Other	-	10%	22%	36%	45%	12%

Total	100%	100%	100%	100%	100%	100%

U.S. Plan Assets

The plan’s assets are invested to maximize funded ratios over the long-term while managing the risk that funded ratios fall meaningfully below 100%. This objective to maximize the plan’s funded ratio is based on a long-term investment horizon, so that interim fluctuations should be viewed with appropriate perspective.

The desired investment return objective is a long-term average annual real rate of return on assets that is approximately 4.5% greater than the assumed inflation rate. The target rate of return is based upon an analysis of historical returns supplemented with an economic and structural review for each asset class. There is no assurance that these objectives will be met.

Non-U.S. Plan Assets

The objectives of the non-U.S. plans are as follows: the acquisition of suitable assets of appropriate liquidity which will generate income and capital growth which together with new contributions from members and the employer will meet the cost of the current and future benefits which the plan provides; to limit the risk of the assets failing to meet the liabilities over the long term and; to minimize the long term, costs of the plan by maximizing the return on the assets.

Joy Global Inc.
Notes to Consolidated Financial Statements
October 29, 2010

The following pension and other postretirement benefit payments (which include expected future service) are expected to be paid in each of the following years:

			Other Postretirement Benefit Plan Payments
			Prior to	After	Impact of
	Pension Plan Payments		Medicare	Medicare	Medicare
In thousands	U.S.	Non-U.S.	Part D	Part D	Part D

2011	$50,787	$26,476	$4,098	$3,969	$129
2012	54,136	27,345	3,900	3,762	138
2013	56,642	28,265	3,700	3,620	80
2014	59,231	29,224	3,600	3,518	82
2015	62,312	30,199	3,500	3,402	98
2016- 2020	358,447	166,566	15,600	15,219	381

On December 8, 2003, the Medicare Prescription Drug Improvement and Modernization Act of 2003 became law. This Act introduced a prescription drug benefit under Medicare (Medicare Part D) as well as a federal subsidy to sponsors of retiree health care benefit plans that provide a benefit that is at least actuarially equivalent to Medicare Part D. We currently sponsor two retiree health care plans that provide prescription drug benefits to our U.S. retirees.

The projected benefit obligations, accumulated benefits obligations, and fair value of plan assets for underfunded and overfunded plans have been combined for disclosure purposes. The projected benefit obligations, accumulated benefit obligations, and fair value of assets for pension plans with an accumulated benefit obligation in excess of plan assets are as follows:

	U.S. Pension Plans		Non U.S. Pension Plans
In thousands	2010	2009	2010	2009

Projected benefit obligation	$1,016,027	$1,008,525	$514,050	$538,223
Accumulated benefit obligation	963,864	956,576	474,727	498,796
Fair value of plan assets	652,356	532,137	449,846	435,466

For 2011, we expect to contribute approximately $135 million to $145 million to our employee pension plans.

Joy Global Inc.
Notes to Consolidated Financial Statements
October 29, 2010

The following table summarizes the fair value of our pension plan assets by category at October 29, 2010 within the fair value hierarchy as defined by ASC 820.

	October 29, 2010
				Total Assets
In Thousands	Level 1	Level 2	Level 3	at Fair Value

U.S. Pension Plans
Equity securities:
U. S. equities	$193,278	$2,286	$-	$195,564
Non-U.S. equities	777	-	21,291	22,068
Fixed income securities:
U.S. government bonds	-	175,878	-	175,878
Non-U.S. government bonds	-	1,690	-	1,690
U.S. corporate bonds	65,339	111,044	393	176,776
Non-U.S. corporate bonds	-	15,802	-	15,802
Other
Cash and cash equivalents	18,595	-	-	18,595
Hedge fund	-	-	46,146	46,146
Other	-	(163)	-	(163)

Total U.S. Pension Plans assets	$277,989	$306,537	$67,830	$652,356

Non-U.S. Pension Plans
Equity securities:
U.S. equities	$24,536	$98	$54,416	$79,050
Non-U.S. equities	75,515	-	88,869	164,384
Fixed income securities:
U.S. government bonds	-	-	-	-
Non-U.S. government bonds	-	5,609	2,460	8,069
U.S corporate bonds	-	3,718	-	3,718
Non-U.S. corporate bonds	-	77,107	119,576	196,683
Other	-	1,237	-	1,237
Other
Cash and Cash equivalents	29,902	-	-	29,902

Total Non-U.S. Pension Plans assets	$129,953	$87,769	$265,321	$483,043

Other Postretirement Benefits Plans
Equity securities:
U.S. equities	$2,290	$-	$-	$2,290
Non-U.S. equities	610	-	-	610
Fixed income securities:
U.S. government bonds	108	-	-	108
U.S. corporate bonds	1,578	-	-	1,578
Other
Cash and cash equivalents	16	-	-	16

Total other Postretirement Benefit Plans	$4,602	$-	$-	$4,602

Joy Global Inc.
Notes to Consolidated Financial Statements
October 29, 2010

Below are roll-forwards of assets measured at fair value using Level 3 inputs for the year ended October 29, 2010.

	October 29, 2010
In Thousands	Equities	Fixed Income	Other

U.S. Pension Plans
Balance as of October 31, 2009	$38,100	$883	$80,979
Unrealized gains (losses)	(1,908)	(311)	167
Realized gains (losses)	5,167	-	-
(Sales)/purchases/other settlements	(20,068)	-	(35,000)
Transfers in and/or out of level 3	-	(179)	-

Balance as of October 29, 2010	$21,291	$393	$46,146

Non-U.S. Pension Plans
Balance as of October 31, 2009	$158,801	$21,147	$-
Unrealized gains (losses)	13,344	2,946	-
Realized gains (losses)	8,148	(8)	-
(Sales)/purchases/other settlements	(37,009)	97,952	-
Transfers in and/or out of level 3	-	-	-

Balance as of October 29, 2010	$143,284	$122,037	$-

11.	Share-Based Compensation

Our 2007 Stock Incentive Plan (“Plan”) authorizes the grant of up to 10.0 million shares plus canceled and forfeited awards. The Plan allows for the issuance of non-qualified stock options, incentive stock options, performance shares, restricted stock units, and other stock-based awards to officers, employees, and directors. As of October 29, 2010, none of the options granted qualify as incentive stock options under the Internal Revenue Code. We have historically issued new common stock in order to satisfy share-based payment awards and plan to do so to satisfy future awards.

The total share-based compensation expense we recognized for 2010, 2009, and 2008 was $25.0 million, $18.7 million, and $13.7 million, respectively. The total stock-based compensation expense is reflected in our Consolidated Statement of Cash Flow statement in Operating Activities under the heading Other, net. The corresponding deferred tax asset recognized related to the stock-based compensation expense was approximately $7.5 million, $5.6 million, and $4.3 million in 2010, 2009 and 2008, respectively.

Stock Options

We have granted non-qualified stock options to purchase our common stock at prices equal to the fair market value of the stock on the grant dates. Stock options vest ratably beginning on the one-year anniversary date over three years and expire ten years from the grant date. Options to purchase 202,500 shares have also

Joy Global Inc.
Notes to Consolidated Financial Statements
October 29, 2010

been granted to our Board of Directors (“Directors”). A summary of stock option activity under all plans is as follows:

			Weighted -	Weighted -
		Weighted-	Average	Average
		Average	Remaining	Grant - Date	Aggregate
	Number of	Exercise Price	Contractual	Fair	Intrinsic
Dollars in millions, except share data	Options	Per Share	Term	Value	Value

Outstanding at October 26, 2007	2,160,463	$25.20	7.3		$67.0
Options granted	735,700	57.72		$18.97
Options exercised	(863,928)	21.22			43.4
Options forfeited or cancelled	(74,893)	50.69

Outstanding at October 31, 2008	1,957,342	38.21	7.3		9.1

Options granted	2,098,000	21.88		7.19
Options exercised	(160,186)	17.36			4.0
Options forfeited or cancelled	(261,111)	34.67

Outstanding at October 30, 2009	3,634,045	29.95	7.82		79.3

Options granted	510,500	52.83		17.46
Options exercised	(1,047,868)	27.05			33.3
Options forfeited or cancelled	(249,991)	30.22

Outstanding at October 29, 2010	2,846,686	35.09	7.44		102.1

Exercisable at October 29, 2010	1,041,710	$37.28	5.96		35.1

The fair value of the option awards is the estimated fair value at grant date using the Black Scholes valuation model and is recognized as expense on a straight line basis over the vesting period. The weighted-average assumptions are as follows:

	2010	2009	2008

Risk free interest rate	1.23%	1.58%	3.12%
Expected volatility	49.14%	58.99%	47.32%
Expected life in years	3.36	2.73	2.99
Dividend yield	1.37%	3.32%	1.05%

The risk free interest rate is based on the U.S. Treasury yield curve in effect on the date of grant for the respective expected life of the option. The expected volatility is based on a weighted average of historical and implied volatility of our common stock. The expected life is based on historical exercise behavior and the projected exercise of unexercised stock options. The expected dividend yield is based on the expected annual dividends divided by the grant date market value of our common stock.

At October 29, 2010, there was $10.7 million of unrecognized compensation expense related to stock options that is expected to be recognized over a weighted-average period of 1.6 years.

Restricted Stock Units

We grant restricted stock units to certain employees and to all non-employee members of our Directors. The fair value of our restricted stock units is determined based on the closing price of our stock on the date of grant and is recognized straight line over the vesting period.

Joy Global Inc.
Notes to Consolidated Financial Statements
October 29, 2010

Restricted stock units granted to employees vest over a five-year period with one-third vesting on the third, fourth, and fifth anniversaries of the grant date and provide that a number of shares of common stock equal to the number of vested units will be delivered to the individual as the units vest.

Restricted stock units granted to Directors vest one year from the grant date and generally provide that a number of shares of common stock equivalent to the restricted stock units will be delivered to the individual director one year after their service on the Board of Directors terminates.

Dividends accrue on all restricted stock units and vest consistent with the underlying award. In the event of a change in control, the units will be paid out in cash based on the market price of the common stock as of the change in control date.

A summary of restricted stock unit activity under all plans is as follows:

		Weighted-
		Average	Aggregate
	Number of	Grant Date	Intrinsic
Dollars in millions, except share data	Units	Fair Value	Value

Outstanding at October 26, 2007	400,759	$21.92
Units granted	61,471	55.64
Units earned from dividends	3,848	63.25
Units settled	(72,871)	13.51	$4.2
Units deferred	(3,082)	14.08	0.2
Units forfeited	(11,073)	52.01

Outstanding at October 31, 2008	379,052	28.61
Units granted	243,918	21.50
Units earned from dividends	12,713	30.00
Units settled	(64,942)	19.14	1.5
Units deferred	(4,256)	11.82	0.1
Units forfeited	(31,801)	30.49

Outstanding at October 30, 2009	534,684	26.57
Units granted	224,740	53.03
Units earned from dividends	8,470	57.16
Units settled	(35,582)	28.30	2.1
Units deferred	(13,190)	34.88	0.8
Units forfeited	(37,621)	33.72

Outstanding at October 29, 2010	681,501	$35.03

At October 29, 2010 there was $12.2 million of unrecognized compensation expense related to restricted stock units that is expected to be recognized over a weighted-average period of 3.6 years. At October 29, 2010 the balance of deferred restricted stock units is 25,329 shares.

Performance Shares

The performance share award programs under our stock incentive plans provide long-term incentive compensation opportunities to certain senior executives and other managers. The fair value of our performance shares is determined based on the closing price of our stock on the date of grant and is recognized straight line over the vesting period.

Joy Global Inc.
Notes to Consolidated Financial Statements
October 29, 2010

Shares of common stock may be earned by the participants under the performance share award programs if at the end of a three-year award cycle our financial performance over the course of the cycle exceeds certain threshold amounts. For our 2010, 2009 and 2008 performance share award programs, the performance measure for executive officers is average return on equity. For our 2010 and 2009 performance share award program, the performance measure for all other participants is average diluted earnings per share for a three year cycle from 2010 through 2012 and 2009 through 2011, respectively. For our 2008 performance share award program, the performance measure for all other participants is average return on invested capital and cumulative diluted earnings per share for the three year cycle from 2008 through 2010. Each performance share represents the right to earn one share of common stock.

Awards can range from 0% to 150% (or, in certain cases, 180%) of the target award opportunities and may be paid out in stock, cash or a combination of stock and cash as determined by the Human Resources and Nominating Committee of the Board of Directors. In the event of a change in control, the performance shares are paid out in cash based on the greater of actual performance or target award. The final awards for the 2008 performance share program amounted to 158,970 shares and will be paid out entirely in stock beginning in January 2011.

A summary of performance share activity under all plans is as follows:

		Weighted-
		Average	Aggregate
	Number of	Grant Date	Intrinsic
Dollars in millions, except share data	Shares	Fair Value	Value

Outstanding at October 26, 2007	268,345	$32.42
Shares granted	125,400	59.10
Target adjustment	(14,553)	46.23
Shares distributed	(97,464)	17.37	$5.9
Shares deferred	(19,263)	17.37	1.2
Shares forfeited	(12,486)	52.73

Outstanding at October 31, 2008	249,979	51.01
Shares granted	368,200	21.86
Target adjustment	22,144	41.25
Shares distributed	(89,342)	30.42	2.2
Shares forfeited	(30,031)	31.67

Outstanding at October 30, 2009	520,950	34.64
Shares granted	91,500	52.83
Target adjustment	263,258	34.27
Shares distributed	(63,666)	41.25	3.8
Shares forfeited	(49,431)	27.95

Outstanding at October 29, 2010	762,611	$36.57

At October 29, 2010 there was $8.8 million of unrecognized compensation expense related to performance shares that is expected to be recognized over a weighted-average period of 1.6 years. At October 29, 2010 the balance of deferred performance shares is 109,198 shares.

Joy Global Inc.
Notes to Consolidated Financial Statements
October 29, 2010

12.	Shareholders’ Equity

We have 150,000,000 shares of authorized common stock, par value $1.00 per share, 50,000,000 of which were distributed in connection with our July 12, 2001 emergence from bankruptcy. The last distribution of 1,233,423 shares (2,775,111 shares after January 21, 2005 and December 12, 2005 stock splits) was distributed starting on January 28, 2005, in accordance with the Plan of Reorganization.

We are authorized to issue 5,000,000 shares of preferred stock, of which 1,000,000 shares have been designated as Series A Junior Participating Preferred Stock of $1.00 par value per share. None of the preferred shares have been issued. On July 15, 2002, our Board of Directors (“Directors”) declared a dividend of one preferred share purchase right for each outstanding share of common stock. Each right entitles the holder to purchase one one-hundredth of a share of our Series A Junior Participating Preferred Stock for $100. Under certain circumstances, if a person or group acquires 15% or more of our outstanding common stock, holders of the rights (other than the person or group triggering their exercise) will be able to purchase, in exchange for the $100 exercise price, shares of our common stock or of any company into which we are merged having a value of $200. The rights expire on August 5, 2012 unless extended by our Directors. Because the rights may substantially dilute the stock ownership of a person or group attempting to take us over without the approval of our Directors, our rights plan could make it more difficult for a third party to acquire us (or a significant percentage of our outstanding capital stock) without first negotiating with our Directors regarding such acquisition.

Under our share repurchase program, management is authorized to repurchase up to $2.0 billion in shares of common stock in the open market or through privately negotiated transactions until December 31, 2011. During 2010 we did not repurchase any of our common stock and in 2009 we repurchased $13.7 million of common stock representing 608,720 shares. In September 2008, we purchased $93.6 million or 1,890,000 shares of common stock. These shares were held in a brokerage account at Lehman Brothers Inc. (“LBI”), which subsequently filed for liquidation on September 19, 2008. The liquidation of LBI is being administered by a court-appointed trustee (“SIPA Trustee”), pursuant to the Securities Investors Protection Act of 1970 and Chapter 7 of the United States Bankruptcy Code. Our claim with respect to the shares in the LBI brokerage account, together with dividends paid on such shares, was allowed by the SIPA Trustee on March 25, 2009. We anticipate that these shares, along with the cash from dividends paid since September 19, 2008 totaling $2.7 million, will be returned to us as part of these proceedings. However, the SIPA Trustee’s process of resolving claims and recovering assets in respect of the LBI bankruptcy estate is ongoing. The repurchased shares have been reflected as treasury shares and the cash dividends have been reflected as a receivable in other current assets in the accompanying Consolidated Balance Sheet. Under our currently authorized share repurchase program we have repurchased approximately $1.1 billion of common stock, representing 23,873,159 shares.

13.	Derivatives

We enter into derivative contracts, primarily foreign currency forward contracts, to hedge the risks of certain identified and anticipated transactions in currencies other than the functional currency of the respective operating unit. The types of risks hedged are those arising from the variability of future earnings and cash flows caused by fluctuations in foreign currency exchange rates. We have designated substantially all of these contracts as cash flow hedges. These contracts are for forecasted transactions and committed receivables and payables denominated in foreign currencies and are not entered into for speculative purposes.

We are exposed to certain foreign currency risks in the normal course of our global business operations. For derivative contracts that are designated and qualify for a cash flow hedge, the effective portion of the gain or loss of the derivative contract is recorded as a component of other comprehensive income, net of tax. This amount is reclassified into the income statement on the line associated with the underlying transaction for the

Joy Global Inc.
Notes to Consolidated Financial Statements
October 29, 2010

period(s) in which the hedged transaction affects earnings. The amounts recorded in accumulated other comprehensive income for existing cash flow hedges are generally expected to be reclassified into earnings within one year and all of the existing hedges will be reclassified into earnings by October 2011.

For derivative contracts that are designated and qualify as a fair value hedge, gain or loss is recorded in the Consolidated Statement of Income under the heading Cost of Sales. For the year ended October 29, 2010 and nine months ended October 30, 2009 we recorded a loss of $2.2 million and a loss of $5.3 million, respectively, in the Consolidated Statement of Income related to fair value hedges which was offset by foreign exchange fluctuations of the underlying receivable. The prior year includes derivative information from January 31, 2009, the adoption date of ASC No. 815, “Derivatives and Hedging.”

We are exposed to credit-related losses in the event of non-performance by counterparties to our forward exchange contracts. We currently have a concentration of these contracts held with Bank of America, N.A., which maintains an investment grade rating of A with Standard & Poor’s. We do not expect any counterparties, including Bank of America, N.A., to fail to meet their obligations. A contract is generally subject to credit risk only when it has a positive fair value and the maximum exposure is the amount of the positive fair value.

Forward exchange contracts are entered into to protect the value of forecasted transactions and committed future foreign currency receipts and disbursements and consequently any market-related loss on the forward contract would be offset by changes in the value of the hedged item. As a result, we are generally not exposed to net market risk associated with these instruments.

The following table summarizes the effect of cash flow hedges on the Consolidated Statement of Income:

In thousands	Effective Portion			Ineffective Portion
		Location of	Amount of	Location of	Amount of
	Amount of	Gain/(Loss)	Gain/(Loss)	Gain/(Loss)	Gain/(Loss)
Derivative	Gain/(Loss)	Reclassified	Reclassified	Reclassified	Reclassified
Hedging	Recognized	from AOCI	from AOCI	from AOCI	from AOCI
Relationship	in OCI	into Earnings	into Earnings	into Earnings	into Earnings

Year ended October 29, 2010
Foreign currency forward contracts	$(6,491)	Cost of sales	$(4,894)	Cost of sales	$2,074
		Sales	3,402
Nine months ended October 30, 2009
Foreign currency forward contracts	$74,851	Cost of sales	$(36,667)	Cost of sales	$3,480
		Sales	1,297

14.	Operating Leases

We lease certain plant, office and warehouse space as well as machinery, vehicles, data processing and other equipment. Certain of the leases have renewal options at reduced rates and provisions requiring us to pay maintenance, property taxes and insurance. Amortization of assets reported as capital leases is included in depreciation expense. Generally, all rental payments are fixed. Our assets and obligations under capital lease arrangements are not significant.

Total rental expense under operating leases, excluding maintenance, taxes and insurance, was $26.5 million, $24.2 million, and $23.1 million for 2010, 2009, and 2008, respectively.

Joy Global Inc.
Notes to Consolidated Financial Statements
October 29, 2010

At October 29, 2010, the future payments for all operating leases with remaining lease terms in excess of one year, and excluding maintenance, taxes and insurance were as follows:

In millions

2011	$20.1
2012	15.2
2013	11.6
2014	9.4
2015	4.7
Thereafter	9.7

Total	$70.7

15.	Reorganization Items

Reorganization items include income, expenses and losses from settlement of items related to our reorganization under Chapter 11 of the Bankruptcy Code.

Net reorganization items for 2010, 2009, and 2008 consisted of the following:

In thousands	2010	2009	2008

Beloit U.K. claim settlement	$-	$-	$(2,055)
Beloit U.K. receivership settlement	-	5,665	-
Professional fees directly related to the reorganization and other	(1,310)	(605)	(364)

Net reorganization (expense) income	$(1,310)	$5,060	$(2,419)

16.	Discontinued Operations and Held for Sale Assets and Liabilities

During the fourth quarter of fiscal 2005, The Horsburgh & Scott Co. (“H&S”), a wholly owned subsidiary of the Company, was classified as held for sale. H&S is a premier designer and manufacturer of industrial gears and gear drives and was classified as part of the Surface Mining Equipment segment.

In November 2007, we collected the remaining receivable balance of $9.9 million and recognized the pre-tax deferred gain of $1.5 million ($1.1 million, net of taxes) in discontinued operations.

17.	Acquisitions

On February 14, 2008 we completed the acquisition of N.E.S. Investment Co. including its subsidiary, Continental Global Group, Inc. (collectively “Continental”) a worldwide leader in conveyor systems for bulk material handling in mining and industrial applications. The results of operations for Continental have been included in the accompanying consolidated financial statements from that date forward. The Continental acquisition further strengthens our ability to provide a more complete mining solution to our customers.

We purchased all of the outstanding shares of Continental for an aggregate amount of $252.1 million, which is net of approximately $5.9 million of indebtedness assumed by us at closing and $12.0 million of cash acquired. We also incurred $2.4 million of direct acquisition costs related to the acquisition.

Joy Global Inc.
Notes to Consolidated Financial Statements
October 29, 2010

Following is condensed balance sheet data showing the allocation of the fair values of the assets acquired and the liabilities assumed as of the date of acquisition:

In thousands

Current assets	$112,649
Property, plant & equipment	33,712
Intangible assets	147,689
Goodwill	111,800
Other assets	554
Current liabilities	(73,184)
Deferred Income taxes	(73,656)
Other long-term obligations	(5,112)

Net assets acquired	$254,452

Of the $147.7 million of intangible assets, $53.9 million has been assigned to trademarks which are not being amortized. The remaining $93.8 million of intangible assets has been assigned to the following categories and are being amortized over a weighted-average useful life of 18 years:

In thousands

Customer relationships	$74,200
Patents	10,490
Backlog	9,099

$93,789

On December 17, 2008, our wholly owned subsidiary, China Mining Machinery Group SRL, acquired 100% of the outstanding shares of Wuxi Shengda Machinery Co., Ltd., a Chinese manufacturer of longwall shearing machines.

18.	Fair Value Measurements

GAAP establishes a three-level fair value hierarchy that prioritizes information used in developing assumptions when pricing an asset or liability as follows:

Level 1:  Observable inputs such as quoted prices in active markets

Level 2:  Inputs, other than quoted prices in active markets that are observable either directly or indirectly

Level 3:  Unobservable inputs where there is little or no market data, which requires the reporting entity to develop its own assumptions

GAAP requires the use of observable market data, when available, in making fair value measurements. When inputs used to measure fair value fall within different levels of the hierarchy, the level within which the fair value measurement is categorized is based on the lowest level input that is significant to the fair value measurement.

Joy Global Inc.
Notes to Consolidated Financial Statements
October 29, 2010

The following tables present the fair value hierarchy for those assets and liabilities measured at fair value and disclose the fair value of certain other liabilities as of October 29, 2010 and October 30, 2009.

Fair Value Measurements at October 29, 2010

			Quoted
			Prices in
			Active	Significant
			Markets for	Other	Significant
			Identical	Observable	Unobservable
	Carrying	Total Fair	Assets	Inputs	Inputs
In thousands	Value	Value	Level 1	Level 2	Level 3

Current Assets
Cash and cash equivalents	$815,581	$815,581	$815,581	$-	$-
Other Current Assets
Derivatives	$10,643	$10,643	$-	$10,643	$-
Other Accrued Liabilities
Derivatives	$4,212	$4,212	$-	$4,212	$-
Long-term Obligations
6.0% Senior Notes	$247,677	$273,125	$273,125	$-	$-
6.625% Senior Notes	$148,417	$152,438	$152,438	$-	$-

Fair Value Measurements at October 30, 2009

			Quoted
			Prices in
			Active	Significant
			Markets for	Other	Significant
			Identical	Observable	Unobservable
	Carrying	Total Fair	Assets	Inputs	Inputs
In thousands	Value	Value	Level 1	Level 2	Level 3

Current Assets
Cash and cash equivalents	$471,685	$471,685	$471,685	$-	$-
Other Current Assets
Derivatives	$7,008	$7,008	$-	$7,008	$-
Short-term notes payable, Including current portion of long-term obligations
Current portion of Term Loan	$17,500	$17,500	$-	$17,500	$-
Other Accrued Liabilities
Derivatives	$11,924	$11,924	$-	$11,924	$-
Long-term Obligations
6.0% Senior Notes	$247,366	$250,605	$250,605	$-	$-
6.625% Senior Notes	$148,395	$138,287	$138,287	$-	$-
Term Loan	$126,875	$123,499	$-	$123,499	$-

The following methods and assumptions were used to estimate the fair value of each class of financial instruments for which it is practicable to estimate that value:

Cash and Cash Equivalents:  The carrying value approximates fair value because of the short maturity of those instruments.

Joy Global Inc.
Notes to Consolidated Financial Statements
October 29, 2010

Derivatives:  The fair value of forward foreign exchange contracts represents the estimated amounts receivable (payable) to terminate such contracts at the reporting date based on foreign exchange market prices at that date.

Senior Notes:  The fair market value of the Senior Notes is estimated based on market quotations at the respective period end.

Term Loan:  The fair value of our term loan is estimated based upon input from third parties on prevailing current market conditions.

19.	Commitments, Contingencies and Off-Balance-Sheet Risks

We and our subsidiaries are involved in various unresolved legal matters that arise in the normal course of operations, the most prevalent of which relate to product liability (including over 1,000 asbestos and silica-related cases), employment, and commercial matters. Also, as a normal part of operations, our subsidiaries undertake contractual obligations, warranties, and guarantees in connection with the sale of products or services. Although the outcome of these matters cannot be predicted with certainty and favorable or unfavorable resolutions may affect the results of operations on a quarter-to-quarter basis, we believe that the outcome of such legal and other matters will not have a material adverse effect on our consolidated financial position, results of operations, or liquidity.

During the Chapter 11 reorganization of Harnischfeger Industries, Inc. (our “Predecessor Company”), in 1999 through the filing of a voluntary petition under Chapter 11 of the United States Bankruptcy Code, the Wisconsin Department of Workforce Development (“DWD”) filed claims against Beloit Corporation (“Beloit”), a former majority owned subsidiary, and us in federal bankruptcy court seeking “at least” $10.0 million in severance benefits and penalties, plus interest, on behalf of former Beloit employees. DWD’s claim against Beloit included unpaid severance pay allegedly due under a severance policy Beloit established in 1996. DWD alleges that Beloit violated its alleged contractual obligations under the 1996 policy when it amended the policy in 1999. The Federal District Court for the District of Delaware removed DWD’s claims from the bankruptcy court and granted summary judgment in our favor on all of DWD’s claims in December 2001. DWD appealed the decision and the judgment was ultimately vacated in part and remanded. Following further proceedings, DWD’s only remaining claim against us is that our Predecessor Company tortiously interfered with Beloit’s employees’ severance benefits in connection with Beloit’s decision to amend its severance policy. We concluded a trial on DWD’s remaining claim during the week of March 1, 2010. On September 21, 2010 the court granted judgment in our favor. DWD then filed a post-judgment motion asking the court to change its decision. We await a ruling on DWD’s latest motion. If the court denies DWD’s motion, we expect that DWD will file an appeal with the United States Court of Appeals for the Third Circuit. We do not believe these proceedings will have a significant effect on our financial condition, results of operations, or liquidity.

Because DWD’s claims were still being litigated as of the effective date of our Plan of Reorganization, the Plan of Reorganization provided that the claim allowance process with respect to DWD’s claims would continue as long as necessary to liquidate and determine these claims.

At October 29, 2010, we were contingently liable to banks, financial institutions, and others for approximately $204.5 million for outstanding letters of credit, bank guarantees, and surety bonds securing performance of sales contracts and other guarantees in the ordinary course of business. Of the $204.5 million, approximately $1.5 million remains in place and is substantially attributable to remaining workers compensation obligations of Beloit Corporation and $8.3 million relates to outstanding letters of credit or other guarantees issued by non-U.S. banks for non-U.S. subsidiaries under locally provided credit facilities.

Joy Global Inc.
Notes to Consolidated Financial Statements
October 29, 2010

From time to time we and our subsidiaries become involved in proceedings relating to environmental matters. We believe that the resolution of such environmental matters will not have a material adverse effect on our consolidated financial position, results of operations, or liquidity of the Company.

20.	Subsequent Events

On November 17, 2010, our Directors declared a cash dividend of $0.175 per outstanding share of common stock. The dividend will be paid on December 20, 2010 to all shareholders of record at the close of business on December 6, 2010.

21.	Segment Information

At October 29, 2010, we had two reportable segments: Underground Mining Machinery and Surface Mining Equipment. At the beginning of fiscal 2010, the integration of the conveying business was completed, and the Continental Crushing and Conveying segment was combined with the Underground Mining Machinery and Surface Mining Equipment segments. Crushing and conveying operating results related to surface applications are reported as part of the Surface Mining Equipment segment, while total crushing and conveying operating results are included with the Underground Mining Machinery segment. Eliminations include the surface applications of crushing and conveying included in both operating segments. The prior year presentation has been recast to reflect this change.

Operating income (loss) of segments does not include interest income and expense, reorganization items, corporate administration and provision for income taxes. Identifiable assets are those used in our operations in each segment. Corporate assets consist primarily of deferred financing costs, cash and cash equivalents and deferred income taxes. The accounting policies of the segments are the same as those described in Note 2, “Significant Accounting Policies.”

Joy Global Inc.
Notes to Consolidated Financial Statements
October 29, 2010

	Underground	Surface
	Mining	Mining
In thousands	Machinery	Equipment	Corporate	Eliminations	Total

Fiscal 2010
Net Sales	$2,126,788	$1,518,605	$-	$(121,059)	$3,524,334

Operating income (loss)	$433,902	$336,236	$(43,126)	$(29,909)	$697,103
Interest Income	-	-	13,195	-	13,195
Interest expense	-	-	(29,964)	-	(29,964)
Reorganization items	-	-	(1,310)	-	(1,310)

Income before income taxes	$433,902	$336,236	$(61,205)	$(29,909)	$679,024

Depreciation and Amortization	$39,142	$20,472	$1,865	$-	$61,479
Capital Expenditures	$37,273	$35,380	$821	$-	$73,474
Total Assets	$1,803,141	$856,764	$611,108	$-	$3,271,013
Fiscal 2009
Net Sales	$2,278,691	$1,460,445	$-	$(140,822)	$3,598,314

Operating income (loss)	$461,019	$322,170	$(41,759)	$(39,118)	$702,312
Interest Income	-	-	7,485	-	7,485
Interest expense	-	-	(32,217)	-	(32,217)
Reorganization items	-	-	5,060	-	5,060

Income before income taxes	$461,019	$322,170	$(61,431)	$(39,118)	$682,640

Depreciation and Amortization	$39,689	$18,846	$1,079	$-	$59,614
Capital Expenditures	$54,903	$39,054	$171	$-	$94,128
Total Assets	$1,661,642	$791,480	$542,129	$-	$2,995,251
Fiscal 2008
Net Sales	$2,001,166	$1,540,987	$-	$(123,219)	$3,418,934

Operating income (loss)	$364,747	$250,093	$(34,897)	$(28,739)	$551,204
Interest Income	-	-	12,539	-	12,539
Interest expense	-	-	(34,237)	-	(34,237)
Reorganization items	-	-	(2,419)	-	(2,419)

Income before income taxes	$364,747	$250,093	$(59,014),	$(28,739)	$527,087

Depreciation and Amortization	$52,207	$19,181	$960	$-	$72,348
Capital Expenditures	$36,431	$47,774	$-	$-	$84,205
Total Assets	$1,542,936	$744,888	$343,461	$-	$2,631,285

Joy Global Inc.
Notes to Consolidated Financial Statements
October 29, 2010

Geographical Segment Information

			Sales to		Long
	Total	Interarea	Unaffiliated	Operating	Lived
In thousands	Sales	Sales	Customers	Income (Loss)	Assets

2010
United States	$2,135,032	$(601,475)	$1,533,557	$397,966	$235,021
Europe	315,836	(68,293)	247,543	31,371	53,190
Australia	527,663	(20,151)	507,512	91,911	38,783
Other Foreign	1,290,191	(54,469)	1,235,722	279,703	120,557
Interarea Eliminations	(744,388)	744,388	-	(60,722)	-

	$3,524,334	$-	$3,524,334	$740,229	$447,551

2009
United States	$2,333,654	$(550,105)	$1,783,549	$524,576	$217,768
Europe	520,012	(260,731)	259,281	82,678	44,682
Australia	579,160	(32,906)	546,254	96,928	41,233
Other Foreign	1,071,284	(62,054)	1,009,230	227,124	96,458
Interarea Eliminations	(905,796)	905,796	-	(187,235)	-

	$3,598,314	$-	$3,598,314	$744,071	$400,141

2008
United States	$2,155,911	$(523,378)	$1,632,533	$393,837	$213,998
Europe	573,234	(210,045)	363,189	93,591	36,268
Australia	522,828	(52,278)	470,550	54,334	28,179
Other Foreign	996,830	(44,168)	952,662	189,662	45,804
Interarea Eliminations	(829,869)	829,869	-	(145,323)	-

	$3,418,934	$-	$3,418,934	$586,101	$324,249

Product Information

In thousands	2010	2009	2008

Original equipment	$1,426,744	$1,628,375	$1,439,493
Aftermarket	2,097,590	1,969,939	1,979,441

Total revenues	$3,524,334	$3,598,314	$3,418,934

22.	Subsidiary Guarantors

The following tables present condensed consolidated financial information for fiscal years 2010, 2009, and 2008 for; (a) the Company; (b) on a combined basis, the guarantors of the Credit Agreement and Senior Notes issued in November 2006, which include Joy Technologies Inc., P&H Mining Equipment Inc. and N.E.S Investment Co. and Continental Crushing & Conveying Inc.(“Subsidiary Guarantors”); and (c) on a combined basis, the non-guarantors, which include all of our foreign subsidiaries and a number of small domestic subsidiaries (“Non-Guarantor Subsidiaries”). Separate financial statements of the Subsidiary Guarantors are not presented because the guarantors are unconditionally, jointly, and severally liable under the guarantees, and we believe such separate statements or disclosures would not be useful to investors.

Joy Global Inc.
Notes to Consolidated Financial Statements
October 29, 2010

Condensed Consolidated Statement of Income
Fiscal Year Ended October 29, 2010
(In thousands)

	Parent	Subsidiary	Non-Guarantor
	Company	Guarantors	Subsidiaries	Eliminations	Consolidated

Net sales	$-	$2,081,016	$2,188,814	$(745,496)	$3,524,334
Cost of sales	-	1,400,103	1,551,507	(600,902)	2,350,708
Product development, selling and administrative expenses	42,776	237,392	200,468	-	480,636
Other income	-	59,799	(63,912)	-	(4,113)

Operating income (loss)	(42,776)	383,722	500,751	(144,594)	697,103
Intercompany items	41,121	(59,151)	(73,731)	91,761	-
Interest income (expense) — net	(28,209)	3,197	8,243	-	(16,769)
Reorganization items	(1,310)	-	-	-	(1,310)

Income (loss) from continuing operations before income taxes and equity	(31,174)	327,768	435,263	(52,833)	679,024
Provision (benefit) for income taxes	(25,294)	173,403	69,416	-	217,525
Equity in income (loss) of subsidiaries	467,379	139,231	-	(606,610)	-

Net Income	$461,499	$293,596	$365,847	$(659,443)	$461,499

Joy Global Inc.
Notes to Consolidated Financial Statements
October 29, 2010

Condensed Consolidated Statement of Income
Fiscal Year Ended October 30, 2009
(In thousands)

	Parent	Subsidiary	Non-Guarantor
	Company	Guarantors	Subsidiaries	Eliminations	Consolidated

Net sales	$-	$2,332,609	$2,178,182	$(912,477)	$3,598,314
Cost of sales	-	1,578,224	1,592,690	(725,400)	2,445,514
Product development, selling and administrative expenses	41,581	233,482	179,459	-	454,522
Other income	-	55,974	(60,008)	-	(4,034)

Operating income (loss)	(41,581)	464,929	466,041	(187,077)	702,312
Intercompany items	39,373	(62,360)	(94,177)	117,164	-
Interest income (expense) — net	(30,698)	2,247	3,719	-	(24,732)
Reorganization items	24,370	-	(19,310)	-	5,060

Income (loss) from continuing operations before income taxes and equity	(8,536)	404,816	356,273	(69,913)	682,640
Provision (benefit) for income taxes	(16,743)	167,017	77,716	-	227,990
Equity in income (loss) of subsidiaries	446,443	201,690	-	(648,133)	-

Net Income	$454,650	$439,489	$278,557	$(718,046)	$454,650

Joy Global Inc.
Notes to Consolidated Financial Statements
October 29, 2010

Condensed Consolidated Statement of Income
Fiscal Year Ended October 31, 2008
(In thousands)

	Parent	Subsidiary	Non-Guarantor
	Company	Guarantors	Subsidiaries	Eliminations	Consolidated

Net sales	$-	$2,152,573	$2,096,230	$(829,869)	$3,418,934
Cost of sales	-	1,537,081	1,576,532	(684,684)	2,428,929
Product development, selling and administrative expenses	34,529	221,451	185,547	-	441,527
Other income	-	45,436	(48,162)	-	(2,726)

Operating income (loss)	(34,529)	348,605	382,313	(145,185)	551,204
Intercompany items	10,782	(62,811)	(54,861)	106,890	-
Interest income (expense) — net	(31,494)	778	9,018	-	(21,698)
Reorganization items	(364)	-	(2,055)	-	(2,419)

Income (loss) from continuing operations before income taxes and equity	(55,605)	286,572	334,415	(38,295)	527,087
Provision (benefit) for income taxes	(47,781)	146,791	54,940	-	153,950
Equity in income (loss) of subsidiaries	382,102	224,301	-	(606,403)	-

Income (loss) from continuing operations	374,278	364,082	279,475	(644,698)	373,137
Income from discontinued operations	-	1,141	-	-	1,141

Net Income	$374,278	$365,223	$279,475	$(644,698)	$374,278

Joy Global Inc.
Notes to Consolidated Financial Statements
October 29, 2010

Condensed Consolidating Balance Sheets:
As of October 29, 2010
(In thousands)

	Parent	Subsidiary	Non-Guarantor
	Company	Guarantors	Subsidiaries	Eliminations	Consolidated

ASSETS
Current assets	$488,248	$744,525	$1,236,264	$(107,110)	$2,361,927
Property, plant and equipment-net	964	185,073	191,987	-	378,024
Intangible assets-net	-	284,993	19,524	-	304,517
Other assets	1,714,000	501,526	963,265	(2,952,246)	226,545

Total assets	$2,203,212	$1,716,117	$2,411,040	$(3,059,356)	$3,271,013

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities	$21,885	$477,105	$561,519	$(37,185)	$1,023,324
Long-term debt	396,094	-	232	-	396,326
Accrued pension costs	413,302	7,926	7,120	-	428,348
Other non-current liabilities	29,565	13,794	37,290	-	80,649
Shareholders’ equity	1,342,366	1,217,292	1,804,879	(3,022,171)	1,342,366

Total liabilities and shareholders’ equity	$2,203,212	$1,716,117	$2,411,040	$(3,059,356)	$3,271,013

As of October 30, 2009
(In thousands)

	Parent	Subsidiary	Non-Guarantor
	Company	Guarantors	Subsidiaries	Eliminations	Consolidated

ASSETS
Current assets	$217,949	$715,556	$1,115,916	$(99,394)	$1,950,027
Property, plant and equipment-net	278	177,497	169,283	-	347,058
Intangible assets-net	-	296,388	18,381	-	314,769
Other assets	1,850,533	360,773	975,382	(2,803,291)	383,397

Total assets	$2,068,760	$1,550,214	$2,278,962	$(2,902,685)	$2,995,251

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities	$55,355	$415,696	$484,410	$(28,677)	$926,784
Long-term debt	522,636	-	1,254	-	523,890
Accrued pension costs	560,812	7,934	7,394	-	576,140
Other non-current liabilities	129,246	12,419	26,061	-	167,726
Shareholders’ equity	800,711	1,114,165	1,759,843	(2,874,008)	800,711

Total liabilities and shareholders’ equity	$2,068,760	$1,550,214	$2,278,962	$(2,902,685)	$2,995,251

Joy Global Inc.
Notes to Consolidated Financial Statements
October 29, 2010

Condensed Consolidating Statement of Cash Flows:
Year Ended October 29, 2010
(In thousands)

	Parent	Subsidiary	Non-Guarantor
	Company	Guarantors	Subsidiaries	Eliminations	Consolidated

Net cash provided by operating activities	$477,426	$36,453	$69,610	$-	$583,489
Net cash used by investing activities	(1,099)	(39,086)	(34,730)	-	(74,915)
Net cash provided (used) by financing activities	(183,255)	(135)	(1,666)	-	(185,056)
Effect of exchange rate changes on cash and cash equivalents	-	-	20,378	-	20,378

Increase in cash and cash equivalents	293,072	(2,768)	53,592	-	343,896
Cash and cash equivalents at beginning of period	146,223	19,030	306,432	-	471,685

Cash and cash equivalents at end of period	$439,295	$16,262	$360,024	$-	$815,581

Year Ended October 30, 2009
(In thousands)

	Parent	Subsidiary	Non-Guarantor
	Company	Guarantors	Subsidiaries	Eliminations	Consolidated

Net cash provided by operating activities	$190,174	$51,468	$210,319	$-	$451,961
Net cash used by investing activities	(795)	(35,857)	(67,362)	-	(104,014)
Net cash used by financing activities	(98,849)	(13)	(8,699)	-	(107,561)
Effect of exchange rate changes on cash and cash equivalents	-	-	29,724	-	29,724

Increase in cash and cash equivalents	90,530	15,598	163,982	-	270,110
Cash and cash equivalents at beginning of period	55,693	3,432	142,450	-	201,575

Cash and cash equivalents at end of period	$146,223	$19,030	$306,432	$-	$471,685

Year Ended October 31, 2008
(In thousands)

	Parent	Subsidiary	Non-Guarantor
	Company	Guarantors	Subsidiaries	Eliminations	Consolidated

Net cash provided by operating activities	$469,072	$29,735	$78,478	$-	$577,285
Net cash used by investing activities	(265,582)	(37,683)	(25,400)	-	(328,665)
Net cash used by financing activities	(184,411)	(14)	3,782	-	(180,643)
Effect of exchange rate changes on cash and cash equivalents	-	-	(39,650)	-	(39,650)

Increase in cash and cash equivalents	19,079	(7,962)	17,210	-	28,327
Cash and cash equivalents at beginning of period	36,614	11,394	125,240	-	173,248

Cash and cash equivalents at end of period	$55,693	$3,432	$142,450	$-	$201,575

SIGNATURES

Pursuant to the requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Milwaukee, Wisconsin, on the 20th day of December 2010.

JOY GLOBAL INC.
(Registrant)

/s/ Michael W. Sutherlin

Michael W. Sutherlin
President
And Chief Executive Officer

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears above an asterisk below hereby constitutes and appoints Michael W. Sutherlin and Sean D. Major as his attorney or attorneys-in-fact and agents, each with full power of substitution, for him in any and all capacities, to sign any and all amendments to this Annual Report on Form 10-K, and to file the same, with all exhibits thereto and other documents in connection therewith, with the U.S. Securities and Exchange Commission, hereby ratifying, approving and confirming our signatures as they may be signed by our said attorney to any and all amendments to said Report.

Pursuant to the requirements of the Securities Exchange Act of 1934, this report has been signed below by the following persons on behalf of the registrant and in the capacities indicated on December 20, 2010.

Signature	Title

/s/ Michael W. Sutherlin Michael W. Sutherlin	President and Chief Executive Officer (Principal Executive Officer)

/s/ Michael S. Olsen Michael S. Olsen	Executive Vice President, Chief Financial Officer and Treasurer (Principal Financial Officer)

/s/ Ricky T. Dillon Ricky T. Dillon*	Vice President, Controller and Chief Accounting Officer (Principal Accounting Officer)

/s/ John Nils Hanson John Nils Hanson*	Chairman of the Board of Directors

/s/ Steven L. Gerard Steven L. Gerard*	Director

/s/ Ken C. Johnsen Ken C. Johnsen*	Director

/s/ Gale E. Klappa Gale E. Klappa*	Director

/s/ Richard B. Loynd Richard B. Loynd*	Director

Signature	Title

/s/ P. Eric Siegert P. Eric Siegert*	Director

/s/ James H. Tate James H. Tate*	Director

December 20, 2010

By:	/s/ Michael W. Sutherlin
Michael W. Sutherlin, Attorney-in-fact

JOY GLOBAL INC.
SCHEDULE II
VALUATION AND QUALIFYING ACCOUNTS
(In thousands)

	Balance at	Additions		Currency	Acquisitions/	Balance
	Beginning	Charged		Translation	Discontinued	at End
Classification	of Year	to Expense	Deductions(1)	Effects	Operations	of Year

Allowance Deducted in Consolidated Balance Sheet from Accounts Receivable:
Fiscal 2010	$10,688	$4,020	$(5,535)	$708	$-	$9,881

Fiscal 2009	$4,836	$6,923	$(1,433)	$362	$-	$10,688

Fiscal 2008	$3,970	$1,281	$(892)	$(406)	$883	$4,836

(1) Represents write-off of bad debts net of recoveries

	Balance at	Allocated	Allocated	Reclass to	Balance
	Beginning	to Tax	to	L-T Deferred	at End
	of Year	Expense	APIC	Tax Assets	of Year

Allowance Deducted in Consolidated Balance Sheet from Deferred Tax Assets:
Fiscal 2010	$113,604	$1,164	$-	$8,744	$123,512

Fiscal 2009	$112,933	$114	$-	$557	$113,604

Fiscal 2008	$115,490	$(3,495)	$(1,030)	$1,968	$112,933

Joy Global Inc.